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Exhibit 2.1

        EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CLARIANT LTD

HURRICANECYCLONE CORPORATION

and

HUNTSMAN CORPORATION

dated as of May 21, 2017

ii

iii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 21, 2017, is entered into by and among Clariant Ltd, a Swiss corporation ("Cyclone"), HurricaneCyclone Corporation, a Delaware corporation and wholly owned Subsidiary of Cyclone ("Merger Sub"), and Huntsman Corporation, a Delaware corporation ("Hurricane"). Cyclone, Merger Sub and Hurricane are each sometimes referred to as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into Hurricane, with Hurricane being the surviving corporation (the "Merger");

        WHEREAS, each outstanding share of common stock, par value $0.01 per share, of Hurricane (the "Hurricane Common Stock" or "Hurricane Shares") issued and outstanding immediately prior to the Effective Time (other than Hurricane Shares to be cancelled in accordance with Section 2.1(b) ) will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the board of directors of Hurricane (the "Hurricane Board of Directors") has unanimously adopted resolutions (a) declaring that this Agreement and the consummation of the transactions contemplated hereby (the "Transactions"), including the Merger, are advisable and fair to, and in the best interests of, Hurricane and its stockholders, (b) approving this Agreement and the Merger, (c) authorizing the execution of this Agreement, (d) directing that the "agreement of merger" (as such term is defined in Section 251 of the DGCL) contained herein (the "Agreement of Merger") be submitted for consideration at the Hurricane Special Meeting and (e) recommending that Hurricane's stockholders adopt the Agreement of Merger (the "Hurricane Board Recommendation");

        WHEREAS, the board of directors of Cyclone (the "Cyclone Board of Directors") has unanimously adopted resolutions (a) declaring that this Agreement and consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interests of Cyclone and its shareholders, (b) approving this Agreement and the Transactions, including the Merger, (c) authorizing the execution of this Agreement, (d) directing that (i) this Agreement, (ii) the Merger, (iii) the election of the initial members of the HurricaneCyclone Board of Directors effective as of the Effective Time, (iv) the election of the initial members of the Compensation Committee of HurricaneCyclone effective as of the Effective Time, (v) the increase in the share capital of Cyclone with exclusion of the subscription rights of existing holders of Cyclone Shares and the issuance of Cyclone Shares to be delivered to Hurricane stockholders in connection with the Merger (the "Capital Increase"), (vi) the amendment and restatement of the Cyclone Articles of Association contemplated by Section 1.6, (vii) the approval of total compensation of the Executive Committee of HurricaneCyclone for 2018 in an amount determined to be sufficient by Cyclone and Hurricane, (viii) the approval of the total compensation of the Board of Directors of HurricaneCyclone until the 2018 annual general meeting of shareholders of HurricaneCyclone in an amount determined to be sufficient by Cyclone and Hurricane, and (ix) any other matters relating to the Transactions which are required by applicable Law to be voted on by Cyclone's shareholders, whether in a binding or advisory vote (the matters in the foregoing clauses, other than those in clauses (i) and (ii), the "Binding Cyclone Approval Matters", and, collectively with the matters in clauses (i) and (ii), the "Cyclone Approval Matters") be submitted for consideration at the Cyclone EGM and (e) recommending that Cyclone's shareholders vote to approve the Cyclone Approval Matters (the "Cyclone Board Recommendation");

        WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and the Merger, and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder;

        WHEREAS, for U.S. federal income Tax purposes, it is the intent of the parties that (i) the Merger qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986 (the "Code") and (ii) that the Merger not result in gain being recognized under Section 367(a)(1) of the Code (other than for any stockholder that would be a "five-percent transferee shareholder" (within the meaning of United States Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Cyclone following the Merger that does not enter into a five-year gain recognition agreement in the form provided in United States Regulation Section 1.367(a)-8(c)) (clauses (i) and (ii), collectively, the "Intended Tax Treatment"), and that this Agreement constitutes, and is adopted as, a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g);

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Cyclone's willingness to enter into this Agreement, certain stockholders of Hurricane have simultaneously herewith entered into a voting and support agreement, substantially in the form attached as Exhibit A (the "Hurricane Voting and Support Agreement") in connection with the Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Hurricane's willingness to enter into this Agreement, certain shareholders of Cyclone have simultaneously herewith entered into a voting and support agreement, substantially in the form attached as Exhibit B (the "Cyclone Voting and Support Agreement" and together with the Hurricane Voting and Support Agreement, the "Voting and Support Agreements") in connection with the Merger; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I.

THE MERGER; CERTAIN GOVERNANCE MATTERS

        Section 1.1    The Merger.     Upon the terms and subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Hurricane, whereupon the separate existence of Merger Sub will cease, with Hurricane continuing as the surviving corporation (Hurricane, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"), such that immediately following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Cyclone. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") will take place at 9:00 a.m., Eastern Time, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, on the third (3rd) business day after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing) subject to the satisfaction or, to the extent permitted by Law, waiver of all of the conditions set forth in Article VII at the Closing, unless another date or place is agreed to in writing by Hurricane and Cyclone; provided, that in the event the date on which all of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing) are satisfied or, to the extent permitted by Law, waived (the "Conditions Satisfaction Date") occurs on or after the tenth (10th) business day prior to the end of the calendar month that includes the Conditions Satisfaction Date, the Parties shall use commercially reasonable efforts to agree in writing to effect the Closing on the last business day of such calendar month. The date on which the Closing actually takes place is referred to as the "Closing Date". At and in anticipation of the Closing, the Parties will cooperate to effectuate the transactions set forth in Exhibit C consistent with the timeframe set forth in such exhibit.

        Section 1.3    Effective Time.     As promptly as practicable on the Closing Date (or as otherwise set forth in Exhibit C), the Parties shall (a) cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by Hurricane or Merger Sub under the DGCL in connection with the Merger and (b) cause the HurricaneCyclone Articles of Association to be filed with the Commercial Register of the Canton of Basel-Landschaft. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by Hurricane and Cyclone and specified in the Certificate of Merger in accordance with the DGCL (the date and time at which the Merger becomes effective being hereinafter referred to as the "Effective Time").

        Section 1.4    Governing Documents of the Surviving Corporation.     The Hurricane Certificate shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit D and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, but subject to Section 6.4. The Hurricane Bylaws shall be amended and restated to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub shall be references to the Surviving Corporation), and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, but subject to Section 6.4.

        Section 1.5    Directors and Officers of the Surviving Corporation.     The Parties shall take all actions necessary so that (a) the persons who are to become officers of HurricaneCyclone as of the Effective Time pursuant to Section 1.8(d)(i) shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and (b) the officers of Hurricane at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        Section 1.6    Governing Documents of HurricaneCyclone.

          (a)   The Cyclone Articles of Association, as in effect immediately prior to the Effective Time, shall be amended and restated upon the filing thereof in accordance with Section 1.3(a) to read substantially in the form of Exhibit E (with only such changes as mutually consented to by each of Hurricane and Cyclone) (the "HurricaneCyclone Articles of Association") and, as so amended and restated, the HurricaneCyclone Articles of Association shall be the Articles of Association of HurricaneCyclone until thereafter changed or amended as provided therein or by applicable Law.

          (b)   The Cyclone Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read substantially in the form of Exhibit F (with only such changes as mutually consented to by each of Hurricane and Cyclone) (the "HurricaneCyclone Bylaws") and, as so amended and restated, the HurricaneCyclone Bylaws shall be the Bylaws of HurricaneCyclone until thereafter changed or amended as provided therein or by applicable Law.

          (c)   The charters of each committee of the Cyclone Board of Directors, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to reflect the provisions of the HurricaneCyclone Bylaws and such other changes as may be mutually agreed by Hurricane and Cyclone prior to the Effective Time, and such charters as so amended and restated shall be the charters of the committees of the HurricaneCyclone Board of Directors until thereafter changed or amended as provided therein or by applicable Law.

        Section 1.7    Name and Trading Symbol.     The HurricaneCyclone Articles of Association shall provide, among other things, that the name of Cyclone shall be changed at the time the Cyclone Articles of Association are amended and restated in accordance with Section 1.6(a) to "HuntsmanClariant" (Cyclone, following such time, sometimes being referred to herein as "HurricaneCyclone"). The Parties shall cause the ticker symbol of HurricaneCyclone on the New York Stock Exchange (the "NYSE"), as shall be mutually agreed between Cyclone and Hurricane prior to the Effective Time, to be reserved prior to or as of the Effective Time.

        Section 1.8    Directors and Officers of HurricaneCyclone.

          (a)   The Board of Directors of Cyclone at and following the Effective Time (the "HurricaneCyclone Board of Directors") shall consist of twelve (12) directors. Prior to the Effective Time, Cyclone and Hurricane shall each designate directors from the persons who currently serve as directors of Cyclone and Hurricane, respectively, such that at the Effective Time, the HurricaneCyclone Board of Directors shall be comprised of an initial Chairman, designated by Cyclone, an initial Vice-Chairman, designated by Hurricane, five (5) additional directors designated by Cyclone and five (5) additional directors designated by Hurricane, one of which shall be the initial Chief Executive Officer of HurricaneCyclone and one of which shall be designated as Chairman Emeritus for the duration of such director's service on the HurricaneCyclone Board of Directors; provided, that, prior to the Effective Time, in the event that any person designated to serve on the HurricaneCyclone Board of Directors after the Effective Time is unable or unwilling as a result of illness, death, resignation or any other reason, the Party which designated such person shall designate another person to serve in such person's place. The parties agree that each of the members of the HurricaneCyclone Board of Directors immediately after the Effective Time, other than Jon M. Huntsman, Peter R. Huntsman, Dr. Hariolf Kottmann and no more than one (1) other individual who is, or is a Representative of, one or more current shareholders of Cyclone, must be able to qualify as an independent director under the listing standards of the NYSE and the applicable rules of the SEC.

          (b)   Cyclone shall use its reasonable best efforts to cause to be delivered to Hurricane resignations effective as of the Effective Time executed by the directors of Cyclone in office immediately prior to the Effective Time who will not be continuing in office after the Effective Time.

          (c)   Hurricane and Cyclone shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, (i) each committee of the HurricaneCyclone Board of Directors to be comprised of an equal number of directors selected by each of Hurricane and Cyclone to serve on the HurricaneCyclone Board of Directors in accordance with the HurricaneCyclone Governing Documents, (ii) the chairman of the Audit Committee of HurricaneCyclone shall be one of the directors selected by Hurricane and (iii) the chairman of the Compensation Committee of HurricaneCyclone shall be one of the directors selected by Cyclone.

          (d)   Subject to the following sentence, Hurricane and Cyclone shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, (i) the Executive Committee of HurricaneCyclone to consist of at least six (6) members, (ii) Peter R. Huntsman to be appointed as Chief Executive Officer of HurricaneCyclone and member of the Executive Committee of HurricaneCyclone, (iii) Patrick Jany to be appointed as Chief Financial Officer of

  HurricaneCyclone and member of the Executive Committee of HurricaneCyclone, (iv) two (2) other members to be appointed to the Executive Committee of HurricaneCyclone who were previously officers of Hurricane and two (2) other members to be appointed to the Executive Committee of HurricaneCyclone who were previously officers of Cyclone, in each case as are mutually agreed by Hurricane and Cyclone, and (v) such other persons as are mutually agreed by Hurricane and Cyclone to serve as the other officers of HurricaneCyclone, in each case to hold such office in accordance with the HurricaneCyclone Governing Documents and subject to Laws applicable to HurricaneCyclone. If, prior to the Effective Time, any person so designated to serve as an officer of HurricaneCyclone is unable or unwilling as a result of illness, death, resignation or any other reason, Hurricane and Cyclone shall mutually agree on a replacement and cooperate and take all action as is necessary to cause such replacement to serve in such person's place.

        Section 1.9    Registered Offices and Headquarters Locations of HurricaneCyclone.     Following the Effective Time, (a) the registered offices of HurricaneCyclone will continue to be located in Muttenz, Switzerland, (b) the global headquarters (including the offices of the members of the Executive Committee of HurricaneCyclone) and the corporate center of HurricaneCyclone and its Subsidiaries will be located in Pratteln, Switzerland and (c) the operational headquarters of HurricaneCyclone will be located in The Woodlands, Texas.

ARTICLE II.

TREATMENT OF SECURITIES

        Section 2.1    Treatment of Capital Stock.

          (a)    Treatment of Hurricane Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Hurricane or of Merger Sub, subject to Section 2.1(d) and Section 2.5, each Hurricane Share issued and outstanding immediately prior to the Effective Time (but excluding Hurricane Shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into the right to receive 1.2196 (such number, the "Exchange Ratio") validly issued, fully paid and non-assessable Cyclone Shares (the "Merger Consideration"). From and after the Effective Time, all such Hurricane Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Hurricane Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Hurricane Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, cash in lieu of fractional Cyclone Shares, if any, which would otherwise be issuable in respect of such Hurricane Shares pursuant to this Section 2.1(a) (the "Fractional Share Consideration"), together with the amounts, if any, payable pursuant to Section 2.2(f).

          (b)    Cancellation of Hurricane Common Stock.    At the Effective Time, all Hurricane Shares owned by Hurricane, Cyclone, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)    Treatment of Merger Sub Common Stock.    At the Effective Time, each issued and outstanding share of common stock, $0.01 par value per share, of Merger Sub shall be automatically converted into, and become, one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and such shares, collectively, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (d)    Adjustment to Merger Consideration.    The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Hurricane Shares or

  Cyclone Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Hurricane Shares or Cyclone Shares outstanding after the date hereof and prior to the Effective Time; provided, however, that nothing in this Section 2.1(d) shall be construed to permit Cyclone, Hurricane or any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        Section 2.2    Payment for Securities; Surrender of Certificates.

          (a)    Exchange Fund.    Prior to the Effective Time, Cyclone or Merger Sub shall designate a bank or trust company reasonably acceptable to Hurricane to act as the exchange agent in connection with the Merger (the "Exchange Agent"). The Exchange Agent shall also act as the agent for Hurricane's stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time or as otherwise contemplated by Exhibit C, Cyclone or the Surviving Corporation shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Cyclone Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions on Cyclone Shares in accordance with Section 2.2(f) (such evidence of book-entry shares of Cyclone Shares and cash amounts, together with any dividends or other distributions with respect thereto, the "Exchange Fund"), in each case, for the sole benefit of the holders of Hurricane Shares. In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions on Cyclone Shares in accordance with Section 2.2(f), HurricaneCyclone shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Exchange Agent in the amount required to make such payment. HurricaneCyclone shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on Cyclone Shares in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by HurricaneCyclone; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall, upon request by HurricaneCyclone, be paid to HurricaneCyclone on the earlier of (A) six months after the Effective Time or (B) the full payment of the Exchange Fund.

          (b)    Procedures for Surrender.    Promptly after the Effective Time, HurricaneCyclone shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Hurricane Shares (the "Certificates") or non-certificated Hurricane Shares represented by book-entry ("Book-Entry Shares") and whose Hurricane Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the

  Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Cyclone may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect of such Hurricane Shares pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Cyclone Shares in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HurricaneCyclone or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Cyclone Shares in accordance with Section 2.2(f) for each Hurricane Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, letter of transmittal and such other documents, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Cyclone Shares in accordance with Section 2.2(f), without interest thereon.

          (c)    Transfer Books; No Further Ownership Rights in Hurricane Shares.    At the Effective Time, the stock transfer books of Hurricane shall be closed and thereafter there shall be no further registration of transfers of Hurricane Shares on the records of Hurricane. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Hurricane Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Exchange Fund; No Liability.    At any time following six (6) months after the Effective Time, HurricaneCyclone shall be entitled to require the Exchange Agent to deliver to HurricaneCyclone any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent's routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and HurricaneCyclone (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Cyclone Shares in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b) , without any interest thereon. Notwithstanding the foregoing, (i) none of the Surviving Corporation, HurricaneCyclone or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and (ii) any portion of the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to such time that the Merger Consideration or such cash would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of HurricaneCyclone, free and clear of all claims or interests of any Person previously entitled thereto.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by HurricaneCyclone or the Exchange Agent, the posting by such holder of a bond in such amount as HurricaneCyclone or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Cyclone Shares in accordance with Section 2.2(f).

          (f)    Dividends or Distributions with Respect to Cyclone Shares.    No dividends or other distributions with respect to Cyclone Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Cyclone Shares issuable hereunder, and all such dividends and other distributions shall be paid by Cyclone to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Cyclone Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender payable with respect to such Cyclone Shares.

        Section 2.3    Treatment of Hurricane Equity Awards.

          (a)   As of the Effective Time, each option to purchase Hurricane Shares (a "Hurricane Option") granted under any Hurricane Equity Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Cyclone and shall be converted into an option (a "Cyclone Option") to acquire Cyclone Shares in accordance with this Section 2.3. Each such Hurricane Option as so assumed and converted into a Cyclone Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the Hurricane Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Hurricane Equity Plan, in any applicable award agreement or in such Hurricane Option, by reason of this Agreement or the Transactions). As of the Effective Time, each such Hurricane Option as so assumed and converted into a Cyclone Option shall be for that number of whole Cyclone Shares determined by multiplying the number of Hurricane Shares subject to such Hurricane Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Hurricane Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Hurricane Option (A) which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner which complies with Section 409A of the Code.

          (b)   As of the Effective Time, each outstanding restricted stock unit and any associated rights to the issuance of additional Hurricane Shares upon the achievement of Hurricane performance goals (the "Hurricane RSUs") under any Hurricane Equity Plan that is not then vested shall be assumed by Cyclone and shall be converted into a restricted stock unit award for Cyclone Shares (the "Cyclone RSUs") with associated rights to the issuance of additional Cyclone Shares in accordance with this Section 2.3. Each Cyclone RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Hurricane RSUs immediately prior to the Effective Time (but taking into account any changes thereto, including any necessary changes to any issuance provisions, provided for or permitted in the applicable Hurricane Equity Plan, in any applicable award agreement or in such Hurricane RSUs, by reason of this Agreement or the Transactions). To the extent any such Hurricane RSUs are subject to performance vesting or other performance conditions, following the Effective Time, the HurricaneCyclone Board of Directors, or an applicable committee thereof, may make such equitable adjustments, if any, to the applicable performance goals or conditions relating to the Cyclone RSUs received by the holder of such Hurricane RSU, as the HurricaneCyclone Board of Directors (or such committee thereof) may determine to be necessary or appropriate as a result of the consummation of the Transactions, and, in each case, subject to and in accordance with the terms and conditions of the applicable Hurricane Equity Plans and such Cyclone RSUs. As of the Effective Time, the number of Cyclone Shares underlying each such Cyclone RSU as so assumed and converted (which shall be rounded (x) up to the nearest whole share if half a share or more or (y) down to the nearest whole share if less than half a share) shall be equal to the product of (i) the applicable number of Hurricane Shares subject to such award, multiplied by (ii) the Exchange Ratio. For the avoidance of doubt, Cyclone shall have the ability to adjust any dividend equivalent rights under any Hurricane Equity Plan, in any award agreement or in any Hurricane RSUs, to reflect the changes or adjustments contemplated to the corresponding Hurricane RSUs by reason of this Agreement or the Transactions.

          (c)   As of the Effective Time, each outstanding share of restricted stock (collectively, the "Hurricane Restricted Shares") granted under any Hurricane Equity Plan that is not then vested shall be assumed by Cyclone and shall be converted into restricted shares of Cyclone ("Cyclone

  Restricted Shares") in accordance with this Section 2.3. Each Cyclone Restricted Share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Hurricane Restricted Shares immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Hurricane Equity Plan, in any applicable award agreement or in such Hurricane Restricted Shares, by reason of this Agreement or the Transactions). As of the Effective Time, the number of Cyclone Shares underlying each such Cyclone Restricted Share as so assumed and converted (which shall be rounded (x) up to the nearest whole share if half a share or more or (y) down to the nearest whole share if less than half a share) shall be equal to the product of (i) the applicable number of Hurricane Shares subject to such award, multiplied by (ii) the Exchange Ratio.

          (d)   As of the Effective Time, each outstanding phantom share (collectively, the "Hurricane Phantom Shares") granted under any Hurricane Equity Plan that is not then vested shall be assumed by Cyclone and shall be converted into phantom shares of Cyclone ("Cyclone Phantom Shares") in accordance with this Section 2.3. Each Cyclone Phantom Share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Hurricane Phantom Shares immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Hurricane Equity Plan, in any applicable award agreement or in such Hurricane Phantom Shares, by reason of this Agreement or the Transactions). As of the Effective Time, the number of Cyclone Shares underlying each such Cyclone Phantom Share as so assumed and converted (which shall be rounded (x) up to the nearest whole share if half a share or more or (y) down to the nearest whole share if less than half a share) shall be equal to the product of (i) the applicable number of Hurricane Shares subject to such award, multiplied by (ii) the Exchange Ratio.

          (e)   Prior to the Effective Time, Hurricane shall (i) adopt such resolutions as are necessary to effect the treatment of the Hurricane Options, Hurricane Restricted Shares, Hurricane RSUs, and Hurricane Phantom Shares (collectively, the "Hurricane Equity Awards") as contemplated by this Section 2.3 and (ii) to the extent any Hurricane Equity Award does not provide for accelerated vesting of such Hurricane Equity Award upon an involuntary termination following a change in control (as defined in the Huntsman Corporation 2016 Stock Incentive Plan), amend such Hurricane Equity Award to provide that upon an involuntary termination of service of a holder of a Hurricane Equity Award at any time following the Effective Time, other than for cause, all Hurricane Equity Awards (A) as to which vesting depends solely on the satisfaction of a service obligation by the holder of the Hurricane Equity Award to HurricaneCyclone or any of its Subsidiaries shall become fully vested; or (B) as to which vesting depends upon the satisfaction of one or more performance objectives, shall immediately vest and all performance objectives shall be calculated based on either, as determined by the HurricaneCyclone Board of Directors in its sole discretion, (1) actual performance against the stated performance objectives as of the Closing Date or (2) deemed target performance pro-rated based on the number of days elapsed in the applicable performance period until the Closing Date. At the Effective Time, Cyclone shall assume all obligations of Hurricane under the Hurricane Equity Plans, each outstanding Hurricane Equity Award and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Hurricane Equity Plans pursuant to which they were granted (subject to the adjustments required by reason of this Agreement or the Transactions or such other adjustments or amendments made by Cyclone in accordance with such terms and conditions). Notwithstanding anything herein to the contrary, with respect to the Hurricane Equity Awards held by individuals who will be members of the Executive Committee of HurricaneCyclone, to the extent the Parties mutually agree that alternative treatment of such Hurricane Equity Awards is required as a result of applicable Law, the Parties will negotiate the terms of such alternative treatment in good faith and, to the extent permissible under applicable Law, preserve the intent of the treatment contemplated by this Section 2.3.

          (f)    At the Effective Time, all Cyclone Equity Awards shall continue on their terms and conditions and HurricaneCyclone shall administer all Cyclone Equity Awards in accordance with the terms and conditions of such awards and the Cyclone Equity Plans pursuant to which they were granted (subject to the adjustments required by reason of this Agreement or the Transactions or such other adjustments or amendments made by HurricaneCyclone in accordance with such terms and conditions).

          (g)   At the Effective Time, Cyclone shall assume all rights and obligations in respect of each Hurricane Equity Plan and will be able to grant stock awards, to the extent permissible by applicable Law under the terms of the Hurricane Equity Plans if Cyclone elects to assume the share reserves of such Hurricane Equity Plans as of the Effective Time, except that: (i) stock covered by such awards shall be Cyclone Shares; (ii) all references in such Hurricane Equity Plan to a number of Hurricane Shares shall be amended or deemed amended to refer instead to a number of Cyclone Shares determined by multiplying the number of referenced Hurricane Shares by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Cyclone Shares; and (iii) the HurricaneCyclone Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Hurricane Board of Directors or any committee thereof with respect to the administration of such Hurricane Equity Plan. Hurricane and Cyclone shall cooperate in connection with the preparation of registration statements on Form S-8 (or any successor or other appropriate form, including a Form F-1 or Form F-3) with respect to the Hurricane Equity Awards and the Cyclone Equity Awards, in order to file such forms as soon as reasonably practicable following the Effective Time.

          (h)   Notwithstanding anything to the contrary in Article II, any payment to which a current or former employee of Hurricane or any Subsidiary of Hurricane becomes entitled pursuant to this Section 2.3 shall be made through the Surviving Corporation's payroll as promptly as practicable following the Effective Time. The Surviving Corporation shall cause the Exchange Agent to make the payments under Section 2.3 payable to holders who are not current or former employees of Hurricane or any Hurricane Subsidiary in accordance with Section 2.2.

        Section 2.4    Withholding.     Cyclone and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 2.5    Fractional Shares.     No fractional Cyclone Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional Cyclone Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Cyclone. Notwithstanding any other provision of this Agreement, each holder of Hurricane Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Cyclone Share (after aggregating all Hurricane Shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash, without interest, in an amount equal to the product of such fractional part of a Cyclone Share (rounded to the nearest one thousandth when expressed in decimal form) and the Cyclone VWAP.

 ARTICLE III.

REPRESENTATIONS AND
WARRANTIES OF HURRICANE

        Except as disclosed in the Hurricane SEC Documents filed or furnished with the SEC since December 31, 2016 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure letter delivered by Hurricane to Cyclone immediately prior to the execution of this Agreement (the "Hurricane Disclosure Letter") (it being agreed that disclosure of any item in any section of the Hurricane Disclosure Letter shall be deemed disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably applicable), Hurricane represents and warrants to Cyclone and Merger Sub as set forth below.

        Section 3.1    Qualification, Organization, Subsidiaries, etc..

          (a)   Each of Hurricane and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect. Hurricane has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Hurricane Certificate and the Hurricane Bylaws as amended through, and as in effect as of, the date hereof. The Hurricane Governing Documents are in full force and effect and Hurricane is not in violation of the Hurricane Governing Documents in any material respect.

          (b)   All the issued and outstanding shares of capital stock of, or other equity interests in, each Hurricane Subsidiary have been validly issued and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Hurricane free and clear of all Liens, other than Hurricane Permitted Liens. Hurricane has provided Cyclone with a true and complete list of all Hurricane Subsidiaries as of the date of this Agreement.

        Section 3.2    Capitalization.

          (a)   The authorized capital stock of Hurricane consists of 1,200,000,000 Hurricane Shares and 100,000,000 shares of preferred stock, par value $0.01 per share ("Hurricane Preferred Stock"). As of May 18, 2017 (the "Hurricane Capitalization Date"), (i)(A) 252,475,690 Hurricane Shares were issued and outstanding, (B) 12,607,223 Hurricane Shares were held in treasury and (C) no Hurricane Shares were held by Subsidiaries of Hurricane, (ii) 6,594,681 Hurricane Shares were reserved and available for issuance pursuant to the Hurricane Equity Plans and (iii) no shares of Hurricane Preferred Stock were issued or outstanding or held in treasury. All of the outstanding Hurricane Shares are, and all Hurricane Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

          (b)   Except as set forth in Section 3.2(a), as of the date hereof: (i) Hurricane does not have any shares of capital stock issued or outstanding other than Hurricane Shares that were outstanding on the Hurricane Capitalization Date or that have become outstanding after the Hurricane Capitalization Date, but were reserved for issuance as set forth in Section 3.2(a) as of the Hurricane Capitalization Date and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Hurricane or any of the Hurricane Subsidiaries is a party, or otherwise obligating Hurricane or any of the Hurricane Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of Hurricane or any Hurricane Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Hurricane or a wholly owned Subsidiary of Hurricane); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Hurricane Subsidiary that is not wholly owned or any other Person or (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of Hurricane Common Stock or Hurricane Preferred Stock.

          (c)   Section 3.2(c) of the Hurricane Disclosure Letter sets forth (i) the aggregate number of Hurricane Shares that are subject to Hurricane Options and the average weighted exercise price of such Hurricane Options, (ii) the aggregate number of Hurricane Shares that are subject to performance-based Hurricane RSUs (assuming maximum performance), (iii) the aggregate number of Hurricane Shares that are subject to time-based Hurricane RSUs, (iv) the aggregate number of Hurricane Shares that are subject to Hurricane Phantom Shares and (v) the aggregate number of Hurricane Restricted Shares granted under any Hurricane Equity Plan (such schedule, the "Hurricane Equity Schedule"), in each case as of the Hurricane Capitalization Date. Hurricane shall provide Cyclone with an updated Hurricane Equity Schedule within three (3) business days prior to the Closing to reflect any changes occurring between the Hurricane Capitalization Date and the applicable date of delivery. From the Hurricane Capitalization Date through the date of this Agreement, Hurricane has not granted, entered into an agreement to grant, or otherwise committed to grant any Hurricane Equity Awards or other equity or equity-based awards that may be settled in Hurricane Shares.

          (d)   Section 3.2(d) of the Hurricane Disclosure Letter sets forth as of the Hurricane Capitalization Date a list of each outstanding Hurricane Equity Award granted under the Hurricane Equity Plans and (i) the name of the holder of such Hurricane Equity Award, (ii) the number of Hurricane Shares subject to such outstanding Hurricane Equity Award, (iii) the exercise price, purchase price or similar pricing of such Hurricane Equity Award, (iv) the date on which such Hurricane Equity Award was granted or issued, (v) the applicable vesting schedule, and the extent to which such Hurricane Equity Award (A) is vested and exercisable as of the Hurricane Capitalization Date and (B) would vest as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), and (vi) with respect to Hurricane Options, the date on which such Hurricane Option expires. With respect to each grant of Hurricane Equity Awards, and in all material respects (1) each such grant was made in accordance with the terms of the applicable Hurricane Equity Plan, the Exchange Act and all other applicable Laws, including the rules of the NYSE, (2) each such grant was properly accounted for in accordance with United States generally accepted accounting principles ("GAAP") in the Hurricane SEC Documents (including financial statements) and all other applicable Laws, (3) each Hurricane Option has an exercise price per Hurricane Share equal to or greater than the fair market value of a Hurricane Share on the date of such grant, (4) each Hurricane Option has a grant date which was approved by the Hurricane Board of Directors, the Compensation Committee of the Hurricane Board of Directors, or Hurricane's Chief Executive Officer under authority from the Compensation Committee no later than the grant date, (5) each Hurricane Equity Award qualifies for the Tax treatment afforded to such award in Hurricane's Tax Returns and all Hurricane SEC Documents, respectively, and (6) each Hurricane Equity Award does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction.

          (e)   Neither Hurricane nor any Hurricane Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Hurricane or any Hurricane Subsidiary on any matter.

          (f)    There are no voting trusts or other agreements or understandings to which Hurricane or any Hurricane Subsidiary is a party with respect to the voting of shares in the capital or other equity interest of Hurricane or any Hurricane Subsidiary.

        Section 3.3    Corporate Authority Relative to this Agreement; No Violation.

          (a)   Hurricane has all requisite corporate power and authority to enter into this Agreement and, assuming the representations and warranties set forth in Section 4.24 are true and correct and the Hurricane Stockholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution, delivery and performance by Hurricane of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Hurricane Board of Directors and, assuming the representations and warranties set forth in Section 4.24 are true and correct, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Hurricane or any Hurricane Subsidiary are necessary to authorize the consummation of the Transactions other than, with respect to the Merger, obtaining the Hurricane Stockholder Approval. Prior to the execution of this Agreement, the Hurricane Board of Directors has unanimously adopted resolutions (A) declaring that this Agreement and consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interests of Hurricane and its stockholders, (B) approving this Agreement and the Transactions, including the Merger, (C) authorizing the execution, delivery and performance of this Agreement, (D) directing that the Agreement of Merger be submitted for consideration at the Hurricane Special Meeting, (E) making the Hurricane Board Recommendation, and (F) approving the inclusion of the Hurricane Board Recommendation in the Proxy Statement/Prospectus, in each case subject to Section 5.3. This Agreement has been duly and validly executed and delivered by Hurricane and, assuming this Agreement constitutes the valid and binding agreement of Cyclone and Merger Sub, constitutes the valid and binding agreement of Hurricane, enforceable against Hurricane in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (1) and (2), the "Enforceability Exceptions").

          (b)   Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws set forth on Section 3.3(b) of the Hurricane Disclosure Letter, (vi) any applicable requirements of the NYSE, (vii) CFIUS Approval and (viii) the consents set forth on Section 3.3(b) of the Hurricane Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Hurricane of the Transactions, except for (A) such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect or (B) as may arise as a results of facts or circumstances relating to Cyclone or its affiliates or Laws or Contracts binding Cyclone or its affiliates.

          (c)   The execution and delivery by Hurricane of this Agreement do not, and, except as described in Section 3.3(b) and assuming that the representations and warranties set forth in Section 4.24 are true and correct, the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Hurricane or any of the Hurricane Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Hurricane or any Hurricane Subsidiaries, other than Hurricane Permitted Liens, (ii) subject to obtaining the Hurricane Stockholder Approval, conflict with or result in any violation of any provision of the Hurricane Governing Documents or any of the organizational documents of any Hurricane Subsidiary or (iii) conflict with or violate any Laws applicable to Hurricane or any of the Hurricane Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Hurricane Subsidiaries that are not Hurricane Significant Subsidiaries) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

        Section 3.4    Reports and Financial Statements.

          (a)   From January 1, 2014 through the date of this Agreement, Hurricane has filed or furnished all forms, documents and reports with the SEC (such forms, documents and reports, including all exhibits, supplements and schedules thereto and the Form S-1 and Form 10, the "Hurricane SEC Documents") required to be filed or furnished prior to the date hereof by it. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), each of the Hurricane SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Hurricane SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Hurricane SEC Documents is, as of the date of this Agreement and to the knowledge of Hurricane, the subject of ongoing SEC review or outstanding or unresolved comments. Hurricane has, prior to the date hereof, provided Cyclone or its Representatives with true, correct and complete copies of all SEC comment letters received and response letters submitted and other correspondence between Hurricane or any Hurricane Subsidiary and the SEC with respect to the Hurricane SEC Documents, within the year prior to the date of this Agreement to the extent such comment letters, response letters and correspondence are not publicly available.

          (b)   The consolidated financial statements (including all related notes and schedules) of Hurricane and the Hurricane Subsidiaries included in the Hurricane SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Hurricane and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by applicable Law and the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

        Section 3.5    Internal Controls and Procedures.     Hurricane has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to Hurricane and its Subsidiaries and as otherwise as required by Rule 13a-15 under the Exchange Act. Hurricane's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Hurricane in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Hurricane's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). Hurricane, each Hurricane Subsidiary and each of their respective officers and directors in their capacities as such are in material compliance with, and, since December 31, 2014, have materially complied with the applicable provisions of Sarbanes-Oxley Act and the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, Hurricane's management has disclosed to Hurricane's auditors and the audit committee of the Hurricane Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Hurricane's ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Hurricane's internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Cyclone prior to the date hereof.

        Section 3.6    No Undisclosed Liabilities.     Except (a) as disclosed, reflected or reserved against in Hurricane's consolidated balance sheet (or the notes thereto) as of December 31, 2016 included in the Hurricane SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2016, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Hurricane nor any Hurricane Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, to the extent required by GAAP to be reflected on a consolidated balance sheet of Hurricane and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Hurricane Material Adverse Effect.

        Section 3.7    Compliance with Laws; Permits.

          (a)   Hurricane and each Hurricane Subsidiary is, and since January 1, 2014 has been, in compliance with and is not, and since January 1, 2014 has not been, in default under, or in violation of, any Laws applicable to Hurricane, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

          (b)   Hurricane and the Hurricane Subsidiaries are, and since January 1, 2014 have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Hurricane and the Hurricane Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Hurricane Permits"), except where the failure to have any of the Hurricane Permits would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect. All Hurricane Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect. Hurricane and each Hurricane Subsidiary is in compliance with all Hurricane Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

        Section 3.8    Environmental Laws and Regulations.     Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect: (a) Hurricane and its Subsidiaries are now and have been since January 1, 2012 in compliance with all Environmental Laws; (b) there has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the property currently or formerly owned or operated by Hurricane or any of its Subsidiaries, that would reasonably be expected to result in Environmental Liability or a requirement for notification, investigation or remediation by Hurricane or any of its Subsidiaries or any third party whose liability Hurricane or any of its Subsidiaries has retained or assumed (either contractually or by operation of law), in each case under any Environmental Law; (c) since January 1, 2012 (or earlier to the extent unresolved), neither Hurricane nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Hurricane or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Hurricane nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; (e) there is no claim, action, suit, proceeding, demand, lien, investigation or information request pending or, to the knowledge of Hurricane, threatened against Hurricane or any of its Subsidiaries or any third party whose liability Hurricane or any of its Subsidiaries has retained or assumed (either contractually or by operation of law) either pursuant to Environmental Law or arising from the Release or presence of or exposure to Hazardous Substances; (f) Hurricane and its Subsidiaries have and are, and since January 1, 2012, have been in compliance with, all of the material Environmental Permits necessary for the conduct and operation of its business (including the construction, modification, operation and maintenance of any facilities) as now being conducted, and all such Environmental Permits are in good standing and all applications as necessary for renewal of such Environmental Permits have been timely filed; and (g) with respect to Hurricane, each of its Subsidiaries and any Hurricane Owned Real Property or Hurricane Leased Real Property, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation activities or notice to or consent of any Governmental Entity or third parties pursuant to any Environmental Law, including with respect to the New Jersey Industrial Site Recovery Act.

        Section 3.9    Employee Benefit Plans.

          (a)   Section 3.9(a) of the Hurricane Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each material Hurricane Benefit Plan. With respect to each material Hurricane Benefit Plan, Hurricane has made available to Cyclone true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan document and, to the extent available, the summary plan description; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related insurance contracts which implement each such material Hurricane Benefit Plan.

          (b)   (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect, each of the Hurricane Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Hurricane Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Hurricane Benefit Plan provides benefits, including death or medical or other welfare benefits (whether or not insured), with respect to current or former employees or directors of Hurricane or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, or comparable U.S. state Law (collectively, "COBRA") for which the cost is borne entirely by the covered Person; (iv) no liability under Title IV of ERISA has been incurred by Hurricane, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Hurricane, any of its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Hurricane Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code; (vi) except as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect, all contributions, reimbursements or other amounts payable by Hurricane or its Subsidiaries pursuant to each Hurricane Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect, neither Hurricane nor any of its Subsidiaries has engaged in a transaction in connection with which Hurricane or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) except as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect, there are no pending, or to the knowledge of Hurricane, threatened claims, actions, investigations, litigations, proceedings or audits (other than routine claims for benefits) with respect to any of the Hurricane Benefit Plans or any trusts related thereto; and (ix) neither Hurricane nor any of its Subsidiaries has any current or contingent liability or obligation as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect, (i) each of the Hurricane Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a current favorable determination letter or opinion letter as to its qualification and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Cyclone.

          (d)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Hurricane or any Hurricane Subsidiary under any Hurricane Benefit Plan or otherwise, (ii) increase any benefits or compensation otherwise payable under any Hurricane Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of, or result in the forfeiture of, any such benefits.

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect, each Hurricane Benefit Plan, if any, which is maintained outside of the United States (each, a "Hurricane Foreign Plan") has been operated in conformance with its terms and the applicable Laws in the jurisdictions in which such Hurricane Foreign Plan is present or operates and, to the extent relevant, the United States. Except as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect, each Hurricane Foreign Plan required to be registered or approved by a non-U.S. regulatory authority or Governmental Entity has been registered or approved and has been maintained in good standing with applicable regulatory authorities and Governmental Entities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Hurricane Foreign Plan that could reasonably be expected to affect any such approval relating thereto, and neither Hurricane nor any of the Hurricane Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Hurricane Foreign Plan that is a defined benefit pension plan.

          (f)    Each Hurricane Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. Hurricane is not a party to nor does it have any obligation under any Hurricane Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

        Section 3.10    Absence of Certain Changes or Events.

          (a)   Since December 31, 2016, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

          (b)   Since December 31, 2016 through the date of this Agreement, (i) the business of Hurricane and the Hurricane Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (ii) neither Hurricane nor any Hurricane Subsidiary has taken any action that would have constituted a breach of Section 5.1(b) had such action been taken after the execution of this Agreement without the prior written consent of Cyclone.

        Section 3.11    Investigation; Litigation.     (a) There is no investigation or review pending (or, to the knowledge of Hurricane, threatened) by any Governmental Entity with respect to Hurricane or any Hurricane Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Hurricane, threatened) against Hurricane or any Hurricane Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

        Section 3.12    [Reserved].

        Section 3.13    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Hurricane Material Adverse Effect:

              (i)  all Tax Returns that are required to be filed by or with respect to Hurricane or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

             (ii)  Hurricane and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of Hurricane and its Subsidiaries;

            (iii)  there is no pending or threatened in writing any material audit, examination, investigation or other proceeding with respect to any Taxes of Hurricane or any of its Subsidiaries;

            (iv)  neither Hurricane nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

             (v)  neither Hurricane nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law);

            (vi)  no claim has been made in writing by a tax authority in a jurisdiction where any of Hurricane or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction;

           (vii)  neither Hurricane nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Closing Date, (D) any "gain recognition agreement" or "domestic use election" (or analogous concepts under state, local or foreign income Tax Law) or (E) a change in the method of accounting for a period ending prior to or including the Closing Date;

          (viii)  none of Hurricane or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (in each case, other than Hurricane or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

            (ix)  there are no Liens for Taxes upon any property or assets of Hurricane or any of its Subsidiaries, except for the Hurricane Permitted Liens; and

             (x)  neither Hurricane nor any of its Subsidiaries has entered into any "listed transaction" within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (b)   This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger. Neither Hurricane nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

        Section 3.14    Labor Matters.

          (a)   Hurricane and the Hurricane Subsidiaries are in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including but not limited to the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

          (b)   There is no unfair labor practice charge pending or, to the knowledge of Hurricane, threatened which if determined adversely to Hurricane or any of its Subsidiaries would reasonably be expected to have a Hurricane Material Adverse Effect. Neither Hurricane nor any Hurricane Subsidiary is subject to a pending or, to the knowledge of Hurricane, threatened, labor dispute, strike, slowdown, walkout or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect, nor has Hurricane or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage in the past three (3) years. Other than the agreements with labor organizations Hurricane is a party to as of the date hereof, to the knowledge of Hurricane, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers' council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Hurricane or any of its Subsidiaries or to compel Hurricane or any of its Subsidiaries to bargain with any such labor union, works council or labor organization presently being made or threatened, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Hurricane or any of its Subsidiaries, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

          (c)   The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Hurricane or any of its Subsidiaries, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect, the businesses of Hurricane and each Hurricane Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection and information security of employee information.

        Section 3.15    Intellectual Property.     Except as would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect: (a) Hurricane or a Hurricane Subsidiary owns or otherwise possesses a valid and legally enforceable right to use all Intellectual Property used in or necessary for their respective businesses as currently conducted, free and clear of all Liens; (b) there are no pending or, to the knowledge of Hurricane, threatened claims, actions or proceedings against Hurricane or its Subsidiaries by any Person (i) alleging infringement, misappropriation or other violations by Hurricane or its Subsidiaries of any third party's Intellectual Property or (ii) challenging the ownership, validity or enforceability of any Intellectual Property owned by Hurricane or a Hurricane Subsidiary; (c) to the knowledge of Hurricane, (i) the conduct of the businesses of Hurricane and its Subsidiaries does not infringe, misappropriate or otherwise violate any third party's Intellectual Property and (ii) no third party has infringed, misappropriated or violated or is infringing, misappropriating or violating any Intellectual Property owned by Hurricane or a Hurricane Subsidiary; (d) the Intellectual Property owned by Hurricane or a Hurricane Subsidiary is not subject to any outstanding settlement or order restricting the use, registration, ownership or disposition thereof; (e) Hurricane and the Hurricane Subsidiaries have taken commercially reasonable efforts to maintain and protect all material Intellectual Property owned by Hurricane or a Hurricane Subsidiary that is registered with any Governmental Entity; (f) Hurricane and the Hurricane Subsidiaries have taken commercially reasonable measures to maintain and protect the confidentiality of Hurricane's and the Hurricane Subsidiaries' material trade secrets and the integrity and security of Hurricane's and the Hurricane Subsidiaries' material information technology systems, including data stored or contained therein and, to the knowledge of Hurricane, there has been no theft or loss of any confidential or personally identifiable data held by Hurricane or the Hurricane Subsidiaries; and (g) neither Hurricane nor any of its Subsidiaries are bound by any Contract that, upon consummation of the Transactions, will cause or require Hurricane or Cyclone or any of their affiliates (other than Hurricane or any of the Hurricane Subsidiaries, to the extent so bound prior to the Closing Date) to grant, or cause to be granted, to any third party any right to or with respect to any Intellectual Property owned by any of them prior to the Closing.

        Section 3.16    Real Property.

          (a)   With respect to the real property owned by Hurricane or any Hurricane Subsidiary at which the material operations of Hurricane and the Hurricane Subsidiaries are conducted as of the date hereof (such property collectively, the "Hurricane Owned Real Property"), except as would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect, either Hurricane or a Hurricane Subsidiary has good and valid title to such Hurricane Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Hurricane or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Hurricane or (v) other than any Liens securing indebtedness for borrowed money or any financial guaranty thereof, which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a "Hurricane Permitted Lien"). As of the date hereof, neither Hurricane nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Hurricane there is no threatened, condemnation proceeding with respect to any Hurricane Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Hurricane Owned Real Property or any portion thereof or interest therein, except as would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect, (i) each material lease, sublease and other agreement under which Hurricane or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Hurricane and its Subsidiaries are conducted as of the date hereof (the "Hurricane Leased Real Property"), is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (ii) no uncured default of a material nature on the part of Hurricane or, if applicable, its Subsidiary or, to the knowledge of Hurricane, the landlord thereunder exists with respect to any Hurricane Leased Real Property and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect, Hurricane and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Hurricane Leased Real Property, free and clear of all Liens, except for Hurricane Permitted Liens.

        Section 3.17    Opinions of Financial Advisors.     The Hurricane Board of Directors has received the separate opinion of each of Bank of America Merrill Lynch and Moelis & Company LLC, each dated the date on which the Hurricane Board of Directors approved the Merger and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the stockholders of Hurricane pursuant to this Agreement. Hurricane shall, promptly following the execution of this Agreement by the Parties, furnish an accurate and complete copy of each such opinion to Cyclone (it being understood and agreed that such written opinions are for the benefit of the Hurricane Board of Directors and may not be relied upon by Cyclone or Merger Sub).

        Section 3.18    Required Vote; State Takeover Statutes.

          (a)   Assuming the accuracy of Cyclone's representations and warranties in Section 4.24, the Hurricane Stockholder Approval is the only vote of holders of securities of Hurricane required to adopt this Agreement and to consummate the Transactions.

          (b)   Assuming the accuracy of Cyclone's representations and warranties in the first sentence of Section 4.24, (i) the Hurricane Board of Directors has taken all action necessary to render inapplicable to this Agreement, the Hurricane Voting and Support Agreement and the Transactions, Section 203 of the DGCL and any similar provisions in the Hurricane Governing Documents or any other Takeover Statute (to the extent it has authority under such other Takeover Statutes) and (ii) to the knowledge of Hurricane, no other Takeover Statute is applicable to the Transactions.

        Section 3.19    Material Contracts.

          (a)   Except for this Agreement or any Contracts filed as exhibits to the Hurricane SEC Documents, Section 3.19 of the Hurricane Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.19(a) under which Hurricane or any Hurricane Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each as of the date of this Agreement (all Contracts of the type described in this Section 3.19(a), including any such Contracts of the type described below filed as exhibits to the Hurricane SEC Documents, being referred to herein as the "Hurricane Material Contracts"):

              (i)  (A) any joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership, in each case which would reasonably be expected to have a value, or result in the receipt or making of future payments, in excess of $75,000,000, and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement with or relating to the Hurricane Subsidiaries;

             (ii)  each material acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including "earn-out" or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $50,000,000 in the twelve (12) month period following the date hereof;

            (iii)  any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which Hurricane or any Hurricane Subsidiary is granted any license or other right with respect to any Intellectual Property of a third party, which Contract or Intellectual Property is material to Hurricane and the Hurricane Subsidiaries, taken as a whole;

            (iv)  any Contract under which Hurricane or any Hurricane Subsidiary has granted to a third party any license with respect to any Intellectual Property, which Contract or Intellectual Property is material to Hurricane and the Hurricane Subsidiaries, taken as a whole (excluding non-exclusive licenses granted in the ordinary course of business (A) to customers, (B) to consultants, contractors or vendors for use for the benefit of Hurricane or the Hurricane Subsidiaries, or (C) ancillary to commercial agreements (including supply, manufacturing and distribution agreements));

             (v)  any Contract with any Governmental Entity, which Contract is material to Hurricane and the Hurricane Subsidiaries taken as a whole;

            (vi)  each Contract that limits in any material respect the freedom of Hurricane or any of its affiliates to compete in any line of business or geographic region, or with any Person, including any Contract that requires Hurricane and its Subsidiaries to work exclusively with any Person in any line of business or geographic region, or which by its terms would further limit the freedom of HurricaneCyclone or its Subsidiaries after the Effective Time;

           (vii)  any material Contract with a Hurricane Material Supplier;

          (viii)  any stockholders, investors rights, registration rights or similar agreement or arrangement with or relating to Hurricane;

            (ix)  any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) will involve payments after the date hereof, or involved payments, in excess of $20,000,000 or (y) will impose, or imposed, monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Hurricane or any Hurricane Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied; and

             (x)  (A) any loan Contracts, notes, letters of credit and other evidences of Indebtedness in excess of $20,000,000, (B) any mortgages, pledges and other evidences of liens securing such obligations or any material real or other property and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, other than (X) Contracts solely among Hurricane and any wholly owned Hurricane Subsidiary, and (Y) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Hurricane SEC Documents and which are publicly available prior to the date hereof in unredacted form.

          (b)   Hurricane has provided to Cyclone prior to the date of this Agreement a true and complete copy of each written Hurricane Material Contract as in effect on the date of this Agreement. Neither Hurricane nor any Hurricane Subsidiary is in breach of or default under the terms of any Hurricane Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect. To the knowledge of Hurricane, as of the date hereof, no other party to any Hurricane Material Contract is in, or is alleged to be in, breach of or default under the terms of any Hurricane Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect, each Hurricane Material Contract is a valid and binding obligation of Hurricane or the Hurricane Subsidiary which is party thereto and, to the knowledge of Hurricane, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

        Section 3.20    Insurance.     Except as would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies (or replacements thereof) and Contracts of Hurricane and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Hurricane nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect.

        Section 3.21    Finders and Brokers.     Neither Hurricane nor any Hurricane Subsidiary has employed, nor has any Person employed on behalf of Hurricane or a Hurricane Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, other than as set forth in Section 3.21 of the Hurricane Disclosure Letter, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger.

        Section 3.22    FCPA and Anti-Corruption.     Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Hurricane Material Adverse Effect:

          (a)   neither Hurricane nor any Hurricane Subsidiary, nor any director, manager or employee of Hurricane or any Hurricane Subsidiary has in the last five (5) years, in connection with the business of Hurricane or any Hurricane Subsidiary, itself or, to Hurricane's knowledge, any of its agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of Hurricane or any Hurricane Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

          (b)   neither Hurricane nor any Hurricane Subsidiary, nor any director, manager or employee of Hurricane or any Hurricane Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Hurricane or any Hurricane Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

          (c)   Hurricane and each Hurricane Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Hurricane and each Hurricane Subsidiary as required by applicable Bribery Legislation in all material respects;

          (d)   Hurricane and each Hurricane Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

          (e)   no officer, director, or employee of Hurricane or any Hurricane Subsidiary is a Government Official.

        Section 3.23    Sanctions.     Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Hurricane Material Adverse Effect, none of Hurricane or any Hurricane Subsidiary, nor any of their respective directors, managers or employees (a) is a Sanctioned Person, (b) has in the past five (5) years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Hurricane or any Hurricane Subsidiary in violation of applicable Sanctions Law or (c) has in the past five (5) years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Hurricane, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

        Section 3.24    No Other Representations.     Except for the representations and warranties contained in Article IV or in any certificates delivered by Hurricane in connection with the Closing, Hurricane acknowledges that neither Cyclone nor Merger Sub nor any Representative of Cyclone or Merger Sub makes, and Hurricane acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Cyclone or any of its Subsidiaries or with respect to any other information provided or made available to Hurricane in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Hurricane or to Hurricane's Representatives in certain "data rooms" or management presentations in expectation of the Transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
OF CYCLONE AND MERGER SUB

        Except as disclosed in the Cyclone SIX Documents filed or published since December 31, 2016 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure letter delivered by Cyclone to Hurricane immediately prior to the execution of this Agreement (the "Cyclone Disclosure Letter") (it being agreed that disclosure of any item in any section of the Cyclone Disclosure Letter shall be deemed disclosure with respect to any other section of Article IV to which the relevance of such item is reasonably applicable), Cyclone and Merger Sub jointly and severally represent and warrant to Hurricane as set forth below.

        Section 4.1    Qualification, Organization, Subsidiaries, etc.

          (a)   Each of Cyclone, Merger Sub and the Cyclone Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect. True and complete copies of the Articles of Association of Cyclone as amended through, and as in effect as of, the date of this Agreement (the "Cyclone Articles of Association") and the Bylaws of the Cyclone Board of Directors, as amended through, and as in effect as of, the date of this Agreement (the "Cyclone Bylaws"), have been previously made available to Hurricane. The Cyclone Governing Documents are in full force and effect and Cyclone is not in violation of the Cyclone Governing Documents in any material respect.

          (b)   All the issued and outstanding shares of capital stock of, or other equity interests in, each Cyclone Subsidiary have been validly issued and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Cyclone free and clear of all Liens, other than Cyclone Permitted Liens. Cyclone has provided Hurricane with a true and complete list of all Cyclone Subsidiaries as of the date of this Agreement.

        Section 4.2    Share Capital

          (a)   The authorized share capital of Cyclone amounts to CHF 1,228,175,036.30 divided into 331,939,199 registered shares, each with a par value of CHF 3.70 ("Cyclone Shares"). In addition to the issued and registered shares, there exists a conditional capital of a maximum of CHF 14,103,978.20 by issue of a corresponding maximum of 3,811,886 registered shares, each with a par value of CHF 3.70, available for issuance by Cyclone from time to time in connection with the exercise of conversion or warrant rights related to loan obligations of Cyclone or Cyclone Subsidiaries (the "Cyclone Additional Shares"). As of May 19, 2017 (the "Cyclone Capitalization Date"), (i)(A) 329,097,620 Cyclone Shares were issued and outstanding and (B) 2,841,579 Cyclone Shares were held in treasury of which 170,000 Cyclone Shares were reserved for issuance in connection with the sale of call-options expiring June 2017 and 2,579,754 Cyclone Shares were reserved for issuance pursuant to the Cyclone Equity Plans and (ii) no Cyclone Additional Shares were reserved for issuance in connection with the exercise of conversion or warrant rights. All of the outstanding Cyclone Shares are, and all Cyclone Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

          (b)   Except as set forth in Section 4.2(a), as of the date hereof: (i) Cyclone does not have any shares of capital stock issued or outstanding other than Cyclone Shares that were outstanding on the Cyclone Capitalization Date or that have become outstanding after the Cyclone Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a) as of the Cyclone Capitalization Date, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Cyclone or any of the Cyclone Subsidiaries is a party, or otherwise obligating Cyclone or any of the Cyclone Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of Cyclone or any of the Cyclone Subsidiaries or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Cyclone or a wholly owned Subsidiary of Cyclone); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Cyclone Subsidiary that is not wholly owned or any other Person; or (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of Cyclone Shares.

          (c)   Section 4.2(c) of the Cyclone Disclosure Letter sets forth (i) the aggregate number of Cyclone Shares that are subject to options to acquire Cyclone Shares (each, a "Cyclone Option") and the average weighted exercise price of such Cyclone Options, (ii) the aggregate number of Cyclone Shares that are subject to performance-based restricted stock unit awards for Cyclone Shares (the "Cyclone RSUs") (assuming maximum performance), (iii) the aggregate number of Cyclone Shares that are subject to time-based Cyclone RSUs, (iv) the aggregate number of Cyclone Shares that are subject to Cyclone Phantom Shares and (v) the aggregate number of restricted shares of Cyclone ("Cyclone Restricted Shares") (such schedule, the "Cyclone Equity Schedule"), in each case as of the Cyclone Capitalization Date. Cyclone shall provide Hurricane with an updated Cyclone Equity Schedule within three (3) business days prior to the Closing to reflect any changes occurring between the Cyclone Capitalization Date and the applicable date of delivery. From the Cyclone Capitalization Date through the date of this Agreement, Cyclone has not granted, entered into an agreement to grant, or otherwise committed to grant any Cyclone Equity Awards or other equity or equity-based awards that may be settled in Cyclone Shares.

          (d)   Section 4.2(d) of the Cyclone Disclosure Letter sets forth as of the Cyclone Capitalization Date a list of each outstanding Cyclone Equity Award granted under the Cyclone Equity Plans and (i) the name of the holder of such Cyclone Equity Award, (ii) the number of Cyclone Shares subject to such outstanding Cyclone Equity Award, (iii) the exercise price, purchase price or similar pricing of such Cyclone Equity Award, (iv) the date on which such Cyclone Equity Award was granted or issued, (v) the applicable vesting schedule, and the extent to which such Cyclone Equity Award (A) is vested and exercisable as of the Cyclone Capitalization Date and (B) would vest as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), and (vi) with respect to Cyclone Options, the date on which such Cyclone Option expires. With respect to each grant of Cyclone Equity Awards, and in all material respects, (1) each such grant was made in accordance with the terms of the applicable Cyclone Equity Plan and all other applicable Laws and the rules and regulations of the SIX Swiss Exchange (the "SIX"), (2) each such grant was properly accounted for in accordance with IFRS in the Cyclone SIX Documents (including financial statements) and all other applicable Laws, (3) each Cyclone Option has an exercise price per Cyclone Share equal to or greater than the fair market value of a Cyclone Share on the date of such grant, (4) each Cyclone Option has a grant date which was approved by the Cyclone Board of Directors, the Compensation Committee of the Cyclone Board of Directors, or Cyclone's Chief Executive Officer under authority from the Compensation Committee no later than the grant date, (5) each Cyclone Equity Award qualifies for the Tax treatment afforded to such award in Cyclone's Tax Returns and all Cyclone SIX Documents, respectively, and (6) each Cyclone Equity Award does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction.

          (e)   Neither Cyclone nor any Cyclone Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Cyclone or any Cyclone Subsidiary on any matter.

          (f)    There are no voting trusts or other agreements or understandings to which Cyclone or any Cyclone Subsidiary is a party with respect to the voting of the shares in the capital or other equity interests of Cyclone or any Cyclone Subsidiary.

        Section 4.3    Corporate Authority Relative to this Agreement; No Violation.

          (a)   Cyclone and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, assuming the Cyclone Shareholder Approval is obtained, to perform its obligations hereunder and consummate the Transactions, including the Merger. The execution, delivery and performance by Cyclone of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Cyclone Board of Directors and, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) in the case of the Cyclone Approval Matters, the receipt of the Cyclone Shareholder Approval, no other corporate proceedings on the part of Cyclone or any Cyclone Subsidiary are necessary to authorize the consummation of the Transactions. Prior to the execution of this Agreement, the Cyclone Board of Directors has unanimously adopted resolutions (A) declaring that this Agreement and consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interests of Cyclone and its shareholders, (B) approving this Agreement and the Transactions, including the Merger, (C) authorizing the execution, delivery and performance of this Agreement, (D) directing that the Cyclone Approval Matters be submitted for consideration at the Cyclone EGM, (E) making the Cyclone Board Recommendation and (F) approving the inclusion of the Cyclone Board Recommendation in the Cyclone EGM Materials, in each case, subject to Section 5.4. Cyclone, as sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Cyclone and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Hurricane, constitutes the valid and binding agreement of Cyclone and Merger Sub, enforceable against Cyclone and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

          (b)   Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws set forth on Section 4.3(b) of the Cyclone Disclosure Letter, (vi) any applicable requirements of the NYSE and the SIX, (vii) CFIUS Approval, (viii) the CO, (ix) the Ordinance on the Commercial Register and (x) the consents set forth on Section 4.3(b) of the Cyclone Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Cyclone and Merger Sub of the Transactions, except for (A) such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect or (B) as may arise as a results of facts or circumstances relating to Hurricane or its affiliates or Laws or Contracts binding Hurricane or its affiliates.

          (c)   The execution and delivery by Cyclone and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Cyclone or any Cyclone Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Cyclone or any Cyclone Subsidiaries, other than Cyclone Permitted Liens, (ii) subject to obtaining the Cyclone Shareholder Approval, conflict with or result in any violation of any provision of the Cyclone Governing Documents or any of the organizational documents of any Cyclone Subsidiary or Merger Sub or (iii) conflict with or violate any Laws applicable to Cyclone or any of Cyclone's Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Cyclone Subsidiaries that are not Cyclone Significant Subsidiaries or Merger Sub) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

        Section 4.4    Reports and Financial Statements.

          (a)   From January 1, 2014 through the date of this Agreement, Cyclone has filed or published (as applicable) all forms, documents and reports required to be filed or published prior to the date hereof by the listing requirements of the SIX (the "Cyclone SIX Documents"). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Cyclone SIX Documents complied in all material respects with the requirements of the SIX applicable to such Cyclone SIX Documents, and none of the Cyclone SIX Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Cyclone SIX Documents is, as of the date of this Agreement and to the knowledge of Cyclone, the subject of ongoing review by the SIX. Cyclone has, prior to the date hereof, provided Hurricane or its Representatives with true, correct and complete copies of all correspondence between Cyclone or any Cyclone Subsidiary and the SIX with respect to the Cyclone SIX Documents, within the year prior to the date of this

  Agreement to the extent such comment letters, response letters and correspondence are not publicly available.

          (b)   The consolidated financial statements (including all related notes and schedules) of Cyclone and the Cyclone Subsidiaries included in the Cyclone SIX Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SIX with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Cyclone and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with IFRS (except, in the case of the unaudited statements, to the extent permitted by applicable Law and the rules and regulations of the SIX) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

        Section 4.5    Internal Controls and Procedures.     Cyclone has established and maintains disclosure controls and procedures and internal control over financial reporting sufficiently designed to ensure that all material information required to be disclosed by Cyclone in the reports that it files or publishes under the rules and regulations of the SIX is recorded, processed, summarized and reported within the time periods specified in the rules and forms of applicable Law (including the rules and regulations of the SIX), and that all such material information is accumulated and communicated to Cyclone's management as appropriate to allow timely decisions regarding required disclosure and to enable Cyclone's management to make such reports. Cyclone, each Cyclone Subsidiary and each of their respective officers and directors in their capacities as such are in material compliance with, and, since December 31, 2014, have materially complied with the applicable provisions of the requirements of the SIX.

        Section 4.6    No Undisclosed Liabilities.     Except (a) as disclosed, reflected or reserved against in Cyclone's consolidated balance sheet (or the notes thereto) as of December 31, 2016 included in the Cyclone SIX Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2016, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Cyclone nor any Cyclone Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, to the extent required by IFRS to be reflected on a consolidated balance sheet of Cyclone and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Cyclone Material Adverse Effect.

        Section 4.7    Compliance with Laws; Permits.

          (a)   Cyclone and each Cyclone Subsidiary is, and since January 1, 2014 has been, in compliance with and is not, and since January 1, 2014 has not been, in default under or in violation of any Laws, applicable to Cyclone, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

          (b)   Cyclone and the Cyclone Subsidiaries are, and since January 1, 2014 have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Cyclone and the Cyclone Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Cyclone Permits"), except where the failure to have any of the Cyclone Permits would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect. All Cyclone Permits are

  in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect. Cyclone and each Cyclone Subsidiary is in compliance with all Cyclone Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

        Section 4.8    Environmental Laws and Regulations.     Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect: (a) Cyclone and its Subsidiaries are now and have been since January 1, 2012 in compliance with all Environmental Laws; (b) there has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the property currently or formerly owned or operated by Cyclone or any of its Subsidiaries, that would reasonably be expected to result in Environmental Liability or a requirement for notification, investigation or remediation by Cyclone or any of its Subsidiaries or any third party whose liability the Cyclone or any of its Subsidiaries has retained or assumed (either contractually or by operation of law), in each case under any Environmental Law; (c) since January 1, 2012 (or earlier to the extent unresolved), neither Cyclone nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Cyclone or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Cyclone nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; (e) there is no claim, action, suit, proceeding, demand, lien, investigation or information request pending or, to the knowledge of Cyclone, threatened against Cyclone or any of its Subsidiaries or any third party whose liability Cyclone or any of its Subsidiaries has retained or assumed (either contractually or by operation of law) either pursuant to Environmental Law or arising from the Release or presence of or exposure to Hazardous Substances; (f) Cyclone and its Subsidiaries have and are, and since January 1, 2012, have been in compliance with, all of the material Environmental Permits necessary for the conduct and operation of its business (including the construction, modification, operation and maintenance of any facilities) as now being conducted, and all such Environmental Permits are in good standing and all applications as necessary for renewal of such Environmental Permits have been timely filed; and (g) with respect to Cyclone, each of its Subsidiaries and any Cyclone Owned Real Property or Cyclone Leased Real Property, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation activities or notice to or consent of any Governmental Entity or third parties pursuant to any Environmental Law, including with respect to the New Jersey Industrial Site Recovery Act.

        Section 4.9    Employee Benefit Plans.

          (a)   Section 4.9(a) of the Cyclone Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each material Cyclone Benefit Plan. With respect to each material Cyclone Benefit Plan, Cyclone has made available to Hurricane true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan document and, to the extent available, the summary plan description; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related insurance contracts which implement each such material Cyclone Benefit Plan.

          (b)   (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect, each of the Cyclone Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Cyclone Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Cyclone

  Benefit Plan provides benefits, including death or medical or other welfare benefits (whether or not insured), with respect to current or former employees or directors of Cyclone or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA for which the cost is borne entirely by the covered Person; (iv) no liability under Title IV of ERISA has been incurred by Cyclone, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Cyclone, any of its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Cyclone Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code; (vi) except as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect, all contributions, reimbursements or other amounts payable by Cyclone or its Subsidiaries pursuant to each Cyclone Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect, neither Cyclone nor any of its Subsidiaries has engaged in a transaction in connection with which Cyclone or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) except as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect, there are no pending, or to the knowledge of Cyclone, threatened claims, actions, investigations, litigations, proceedings or audits (other than routine claims for benefits) with respect to any of the Cyclone Benefit Plans or any trusts related thereto; and (ix) neither Cyclone nor any of its Subsidiaries has any current or contingent liability or obligation as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect, (i) each of the Cyclone Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a current favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Hurricane.

          (d)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Cyclone or any Cyclone Subsidiary under any Cyclone Benefit Plan or otherwise, (ii) increase any benefits or compensation otherwise payable under any Cyclone Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of or result in the forfeiture of any such benefits.

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect, each Cyclone Benefit Plan, if any, which is maintained outside of the United States (each, a "Cyclone Foreign Plan") has been operated in conformance with its terms and the applicable Laws in the jurisdictions in which such Cyclone Foreign Plan is present or operates and, to the extent relevant, the United States. Except as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect, each Cyclone Foreign Plan required to be registered or approved by a non-U.S. regulatory authority or Governmental Entity has been registered or approved and has been maintained in good standing with applicable regulatory authorities and Governmental Entities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Cyclone Foreign Plan that could reasonably be expected to affect any such approval relating thereto, and neither Cyclone nor any of the Cyclone Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Cyclone Foreign Plan that is a defined benefit pension plan.

          (f)    Each Cyclone Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. Cyclone is not a party to nor does it have any obligation under any Cyclone Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

        Section 4.10    Absence of Certain Changes or Events.

          (a)   Since December 31, 2016, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

          (b)   Since December 31, 2016 through the date of this Agreement, (i) the business of Cyclone and the Cyclone Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (ii) neither Cyclone nor any Cyclone Subsidiary has taken any action that would have constituted a breach of Section 5.2(b) had such action been taken after the execution of this Agreement without the prior written consent of Hurricane.

        Section 4.11    Investigation; Litigation.     (a) There is no investigation or review pending (or, to the knowledge of Cyclone, threatened) by any Governmental Entity with respect to Cyclone or any Cyclone Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Cyclone, threatened) against Cyclone or any Cyclone Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

        Section 4.12    [Reserved].

        Section 4.13    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Cyclone Material Adverse Effect:

              (i)  all Tax Returns that are required to be filed by or with respect to Cyclone or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

             (ii)  Cyclone and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with IFRS on the financial statements of Cyclone and its Subsidiaries;

            (iii)  there is no pending or threatened in writing any material audit, examination, investigation or other proceeding with respect to any Taxes of Cyclone or any of its Subsidiaries;

            (iv)  neither Cyclone nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

             (v)  neither Cyclone nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law);

            (vi)  no claim has been made in writing by a tax authority in a jurisdiction where any of Cyclone or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction;

           (vii)  neither Cyclone nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Closing Date, (D) any "gain recognition agreement" or "domestic use election" (or analogous concepts under state, local or foreign income Tax Law) or (E) a change in the method of accounting for a period ending prior to or including the Closing Date;

          (viii)  none of Cyclone or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (in each case, other than Cyclone or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

            (ix)  there are no Liens for Taxes upon any property or assets of Cyclone or any of its Subsidiaries, except for Cyclone Permitted Liens; and

             (x)  neither Cyclone nor any of its Subsidiaries has entered into any "listed transaction" within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (b)   This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger. Neither Cyclone nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

        Section 4.14    Labor Matters.

          (a)   Cyclone and the Cyclone Subsidiaries are in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including but not limited to the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

          (b)   There is no unfair labor practice charge pending or, to the knowledge of Cyclone, threatened which if determined adversely to Cyclone or any of its Subsidiaries would reasonably be expected to have a Cyclone Material Adverse Effect. Neither Cyclone nor any Cyclone Subsidiary is subject to a pending or, to the knowledge of Cyclone, threatened, labor dispute, strike, slowdown, walkout or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect, nor has Cyclone or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage in the past three (3) years. Other than the agreements with labor organizations Cyclone is a party to as of the date hereof, to the knowledge of Cyclone, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers' council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Cyclone or any of its Subsidiaries or to compel Cyclone or any of its Subsidiaries to bargain with any such labor union, works council or labor organization presently being made or threatened, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Cyclone or any of its Subsidiaries, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

          (c)   The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Cyclone or any of its Subsidiaries, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect, the businesses of Cyclone and each Cyclone Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection and information security of employee information.

        Section 4.15    Intellectual Property.     Except as would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect: (a) Cyclone or a Cyclone Subsidiary owns or otherwise possesses a valid and legally enforceable right to use all Intellectual Property used in or necessary for their respective businesses as currently conducted, free and clear of all Liens; (b) there are no pending or, to the knowledge of Cyclone, threatened claims, actions or proceedings against Cyclone or its Subsidiaries by any Person (i) alleging infringement, misappropriation or other violations by Cyclone or its Subsidiaries of any third party's Intellectual Property or (ii) challenging the ownership, validity or enforceability of any Intellectual Property owned by Cyclone or a Cyclone Subsidiary; (c) to the knowledge of Cyclone, (i) the conduct of the businesses of Cyclone and its Subsidiaries does not infringe, misappropriate or otherwise violate any third party's Intellectual Property and (ii) no third party has infringed, misappropriated or violated or is infringing, misappropriating or violating any Intellectual Property owned by Cyclone or a Cyclone Subsidiary; (d) the Intellectual Property owned by Cyclone or a Cyclone Subsidiary is not subject to any outstanding settlement or order restricting the use, registration, ownership or disposition thereof; (e) Cyclone and the Cyclone Subsidiaries have taken commercially reasonable efforts to maintain and protect all material Intellectual Property owned by Cyclone or a Cyclone Subsidiary that is registered with any Governmental Entity; (f) Cyclone and the Cyclone Subsidiaries have taken commercially reasonable measures to maintain and protect the confidentiality of Cyclone's and the Cyclone Subsidiaries' material trade secrets and the integrity and security of Cyclone's and the Cyclone Subsidiaries' material information technology systems, including data stored or contained therein and, to the knowledge of Cyclone, there has been no theft or loss of any confidential or personally identifiable data held by Cyclone or the Cyclone Subsidiaries; and (g) neither Cyclone nor any of its Subsidiaries are bound by any Contract that, upon consummation of the Transactions, will cause or require Cyclone or Hurricane or any of their affiliates (other than Cyclone or any of its Subsidiaries, to the extent so bound prior to the Closing Date) to grant, or cause to be granted, to any third party any right to or with respect to any Intellectual Property owned by any of them prior to the Closing.

        Section 4.16    Real Property.

          (a)   With respect to the real property owned by Cyclone or any Cyclone Subsidiary at which the material operations of Cyclone and the Cyclone Subsidiaries are conducted as of the date hereof (such property collectively, the "Cyclone Owned Real Property"), except as would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect, either Cyclone or a Cyclone Subsidiary has good and valid title to such Cyclone Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Cyclone or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Cyclone or (v) other than any Liens securing indebtedness for borrowed money or any financial guaranty thereof, which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a "Cyclone Permitted Lien"). As of the date hereof, neither Cyclone nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Cyclone there is no threatened, condemnation proceeding with respect to any Cyclone Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Cyclone Owned Real Property or any portion thereof or interest therein, except as would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect, (i) each material lease, sublease and other agreement under which Cyclone or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Cyclone and its Subsidiaries are conducted as of the date hereof (the "Cyclone Leased Real Property"), is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (ii) no uncured default of a material nature on the part of Cyclone or, if applicable, its Subsidiary or, to the knowledge of Cyclone, the landlord thereunder exists with respect to any Cyclone Leased Real Property and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect, Cyclone and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Cyclone Leased Real Property, free and clear of all Liens, except for Cyclone Permitted Liens.

        Section 4.17    Opinions of Financial Advisors.     The Cyclone Board of Directors has received the separate opinions of each of UBS AG and Citigroup Global Markets Limited, each dated the date on which the Cyclone Board of Directors approved the Merger, and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, as to the fairness, from a financial point of view and as of the date of such opinion, to Cyclone of the Exchange Ratio pursuant to this Agreement. Cyclone shall, promptly following the execution of this Agreement by the Parties, furnish an accurate and complete copy of each such opinion to Hurricane (it being understood and agreed that such written opinions are for the benefit of the Cyclone Board of Directors and may not be relied upon by Hurricane).

        Section 4.18    Required Vote.     The Cyclone Shareholder Approval is the only vote of the holders of securities of Cyclone which is required for Cyclone to consummate the Transactions.

        Section 4.19    Material Contracts.

          (a)   Except for this Agreement, Section 4.19 of the Cyclone Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.19(a) under which Cyclone or any Cyclone Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.19(a) being referred to herein as the "Cyclone Material Contracts"):

              (i)  (A) any joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership, in each case which would reasonably be expected to have a value, or result in the receipt or making of future payments, in excess of $75,000,000, and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement with or relating to the Cyclone Subsidiaries;

             (ii)  each material acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including "earn-out" or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $50,000,000 in the twelve (12) month period following the date hereof;

            (iii)  any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which Cyclone or any Cyclone Subsidiary is granted any license or other right with respect to any Intellectual Property of a third party, which Contract or Intellectual Property is material to Cyclone and the Cyclone Subsidiaries, taken as a whole;

            (iv)  any Contract under which Cyclone or any Cyclone Subsidiary has granted to a third party any license with respect to any Intellectual Property, which Contract or Intellectual Property is material to Cyclone and the Cyclone Subsidiaries, taken as a whole (excluding non-exclusive licenses granted in the ordinary course of business (A) to customers, (B) to consultants, contractors or vendors for use for the benefit of Cyclone or the Cyclone Subsidiaries, or (C) ancillary to commercial agreements (including supply, manufacturing and distribution agreements));

             (v)  any Contract with any Governmental Entity, which Contract is material to Cyclone and the Cyclone Subsidiaries taken as a whole;

            (vi)  each Contract that limits in any material respect the freedom of Cyclone or any of its affiliates to compete in any line of business or geographic region, or with any Person, including any Contract that requires Cyclone and its Subsidiaries to work exclusively with any Person in any line of business or geographic region, or which by its terms would further limit the freedom of HurricaneCyclone or its Subsidiaries after the Effective Time;

           (vii)  any material Contract with a Cyclone Material Supplier;

          (viii)  any shareholders, investors rights, registration rights or similar agreement or arrangement with or relating to Cyclone;

            (ix)  any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) will involve payments after the date hereof, or involved payments, in excess of $20,000,000 or (y) will impose, or imposed, monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Cyclone or any Cyclone Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied; and

             (x)  (A) any loan Contracts, notes, letters of credit and other evidences of Indebtedness in excess of $20,000,000, (B) any mortgages, pledges and other evidences of liens securing such obligations or any material real or other property and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, other than (X) Contracts solely among Cyclone and any wholly owned Cyclone Subsidiary, and (Y) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Cyclone SIX Documents and which are publicly available prior to the date hereof in unredacted form.

          (b)   Cyclone has provided to Hurricane prior to the date of this Agreement a true and complete copy of each written Cyclone Material Contract as in effect on the date of this Agreement. Neither Cyclone nor any Cyclone Subsidiary is in breach of or default under the terms of any Cyclone Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect. To the knowledge of Cyclone, as of the date hereof, no other party to any Cyclone Material Contract is in, or is alleged to be in, breach of or default under the terms of any Cyclone Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect, each Cyclone Material Contract is a valid and binding obligation of Cyclone or the Cyclone Subsidiary which is party thereto and, to the knowledge of Cyclone, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

        Section 4.20    Insurance.     Except as would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies (or replacements thereof) and Contracts of Cyclone and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Cyclone nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect.

        Section 4.21    Finders and Brokers.     Neither Cyclone nor any Cyclone Subsidiary has employed, nor has any Person employed on behalf of Cyclone or a Cyclone Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, other than as set forth in Section 4.21 of the Cyclone Disclosure Letter, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger.

        Section 4.22    Anti-Corruption.     Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Cyclone Material Adverse Effect:

          (a)   neither Cyclone nor any Cyclone Subsidiary, nor any director, manager or employee of Cyclone or any Cyclone Subsidiary has in the last five (5) years, in connection with the business of Cyclone or any Cyclone Subsidiary, itself or, to Cyclone's knowledge, any of its agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of Cyclone or any Cyclone Subsidiary, taken any action in violation of applicable Bribery Legislation (in each case to the extent applicable);

          (b)   neither Cyclone nor any Cyclone Subsidiary, nor any director, manager or employee of Cyclone or any Cyclone Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Cyclone or any Cyclone Subsidiary in any way relating to applicable Bribery Legislation;

          (c)   Cyclone and each Cyclone Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Cyclone and each Cyclone Subsidiary as required by applicable Bribery Legislation in all material respects;

          (d)   Cyclone and each Cyclone Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with applicable Bribery Legislation and maintain such policies and procedures in force; and

          (e)   no officer, director, or employee of Cyclone or any Cyclone Subsidiary is a Government Official.

        Section 4.23    Sanctions.     Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Cyclone Material Adverse Effect, none of Cyclone or any Cyclone Subsidiary, nor any of their respective directors, managers or employees (a) is a Sanctioned Person, (b) has in the past five (5) years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Cyclone or any Cyclone Subsidiary in violation of applicable Sanctions Law, or (c) has in the past five (5) years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Cyclone, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

        Section 4.24    Stock Ownership.     Neither Cyclone, Merger Sub or any of their respective "affiliates" or "associates" (as defined in Section 203 of the DGCL) is, nor at any time during the past three (3) years has been, an "interested stockholder" of Hurricane as defined either in the Hurricane Certificate or in Section 203 of the DGCL. Neither Cyclone nor any Cyclone Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Cyclone nor any Cyclone Subsidiaries has owned, beneficially or otherwise, in excess of 1% of the Hurricane Shares.

        Section 4.25    No Merger Sub Activity.     Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

        Section 4.26    No Other Representations.     Except for the representations and warranties contained in Article III or in any certificates delivered by Hurricane in connection with the Closing, Cyclone acknowledges that neither Hurricane nor any Representative of Hurricane makes, and Cyclone acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Hurricane or any of its Subsidiaries or with respect to any other information provided or made available to Cyclone in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Cyclone or to

Cyclone's Representatives in certain "data rooms" or management presentations in expectation of the Transactions.

ARTICLE V.

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING

        Section 5.1    Conduct of Business by Hurricane Pending the Closing.

          (a)   Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Hurricane Disclosure Letter, (x) to the extent contemplated by this Agreement and reasonably required in furtherance of the Transactions, (y) as required by applicable Law or (z) as consented to in writing by Cyclone (which consent shall not be unreasonably withheld, delayed or conditioned), Hurricane shall, and shall cause each Hurricane Subsidiary to, conduct its business in all material respects in the ordinary course of business, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with Governmental Entities and with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that (i) no action that is specifically permitted by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a), and (ii) nothing in this Section 5.1 shall be deemed to restrict or preclude Hurricane or any of its Subsidiaries from undertaking the Vortex IPO, any Related IPO Activities, any Related Financing Amendments or any Vortex Sell-Down, in each case with respect to this clause (ii) after consulting with Cyclone and giving due consideration to Cyclone's views with respect thereto.

          (b)   Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Hurricane Disclosure Letter, (x) as required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Cyclone (which consent shall not be unreasonably withheld, delayed or conditioned), Hurricane shall not, and shall not permit any Hurricane Subsidiary to:

              (i)  declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Hurricane or any Hurricane Subsidiary), except dividends and distributions paid or made on a pro rata basis by a Hurricane Subsidiary in the ordinary course of business or by a wholly owned Hurricane Subsidiary to Hurricane or another wholly owned Hurricane Subsidiary; provided, that Hurricane may declare and pay a Hurricane Pre-Closing Dividend up to three (3) times with a record date following the date hereof and prior to the Effective Time.

             (ii)  split, combine, reduce or reclassify any of its issued or unissued capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Hurricane Subsidiary which remains a wholly owned Hurricane Subsidiary after consummation of such transaction;

            (iii)  except as required by applicable Law or the terms and conditions of any Hurricane Benefit Plan in existence as of the date hereof or as set forth in Section 5.1(b)(iii) of the Hurricane Disclosure Letter, (A) grant any non-equity-based long-term incentive awards other than (except with respect to Hurricane Senior Officers) at times and in amounts in the ordinary course of business consistent with past practice, (B) amend any performance targets with respect to any outstanding bonus or equity awards, (C) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than, increases in base salaries and target cash incentive compensation at times and in amounts in the ordinary course of business consistent with past practice, provided, that in no event shall Hurricane increase the target cash incentive compensation or the base salary of any Hurricane Senior Officer, other than, with respect to each Hurricane Senior Officer, an ordinary course base salary increase of up to 3%, (D) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay other than increases in severance or termination pay for new-hires and promoted employees in the ordinary course of business consistent with past practice and permitted in clause (F) below, (E) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (x) with respect to new hires and promoted employees (other than the Hurricane Senior Officers or individuals who would be Hurricane Senior Officers if hired or promoted to such position as of the date hereof), to the extent provided to similarly situated employees under Hurricane Benefit Plans in the ordinary course of business consistent with past practice, or (y) bonuses (including year-end bonuses) or incentive compensation (including equity awards) at times and in amounts in the ordinary course of business consistent with past practice, (F) enter into any employment, severance, change in control or retention agreement (excluding offer letters that provide for no severance, change in control or retention benefits) with any of its directors, officers, employees or individual independent contractors; provided, that (x) with respect to new hires and promoted employees (other than the Hurricane Senior Officers or individuals who would be Hurricane Senior Officers if hired or promoted to such position as of the date hereof), Hurricane may enter into employment, severance, change in control or retention agreements that provide for severance, change in control or retention benefits provided to similarly situated employees under Hurricane Benefit Plans in the ordinary course of business consistent with past practice and (y) with respect to employees who are terminated prior to the Closing Date (other than the Hurricane Senior Officers or individuals who would be Hurricane Senior Officers if hired or promoted to such position as of the date hereof), Hurricane may enter into severance agreements, providing for cash severance amounts in the ordinary course of business consistent with past practice, (G) other than those employees of Hurricane and its Subsidiaries who are formal participants, as of the date hereof, in Hurricane's Executive Severance Plan, allow any additional employees of Hurricane or any of its Subsidiaries to participate in Hurricane's Executive Severance Plan, except with respect to new-hires and promoted employees in the ordinary course of business consistent with past practice, (H) establish, adopt, enter into, amend or terminate any collective bargaining agreement where Hurricane is the negotiating party, Hurricane Benefit Plan or any plan, program, agreement or arrangement what would be a Hurricane Benefit Plan if in effect as of the date hereof, except as otherwise permitted by this Section 5.1(b)(iii) or any amendments or terminations in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this Section 5.1(b)(iii) or, materially increase the cost to Hurricane, in the aggregate, of maintaining such Hurricane Benefit Plan, (I) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (J) take any action to accelerate the vesting and/or exercisability of any Hurricane Equity Award, (K) terminate the employment of any Hurricane Senior Officer, other than for cause, (L) hire any employee or individual independent contractor having total annual cash compensation not consistent with Hurricane's current compensation policy, or (M) amend the funding obligation or contribution rate of any Hurricane Benefit Plan or change any underlying assumptions used to calculate benefits payable under any Hurricane Benefit Plan (except as may be required by GAAP or other applicable accounting standard);

            (iv)  make any change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

             (v)  authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, in each case whether by merger, consolidation, business combination, acquisition of stock or assets, license or formation of a joint venture or otherwise, except for (A) such transactions for consideration (including assumption of liabilities) that does not exceed $150,000,000 in the aggregate or (B) transactions between Hurricane and a wholly owned Hurricane Subsidiary or between wholly owned Hurricane Subsidiaries;

            (vi)  enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party which would reasonably be expected to have a value to Hurricane, or result in the receipt or making by Hurricane of future payments, in excess of $75,000,000;

           (vii)  amend the Hurricane Governing Documents or permit any Hurricane Significant Subsidiary to adopt any amendments to its governing documents;

          (viii)  other than as contemplated or permitted pursuant to Section 5.1(b)(iii), issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Hurricane or any Hurricane Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Hurricane Equity Award under any existing Hurricane Equity Plan (except as otherwise required by the express terms of any Hurricane Equity Award outstanding on the date hereof), other than (A) issuances of Hurricane Shares in respect of any exercise of Hurricane Options or the vesting or settlement of Hurricane Equity Awards outstanding on the date hereof and in accordance with their respective present terms or (B) transactions between Hurricane and a wholly owned Hurricane Subsidiary or between wholly owned Hurricane Subsidiaries;

            (ix)  directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of Hurricane Shares tendered by holders of Hurricane Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Hurricane of Hurricane Equity Awards in connection with the forfeiture of such awards, and (C) transactions between Hurricane and a wholly owned Hurricane Subsidiary or between wholly owned Hurricane Subsidiaries;

             (x)  redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Hurricane and wholly owned Hurricane Subsidiaries or among wholly owned Hurricane Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of Hurricane or any of the Hurricane Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, in each case in an amount not to exceed the amount of the Indebtedness replaced, renewed, extended, refinanced or refunded (including any accrued and unpaid interest on or third party expenses related to such replacement, renewal, extension, refinancing or refund) and on terms that are not materially less favorable to Hurricane or such Hurricane Subsidiary than the terms of the Indebtedness replaced, renewed, extended, refinanced or refunded, (C) guarantees by Hurricane of Indebtedness for borrowed money of wholly owned Hurricane Subsidiaries or guarantees by wholly owned Hurricane Subsidiaries of Indebtedness for borrowed money of Hurricane or any wholly owned Hurricane Subsidiary, which Indebtedness is incurred in compliance with this Section 5.1(b)(x) , (D) prepayments of Indebtedness of up to $500,000,000 in the aggregate, (E) subject to clause (ii) of the proviso to Section 5.1(a), any Indebtedness as is contemplated by Related Financing Amendments, and (F) Indebtedness for borrowed money not to exceed $150,000,000 in the aggregate incurred by Hurricane or any of the Hurricane Subsidiaries other than in accordance with clauses (A) through (E), inclusive; provided, that nothing contained herein shall prohibit Hurricane and the Hurricane Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties or in connection with pension support obligations, in each case in the ordinary course of business;

            (xi)  make any loans to any other Person, except for loans among Hurricane and its wholly owned Hurricane Subsidiaries or among wholly owned Hurricane Subsidiaries;

           (xii)  sell, lease, license, transfer, exchange, swap or otherwise abandon or dispose of, or subject to any Lien (other than Hurricane Permitted Liens), any of its material properties or assets (including shares of capital stock or other equity interests of Hurricane or any of the Hurricane Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(b)(x)(B) or (E), (C) sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, (D) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business, (E) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $150,000,000 in the aggregate, (F) for transactions among Hurricane and its wholly owned Hurricane Subsidiaries or among wholly owned Hurricane Subsidiaries, and (G) subject to clause (ii) of the proviso to Section 5.1(a), the Vortex IPO, the Related IPO Activities, any Vortex-Sell Down or any Related Financing Amendment;

          (xiii)  (A) compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Hurricane or any of the Hurricane Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (1) involve the payment by Hurricane of an amount not in excess of $20,000,000 for any single claim, litigation, investigation or proceeding (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) or $30,000,000 in the aggregate (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) for all such claims, litigation, investigations or proceedings, (2) do not involve an admission of guilt or impose any injunctive or other non-monetary remedy or a material restriction on Hurricane and the Hurricane Subsidiaries and (3) do not provide for the license of any material Intellectual Property, (B) with respect to ordinary course business activities of Hurricane and its Subsidiaries, commence any material claim, litigation or proceeding outside of the ordinary course or (C) with respect to events outside of the ordinary course of business of Hurricane and its Subsidiaries, commence any material claim outside of the ordinary course without consulting with Cyclone; provided that, in no event shall this clause (xiii) apply to the matters set forth in Section 6.9.

          (xiv)  make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to Taxes that involves a material amount of Taxes, enter into any "closing agreement" (other than with respect to a settlement or compromise permitted by this Section 5.1(b)(xiv)) within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a "gain recognition agreement" (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) by Hurricane or its Subsidiaries to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

           (xv)  make any new capital expenditure or expenditures, except for capital expenditures incurred in the ordinary course of business in accordance with Hurricane's budget plan provided to Cyclone prior to the execution of this Agreement or that do not result in an aggregate annual increase from such budget plan greater than 10% of the budgeted aggregate capital expenditures;

          (xvi)  except in the ordinary course of business, write up, write down or write off the book value of any assets of Hurricane and the Hurricane Subsidiaries;

         (xvii)  fail to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance in such amounts and against such risks and losses consistent with past practice;

        (xviii)  except in the ordinary course of business or in connection with any transaction to the extent contemplated by any other clause of this Section 5.1(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Hurricane Material Contract, or (B) materially modify, materially amend or terminate any Hurricane Material Contract or waive, release or assign any material rights or claims thereunder;

          (xix)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization other than transactions involving only wholly owned Hurricane Subsidiaries; or

           (xx)  agree, in writing or otherwise, to take any of the foregoing actions.

        Section 5.2    Conduct of Business by Cyclone Pending the Closing.

          (a)   Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.2 of the Cyclone Disclosure Letter, (x) to the extent contemplated by this Agreement and reasonably required in furtherance of the Transactions, (y) as required by applicable Law or (z) as consented to in writing by Hurricane (which consent shall not be unreasonably withheld, delayed or conditioned), Cyclone shall, and shall cause each Cyclone Subsidiary to, conduct its business in all material respects in the ordinary course of business, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with Governmental Entities and with customers, suppliers and other

  Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any clause of Section 5.2(b) shall be deemed a breach of this clause Section 5.2(a).

          (b)   Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.2 of the Cyclone Disclosure Letter, (x) as required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Hurricane (which consent shall not be unreasonably withheld, delayed or conditioned), Cyclone shall not, and shall not permit any Cyclone Subsidiary to:

              (i)  declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Cyclone or any Cyclone Subsidiary), except dividends and distributions paid or made on a pro rata basis by a Cyclone Subsidiary in the ordinary course of business or by a wholly owned Cyclone Subsidiary to Cyclone or another wholly owned Cyclone Subsidiary;

             (ii)  split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Cyclone Subsidiary which remains a wholly owned Cyclone Subsidiary after consummation of such transaction;

            (iii)  except as required by applicable Law or the terms and conditions of any Cyclone Benefit Plan in existence as of the date hereof or as set forth in Section 5.2(b)(iii) of the Cyclone Disclosure Letter, (A) grant any non-equity-based long-term incentive awards other than (except with respect to Cyclone Senior Officers) at times and in amounts in the ordinary course of business consistent with past practice, (B) amend any performance targets with respect to any outstanding bonus or equity awards, (C) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than, increases in base salaries and target cash incentive compensation at times and in amounts in the ordinary course of business consistent with past practice, provided, that in no event shall Cyclone increase the target cash incentive compensation or the base salary of any Cyclone Senior Officer, other than, with respect to each Cyclone Senior Officer, an ordinary course base salary increase of up to 3%, (D) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay other than increases in severance or termination pay for new-hires and promoted employees in the ordinary course of business consistent with past practice and permitted in clause (F) below, (E) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (x) with respect to new hires and promoted employees (other than the Cyclone Senior Officers or individuals who would be Cyclone Senior Officers if hired or promoted to such position as of the date hereof), to the extent provided to similarly situated employees under the Cyclone Benefit Plans in the ordinary course of business consistent with past practice or (y) bonuses (including year-end bonuses) or incentive compensation (including equity awards) at times and in amounts in the ordinary course of business consistent with past practice, (F) enter into any employment, severance, change in control or retention agreement (excluding offer letters that provide for no severance, change in control or retention benefits) with any of its directors, officers, employees or individual independent contractors; provided, that (x) with respect to new hires and promoted employees (other than the Cyclone Senior Officers or individuals who would be Cyclone Senior Officers if hired or promoted to such position as of the date hereof), Cyclone may enter into employment, severance, change in control or retention agreements that provide for severance, change in control or retention benefits provided to similarly situated employees under Cyclone Benefit Plans in the ordinary course of business consistent with past practice and (y) with respect to employees who are terminated prior to the Closing Date (other than Cyclone Senior Officers or individuals who would be Cyclone Senior Officers if hired or promoted to such position as of the date hereof), Cyclone may enter into severance agreements, providing for cash severance amounts in the ordinary course of business consistent with past practice, (G) other than those employees of Cyclone and its Subsidiaries who are formal participants, as of the date hereof, in Cyclone's Executive Severance Plan, allow any additional employees of Cyclone or any of its Subsidiaries to participate in Cyclone's Executive Severance Plan, except with respect to new-hires and promoted employees in the ordinary course of business consistent with past practice, (H) establish, adopt, enter into, amend or terminate any collective bargaining agreement where Cyclone is the negotiating party, Cyclone Benefit Plan or any plan, program, agreement or arrangement what would be a Cyclone Benefit Plan if in effect as of the date hereof, except as otherwise permitted by this Section 5.2(b)(iii) or any amendments or terminations in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this Section 5.2(b)(iii) or, materially increase the cost to Cyclone, in the aggregate, of maintaining such Cyclone Benefit Plan, (I) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (J) take any action to accelerate the vesting and/or exercisability of any Cyclone Equity Award, (K) terminate the employment of any Cyclone Senior Officer, other than for cause, (L) hire any employee or individual independent contractor having total annual cash compensation not consistent with Cyclone's current compensation policy, or (M) amend the funding obligation or contribution rate of any Cyclone Benefit Plan or change any underlying assumptions used to calculate benefits payable under any Cyclone Benefit Plan (except as may be required by IFRS or other applicable accounting standard);

            (iv)  make any change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or applicable Law;

             (v)  authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, in each case whether by merger, consolidation, business combination, acquisition of stock or assets, license or formation of a joint venture or otherwise, except for (A) such transactions for consideration (including assumption of liabilities) that does not exceed $150,000,000 in the aggregate or (B) transactions between Cyclone and a wholly owned Cyclone Subsidiary or between wholly owned Cyclone Subsidiaries;

            (vi)  enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party which would reasonably be expected to have a value to Cyclone of, or result in the receipt or making by Cyclone of future payments, in excess of $75,000,000;

           (vii)  amend the Cyclone Governing Documents or permit Merger Sub or any Cyclone Significant Subsidiary to adopt any amendments to its governing documents;

          (viii)  other than as contemplated or permitted pursuant to Section 5.2(b)(iii), issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Cyclone or any Cyclone Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Cyclone Equity Award under any existing Cyclone Equity Plan (except as otherwise required by the express terms of any Cyclone Equity Award outstanding on the date hereof), other than (A) issuances of Cyclone Shares in respect of any exercise of Cyclone Options or the vesting or settlement of Cyclone Equity Awards outstanding on the date hereof and in accordance with their respective present terms or (B) transactions between Cyclone and a wholly owned Cyclone Subsidiary or between wholly owned Cyclone Subsidiaries;

            (ix)  directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of Cyclone Shares tendered by holders of Cyclone Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Cyclone of Cyclone Equity Awards in connection with the forfeiture of such awards, and (C) transactions between the Cyclone and a wholly owned Cyclone Subsidiary or between wholly owned Cyclone Subsidiaries;

             (x)  redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) Indebtedness for borrowed money among Cyclone and wholly owned Cyclone Subsidiaries or among wholly owned Cyclone Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of Cyclone or any of the Cyclone Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, in each case in an amount not to exceed the amount of the Indebtedness replaced, renewed, extended, refinanced or refunded (including any accrued and unpaid interest on or third party expenses related to such replacement, renewal, extension, refinancing or refund) and on terms that are not materially less favorable to Cyclone or such Cyclone Subsidiary than the terms of the Indebtedness replaced, renewed, extended, refinanced or refunded, (C) guarantees by Cyclone of Indebtedness for borrowed money of wholly owned Cyclone Subsidiaries or guarantees by wholly owned Cyclone Subsidiaries of Indebtedness for borrowed money of Cyclone or any wholly owned Cyclone Subsidiary, which Indebtedness is incurred in compliance with this Section 5.2(b)(x), (D) prepayments of Indebtedness of up to $500,000,000 in the aggregate, and (E) Indebtedness for borrowed money not to exceed $150,000,000 in the aggregate incurred by Cyclone or any of the Cyclone Subsidiaries other than in accordance with clauses (A) through (D), inclusive; provided that nothing contained herein shall prohibit Cyclone and the Cyclone Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties or in connection with pension support obligations, in each case in the ordinary course of business;

            (xi)  make any loans to any other Person, except for loans among Cyclone and its wholly owned Cyclone Subsidiaries or among wholly owned Cyclone Subsidiaries;

           (xii)  sell, lease, license, transfer, exchange, swap or otherwise abandon or dispose of, or subject to any Lien (other than Cyclone Permitted Liens), any of its material properties or assets (including shares or other equity interests of Cyclone or any of the Cyclone Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.2(b)(x)(B), (C) sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, (D) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business, (E) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $150,000,000 in the aggregate and (F) for transactions among Cyclone and its wholly owned Cyclone Subsidiaries or among wholly owned Cyclone Subsidiaries;

          (xiii)  (A) compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Cyclone or any of the Cyclone Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (1) involve the payment by Cyclone of an amount not in excess of $20,000,000 for any single claim, litigation, investigation or proceeding (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) or $30,000,000 in the aggregate (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) for all such claims, litigation, investigations or proceedings, (2) do not involve an admission of guilt or impose any injunctive or other non-monetary remedy or a material restriction on Cyclone and the Cyclone Subsidiaries and (3) do not provide for the license of any material Intellectual Property or (B) with respect to ordinary course business activities of Cyclone and its Subsidiaries, commence any material claim, litigation or proceeding outside of the ordinary course or (C) with respect to events outside of the ordinary course of business of Cyclone and its Subsidiaries, commence any material claim outside of the ordinary course without consulting with Hurricane; provided that, in no event shall this clause (xiii) apply to the matters set forth in Section 6.9.

          (xiv)  make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to Taxes that involves a material amount of Taxes, enter into any "closing agreement" (other than with respect to a settlement or compromise permitted by this Section 5.2(b)(xiv)) within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a "gain recognition agreement" (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) by Cyclone or its Subsidiaries to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

           (xv)  make any new capital expenditure or expenditures, except for capital expenditures incurred in the ordinary course of business in accordance with Cyclone's budget plan provided to Hurricane prior to the execution of this Agreement or that do not result in an aggregate annual increase from such budget plan greater than 10% of the budgeted aggregate capital expenditures;

          (xvi)  except in the ordinary course of business, write up, write down or write off the book value of any assets of Cyclone and the Cyclone Subsidiaries;

         (xvii)  fail to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance in such amounts and against such risks and losses consistent with past practice;

        (xviii)  except in the ordinary course of business or in connection with any transaction to the extent contemplated by any other clause of this Section 5.2(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Cyclone Material Contract, or (B) materially modify, materially amend or terminate any Cyclone Material Contract or waive, release or assign any material rights or claims thereunder;

          (xix)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization other than transactions involving only wholly owned Cyclone Subsidiaries (other than Merger Sub); or

           (xx)  agree, in writing or otherwise, to take any of the foregoing actions.

        Section 5.3    Solicitation by Hurricane.

          (a)   From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.1, and except as otherwise specifically provided for in this Section 5.3, Hurricane agrees that it shall not (and that the Hurricane Board of Directors shall not and that Hurricane shall cause each Hurricane Subsidiary not to), and that it shall cause its and its Subsidiaries' officers and employees not to, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission, modification or amendment or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Hurricane Competing Proposal, (ii) participate in or engage in any negotiations or discussions regarding, or furnish to any Person any nonpublic information relating to Hurricane or any Hurricane Subsidiary in connection with, any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to a Hurricane Competing Proposal, (iii) except in the event the Hurricane Board of Directors has determined in good faith after consultation with Hurricane's outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Hurricane Board of Directors under applicable Delaware Law, waive, terminate, modify or release any Person (other than Cyclone, Merger Sub and their respective affiliates) from any provision of, or grant any permission, waiver or request under, or fail to enforce, any "standstill" or similar agreement or obligation; provided that Cyclone shall notify Hurricane promptly (and in any event within twenty-four (24) hours) of any such waiver, termination, modification, release or grant of permission, waiver or request, (iv) approve or recommend, propose publicly to approve or recommend, or fail to timely recommend against, any Hurricane Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Cyclone, the Hurricane Board Recommendation, (vi) enter into any letter of intent or other document or agreement relating to, or any agreement or commitment providing for, any Hurricane Competing Proposal, other than an Acceptable Confidentiality Agreement, or (vii) resolve or agree to do any of the foregoing (any act or failure to act described in clauses (iv), (v) or (vi) above, a "Hurricane Change of Recommendation"). Hurricane shall immediately cease, and cause its Subsidiaries and its and their respective directors, officers and employees to cease, and shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Hurricane Competing Proposal or Hurricane Inquiry. Hurricane shall, and shall cause its Subsidiaries to, promptly cause (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any Hurricane Competing Proposal or Hurricane Inquiry that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives. Hurricane shall promptly following the execution of this Agreement inform its and its Subsidiaries' Representatives who would reasonably be involved in such matters of Hurricane's obligations under this Section 5.3. For purposes of this Section 5.3, the term "Person" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to Hurricane, Cyclone or any Cyclone Subsidiaries. From and after the date of this Agreement until the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 8.1, neither Hurricane nor the Hurricane Board of Directors shall take any action to exempt any Person from the restrictions on "business combinations" or any similar provision contained in any applicable Takeover Statute or the Hurricane Governing Documents or otherwise cause such restrictions not to apply without the prior written consent of Cyclone, except in connection with a Hurricane Change of Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Hurricane, the Hurricane Subsidiaries and their respective Representatives may in any event (A) seek to clarify and understand the terms and conditions of any Hurricane Competing Proposal (or amended proposal) solely to determine whether such Hurricane Competing Proposal constitutes or would reasonably be expected to lead to a Hurricane Superior Proposal and (B) inform a Person that has made a Hurricane Competing Proposal or an inquiry, proposal or offer which would reasonably be expected to lead to a Hurricane Competing Proposal of the provisions of this Section 5.3, in each case, so long as Hurricane, the Hurricane Subsidiaries and their respective Representatives otherwise comply with this Section 5.3 in connection therewith.

          (b)   Notwithstanding the limitations set forth in Section 5.3(a), if Hurricane receives, after the date hereof and prior to the receipt of the Hurricane Stockholder Approval, a bona fide, unsolicited, written Hurricane Competing Proposal from any Person that did not result from a breach of this Section 5.3, which the Hurricane Board of Directors determines in good faith after consultation with Hurricane's outside legal and financial advisors, constitutes a Hurricane Superior Proposal or the Hurricane Board of Directors reasonably expects would lead to a Hurricane Superior Proposal, then, subject to compliance with Section 5.3(c), Hurricane may take the following actions: (x) furnish nonpublic information that was previously furnished to Cyclone to the Person making such Hurricane Competing Proposal, if, and only if, prior to so furnishing such information, Hurricane receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Hurricane Competing Proposal.

          (c)   Hurricane shall notify Cyclone promptly (but in no event later than twenty-four (24) hours) after receipt of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Hurricane Competing Proposal, or any inquiry or request for nonpublic information relating to Hurricane or any Hurricane Subsidiary by any Person who has made or would reasonably be expected to make any Hurricane Competing Proposal (each of the foregoing, a "Hurricane Inquiry"). Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Hurricane Inquiry or with whom Hurricane is engaging in discussions or negotiations, and the material terms (including price) and conditions of any such inquiry, proposal, or offer or the nature of the information requested pursuant to such Hurricane Inquiry. In addition, Hurricane shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Cyclone copies of any proposed draft agreements and other written documentation material to understanding any Hurricane Competing Proposal or Hurricane Inquiry which is received by Hurricane from any Person (or from any Representatives of such Person) making such Hurricane Competing Proposal or Hurricane Inquiry or with whom discussions or negotiations would reasonably be expected to lead to a Hurricane Competing Proposal. Hurricane shall keep Cyclone reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such Hurricane Competing Proposal or Hurricane Inquiry and keep Cyclone reasonably informed as to the nature of any information requested of Hurricane or any

  Hurricane Subsidiary or any of their respective Representatives with respect thereto. Neither Hurricane nor any of its Subsidiaries will enter into any agreement with any Person which prohibits Hurricane from providing any information to Cyclone in accordance with, or otherwise complying with, this Section 5.3.

          (d)   Notwithstanding anything in this Section 5.3 (other than Section 5.3(e)) or Section 5.5 to the contrary, at any time prior to the receipt of the Hurricane Stockholder Approval, the Hurricane Board of Directors may make a Hurricane Change of Recommendation (i) in response to a Hurricane Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Hurricane Competing Proposal which the Hurricane Board of Directors determines in good faith after consultation with Hurricane's outside legal and financial advisors is a Hurricane Superior Proposal, in each case, if and only if, (x) with respect to clause (ii), neither Hurricane nor any of its Representatives solicited, encouraged or facilitated such Hurricane Competing Proposal in breach of, or is otherwise in breach of, the provisions of this Section 5.3, and (y) with respect to each of clauses (i) and (ii), the Hurricane Board of Directors has determined in good faith after consultation with Hurricane's outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Hurricane Board of Directors under applicable Delaware Law.

          (e)   Prior to Hurricane taking any action permitted (i) under Section 5.3(d)(i), Hurricane shall provide Cyclone with five (5) business days' prior written notice advising Cyclone it intends to effect a Hurricane Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Hurricane Intervening Event), and during such five (5) business day period, (x) Hurricane shall negotiate, and cause its Representatives to negotiate, with Cyclone and its Representatives in good faith (to the extent Cyclone wishes to negotiate) to enable Cyclone to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that it would obviate the need for the Hurricane Board of Directors to make a Hurricane Change of Recommendation and (y) Hurricane shall consider in good faith any proposal by Cyclone to amend the terms and conditions of this Agreement or any other agreement related to the Transactions in a manner that might obviate the need to effect a Hurricane Change of Recommendation or (ii) under Section 5.3(d)(ii), Hurricane shall provide Cyclone with five (5) business days' prior written notice (it being understood and agreed that any material amendment to the applicable Hurricane Competing Proposal shall require a new notice and an additional five (5) business day period) advising Cyclone that the Hurricane Board of Directors intends to take such action and contemporaneously providing to Cyclone a copy of the Hurricane Superior Proposal, a copy of any proposed agreements for such Hurricane Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to Hurricane or any of its Representatives, a written summary of the terms thereof), and during such initial or subsequent five (5) business day period, (x) Hurricane shall negotiate, and cause its Representatives to negotiate, with Cyclone and its Representatives in good faith (to the extent Cyclone wishes to negotiate) to enable Cyclone to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Hurricane Competing Proposal would no longer constitute a Hurricane Superior Proposal and (y) Hurricane shall consider in good faith any proposal by Cyclone to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Hurricane Competing Proposal would no longer constitute a Hurricane Superior Proposal.

          (f)    Nothing contained in this Agreement shall prohibit Hurricane or the Hurricane Board of Directors from (i) disclosing to Hurricane's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Hurricane Board of Directors has reasonably determined in good faith after consultation with Hurricane's outside legal counsel that the failure to do so would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Hurricane Board of Directors under applicable Delaware Law; provided that this Section 5.3(f) shall not permit the Hurricane Board of Directors to make a Hurricane Change of Recommendation except in compliance with Section 5.3(d) and Section 5.3(e) or take any other action with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute a Hurricane Competing Proposal except to the extent such action is explicitly permitted by the other paragraphs of this Section 5.3.

          (g)   References in this Section 5.3 to the "Hurricane Board of Directors" shall mean the Hurricane Board of Directors or, to the extent applicable, a duly authorized committee thereof.

        Section 5.4    Solicitation by Cyclone.

          (a)   From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.1, and except as otherwise specifically provided for in this Section 5.4, Cyclone agrees that it shall not (and that the Cyclone Board of Directors shall not and that Cyclone shall cause each Cyclone Subsidiary not to), and that it shall cause its and its Subsidiaries' officers and employees not to, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission, modification or amendment or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Cyclone Competing Proposal, (ii) participate in or engage in any negotiations or discussions regarding, or furnish to any Person any nonpublic information relating to Cyclone or any Cyclone Subsidiary in connection with, any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to a Cyclone Competing Proposal, (iii) except in the event the Cyclone Board of Directors has determined in good faith after consultation with Cyclone's outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Cyclone Board of Directors under Swiss Law, waive, terminate, modify or release any Person (other than Hurricane and its affiliates) from any provision of, or grant any permission, waiver or request under, or fail to enforce, any "standstill" or similar agreement or obligation; provided that Cyclone shall notify Hurricane promptly (and in any event within twenty-four (24) hours) of any such waiver, termination, modification, release or grant of permission, waiver or request, (iv) approve or recommend, propose publicly to approve or recommend, or fail to timely recommend against, any Cyclone Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Hurricane, the Cyclone Board Recommendation, (vi) following the Cyclone Shareholder Approval, (A) call any extraordinary general meeting of the holders of Cyclone Shares (other than as required by a Cyclone shareholder) for the purpose of (1) reconsidering or revoking the Cyclone Shareholder Approval, or (2) altering the composition of the Cyclone Board of Directors (by removing current members and electing new members) such, that, following such removals and elections, newly elected members would constitute a majority of the Cyclone Board of Directors, or (B) fail to use reasonable best efforts to oppose any of the proposals described in clauses (1) and (2); (vii) enter into any letter of intent or other document or agreement relating to, or any agreement or commitment providing for, any Cyclone Competing Proposal, other than an Acceptable Confidentiality Agreement, or (viii) resolve or agree to do any of the foregoing, (any act or failure to act described in clauses (iv), (v), (vi) or (vii) above, a "Cyclone Change of Recommendation"). Cyclone shall immediately cease, and cause its Subsidiaries and its and their respective directors, officers and employees to cease, and shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Cyclone Competing Proposal or Cyclone Inquiry. Cyclone shall, and shall cause its Subsidiaries to, promptly cause (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any Cyclone Competing Proposal or Cyclone Inquiry that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives. Cyclone shall promptly following the execution of this Agreement inform its and its Subsidiaries' Representatives who would reasonably be involved in such matters of Cyclone's obligations under this Section 5.4. For purposes of this Section 5.4, the term "Person" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to Cyclone, Hurricane or any Hurricane Subsidiaries. From and after the date of this Agreement until the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 8.1, neither Cyclone nor the Cyclone Board of Directors shall take any action to exempt any Person from the restrictions on "business combinations" or any similar provision contained in any applicable Takeover Statute or the Cyclone Governing Documents or otherwise cause such restrictions not to apply without the prior written consent of Hurricane, except in connection with a Cyclone Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Cyclone, the Cyclone Subsidiaries and their respective Representatives may in any event (A) seek to clarify and understand the terms and conditions of any Cyclone Competing Proposal (or amended proposal) solely to determine whether such Cyclone Competing Proposal constitutes or would reasonably be expected to lead to a Cyclone Superior Proposal and (B) inform a Person that has made a Cyclone Competing Proposal or an inquiry, proposal or offer which would reasonably be expected to lead to a Cyclone Competing Proposal of the provisions of this Section 5.4, in each case, so long as Cyclone, the Cyclone Subsidiaries and their respective Representatives otherwise comply with this Section 5.4 in connection therewith.

          (b)   Notwithstanding the limitations set forth in Section 5.4(a), if Cyclone receives, after the date hereof and prior to the receipt (or following the revocation) of the Cyclone Shareholder Approval, a bona fide, unsolicited, written Cyclone Competing Proposal from any Person that did not result from a breach of this Section 5.4, which the Cyclone Board of Directors determines in good faith after consultation with Cyclone's outside legal and financial advisors constitutes a Cyclone Superior Proposal or the Cyclone Board of Directors reasonably expects would lead to a Cyclone Superior Proposal, then, subject to compliance with Section 5.4(c), Cyclone may take the following actions: (x) furnish nonpublic information that was previously furnished to Hurricane to the Person making such Cyclone Competing Proposal, if, and only if, prior to so furnishing such information, Cyclone receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Cyclone Competing Proposal.

          (c)   Cyclone shall notify Hurricane promptly (but in no event later than twenty-four (24) hours) after receipt of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Cyclone Competing Proposal, or any inquiry or request for nonpublic information relating to Cyclone or any Cyclone Subsidiary by any Person who has made or would reasonably be expected to make any Cyclone Competing Proposal (each of the foregoing, a "Cyclone Inquiry"). Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Cyclone Inquiry or with whom Cyclone is engaging in discussions or negotiations, and the material terms (including price) and conditions of any such inquiry, proposal, or offer or the nature of the information requested pursuant to such Cyclone Inquiry. In addition, Cyclone shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Hurricane copies of any proposed draft agreements and other written documentation material to understanding any Cyclone Competing Proposal or Cyclone Inquiry which is received by Cyclone from any Person (or from any Representatives of such Person) making such Cyclone Competing Proposal or Cyclone Inquiry or with whom discussions or negotiations would reasonably be expected to lead to a Cyclone Competing

  Proposal. Cyclone shall keep Hurricane reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such Cyclone Competing Proposal or Cyclone Inquiry and keep Hurricane reasonably informed as to the nature of any information requested of Cyclone or any Cyclone Subsidiary or any of their respective Representatives with respect thereto. Neither Cyclone nor any of its Subsidiaries will enter into any agreement with any Person which prohibits Cyclone from providing any information to Hurricane in accordance with, or otherwise complying with, this Section 5.4.

          (d)   Notwithstanding anything in this Section 5.4 (other than Section 5.4(e)) or Section 5.5 to the contrary, at any time prior to the receipt (or following the revocation) of the Cyclone Shareholder Approval, the Cyclone Board of Directors may make a Cyclone Change of Recommendation (i) in response to a Cyclone Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Cyclone Competing Proposal, which the Cyclone Board of Directors determines in good faith after consultation with Cyclone's outside legal and financial advisors is a Cyclone Superior Proposal, in each case, if and only if, (x) with respect to clause (ii), neither Cyclone nor any of its Representatives solicited, encouraged or facilitated such Cyclone Competing Proposal in breach of, or is otherwise in breach of, the provisions of this Section 5.4, and (y) with respect to each of clauses (i) and (ii), the Cyclone Board of Directors has determined in good faith after consultation with Cyclone's outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Cyclone Board of Directors under Swiss Law.

          (e)   Prior to Cyclone taking any action permitted (i) under Section 5.4(d)(i), Cyclone shall provide Hurricane with five (5) business days' prior written notice advising Hurricane it intends to effect a Cyclone Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Cyclone Intervening Event), and during such five (5) business day period, (x) Cyclone shall negotiate, and cause its Representatives to negotiate, with Hurricane and its Representatives in good faith (to the extent Hurricane wishes to negotiate) to enable Hurricane to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that it would obviate the need for the Cyclone Board of Directors to make a Cyclone Change of Recommendation and (y) Cyclone shall consider in good faith any proposal by Hurricane to amend the terms and conditions of this Agreement or any other agreement related to the Transactions in a manner that might obviate the need to effect a Cyclone Change of Recommendation or (ii) under Section 5.4(d)(ii), Cyclone shall provide Hurricane with five (5) business days' prior written notice (it being understood and agreed that any material amendment to the applicable Cyclone Competing Proposal shall require a new notice and an additional five (5) business day period) advising Hurricane that the Cyclone Board of Directors intends to take such action and contemporaneously providing to Hurricane a copy of the Cyclone Superior Proposal, a copy of any proposed agreements for such Cyclone Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to Cyclone or any of its Representatives, a written summary of the terms thereof), and during such initial or subsequent five (5) business day period, (x) Cyclone shall negotiate, and cause its Representatives to negotiate, with Hurricane and its Representatives in good faith (to the extent Hurricane wishes to negotiate) to enable Hurricane to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Cyclone Competing Proposal would no longer constitute a Cyclone Superior Proposal and (y) Cyclone shall consider in good faith any proposal by Hurricane to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Cyclone Competing Proposal would no longer constitute a Cyclone Superior Proposal.

          (f)    Nothing contained in this Agreement shall prohibit Cyclone or the Cyclone Board of Directors from or making any disclosure to its shareholders if the Cyclone Board of Directors has reasonably determined in good faith after consultation with Cyclone's outside legal counsel that the failure to do so would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Cyclone Board of Directors under Swiss Law; provided that this Section 5.4(f) shall not permit the Cyclone Board of Directors to make a Cyclone Change of Recommendation except in compliance with Section 5.4(d) and Section 5.4(e) or take any other action with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute a Cyclone Competing Proposal except to the extent such action is explicitly permitted by the other paragraphs of this Section 5.4.

          (g)   References in this Section 5.4 to the "Cyclone Board of Directors" shall mean the Cyclone Board of Directors or, to the extent applicable, a duly authorized committee thereof.

        Section 5.5    Preparation of the Form F-4, the Proxy Statement/Prospectus, the Cyclone EGM Materials and the Swiss Listing Prospectus; Hurricane Special Meeting and Cyclone EGM.

          (a)   As promptly as reasonably practicable following the date of this Agreement, (i) Hurricane and Cyclone shall jointly prepare and cause to be filed with the SEC in preliminary form the proxy statement relating to the Hurricane Special Meeting, which will be used as a prospectus of Cyclone with respect to the Cyclone Shares issuable in the Merger (together with any amendments or supplements thereto, the "Proxy Statement/Prospectus"), and (ii) Cyclone shall prepare (A) the registration statement on Form F-4, or an appropriate equivalent filing if required by the SEC, pursuant to which the offer and sale of Cyclone Shares in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Cyclone (together with any amendments or supplements thereto, the "Form F-4") and which Cyclone shall cause to be filed with the SEC, (B) the meeting invitation to be published in the Swiss Official Gazette of Commerce and, at Cyclone's option, made available by Cyclone to Cyclone shareholders in connection with the Cyclone EGM (the "Cyclone EGM Materials") to be published in the Swiss Official Gazette of Commerce and, at Cyclone's option, to be made available to Cyclone shareholders and (C) the listing prospectus required to be delivered and any document required by applicable Law to be included therein or furnished therewith (collectively, the "Swiss Listing Prospectus"). Each of Hurricane and Cyclone shall use its reasonable best efforts to (1) have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, (2) ensure that the Form F-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (3) keep the Form F-4 effective for so long as necessary to complete the Merger. Each of Hurricane and Cyclone shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing, distribution or publication, as applicable, of each of the Form F-4, the Proxy Statement/Prospectus, the Cyclone EGM Materials and the Swiss Listing Prospectus. Each of Hurricane and Cyclone shall promptly notify the other upon the receipt of any comments or other communications from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form F-4 or the Proxy Statement/Prospectus or any other proxy or consent solicitation statement with respect to any meeting of Hurricane stockholders, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC or its staff, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form F-4 or any other proxy or consent solicitation statement with respect to any meeting of Hurricane stockholders received from the SEC or its staff and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form F-4 or any other proxy or consent solicitation statement with respect to any meeting of Hurricane stockholders received from the SEC or its staff. Each of Hurricane and Cyclone shall use its reasonable best efforts to respond as promptly as practicable to any comments or other communications from the SEC or its staff with respect to the Proxy Statement/Prospectus, and Cyclone shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC or its staff with respect to the Form F-4. Notwithstanding the foregoing, prior to (v) filing the Form F-4 (or any amendment or supplement thereto), (w) filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto), or any other proxy or consent solicitation statement with respect to any meeting of Hurricane stockholders, (x) responding to any comments of the SEC or its staff with respect to the Form F-4 or the Proxy Statement/Prospectus, (y) publishing or, if applicable, making available to Cyclone shareholders, as applicable, the Cyclone EGM Materials or (z) delivering the Swiss Listing Prospectus, each of Hurricane and Cyclone shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by Hurricane or Cyclone or any of their respective Representatives with respect thereto. Cyclone shall advise Hurricane, promptly after it receives notice thereof, of the time of effectiveness of the Form F-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Cyclone Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Cyclone shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Cyclone shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Cyclone Shares in the Merger, and Hurricane shall furnish all information concerning Hurricane, the Hurricane Subsidiaries and the holders of Hurricane Shares as may be reasonably requested in connection with any such actions. Each of Hurricane and Cyclone will use its reasonable best efforts to ensure that the information relating to Hurricane and its Subsidiaries in the case of Hurricane, and relating to Cyclone and its Subsidiaries in the case of Cyclone, contained in the Form F-4, the Proxy Statement/Prospectus, the Cyclone EGM Materials and the Swiss Listing Prospectus will not, (w) in the case of the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of Hurricane, (x) in the case of the Form F-4, at the time the Form F-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Hurricane Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), (y) in the case of the Cyclone EGM Materials, on the date the Cyclone EGM Materials are first published in the Swiss Official Gazette of Commerce or, if applicable, made available to Cyclone shareholders, or at the time of the Cyclone EGM, or (z) in the case of the Swiss Listing Prospectus, at the date delivered, with respect to each of the foregoing clauses (w) through (z), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

          (b)   If any information relating to Hurricane or Cyclone, respectively, or any of their respective affiliates, should be discovered by Hurricane or Cyclone which, in the reasonable judgment of Hurricane or Cyclone, respectively, should be set forth in an amendment of, or a supplement to, any of the Form F-4, the Proxy Statement/Prospectus, the Cyclone EGM Materials or the Swiss Listing Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and Hurricane and Cyclone shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form F-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Hurricane and the shareholders of Cyclone. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to Hurricane, its affiliates or the Hurricane Special Meeting will be deemed to have been provided by

  Hurricane, and any information concerning or related to Cyclone, its affiliates or the Cyclone EGM will be deemed to have been provided by Cyclone.

          (c)   Hurricane shall, in accordance with applicable Law and the Hurricane Governing Documents, establish a record date for, duly call, give notice of the Hurricane Special Meeting as promptly as practicable consistent with mailing the Proxy Statement/Prospectus the stockholders of Hurricane entitled to vote at the Hurricane Special Meeting and hold the Hurricane Special Meeting as soon as practicable after the Form F-4 is declared effective under the Securities Act (or such later date as the Parties shall agree), subject to Section 5.5(e). Hurricane shall, through the Hurricane Board of Directors, make the Hurricane Board Recommendation, include such Hurricane Board Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Hurricane Stockholder Approval, except in each case to the extent that the Hurricane Board of Directors shall have made a Hurricane Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.5(c), Hurricane shall have the right, following consultation with Cyclone, to make (and, if so requested by Cyclone, shall be required to make) one or more successive postponements or adjournments of the Hurricane Special Meeting of not more than fifteen (15) days individually (i) if, on a date for which the Hurricane Special Meeting is scheduled, Hurricane has not received proxies representing a sufficient number of Hurricane Shares to obtain the Hurricane Stockholder Approval, whether or not a quorum is present, or (ii) following consultation with Cyclone, if such adjournment or postponement is required by applicable Law, including to the extent such adjournment or postponement is required under applicable Law to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided or made available to Hurricane stockholders or to permit dissemination of information which is material to stockholders voting at the Hurricane Special Meeting and to give Hurricane stockholders sufficient time to evaluate any such supplement or amendment or other information; provided that the Hurricane Special Meeting shall not be postponed or adjourned to a date that is in the aggregate more than thirty (30) days after the date for which the Hurricane Special Meeting was originally scheduled (without giving effect to any postponement). Once Hurricane has established a record date for the Hurricane Special Meeting, Hurricane shall not change such record date or establish a different record date for the Hurricane Special Meeting without the prior written consent of Cyclone, unless, following consultation with Cyclone, required to do so by applicable Law or the Hurricane Governing Documents. Without the prior written consent of Cyclone, the adoption of Agreement of Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Hurricane's stockholders in connection with the adoption of the Agreement of Merger) that Hurricane shall propose to be acted on by the stockholders of Hurricane at the Hurricane Special Meeting.

          (d)   Cyclone shall, in accordance with applicable Law and the Cyclone Governing Documents, establish a record date for, duly call, give notice of the Cyclone EGM at which the resolutions in respect of each of the Cyclone Approval Matters will be proposed for the purpose of obtaining the Cyclone Shareholders Approval as promptly as practicable following the publishing of the Cyclone EGM Materials in the Swiss Official Gazette of Commerce (or such later date as the Parties shall agree), subject to Section 5.5(e). Cyclone shall, through the Cyclone Board of Directors, make the Cyclone Board Recommendation, include such Cyclone Board Recommendation in the Cyclone EGM Materials, and solicit and use its reasonable best efforts to obtain the Cyclone Shareholder Approval, except in each case to the extent that the Cyclone Board of Directors shall have made a Cyclone Change of Recommendation as permitted by Section 5.4. Once Cyclone has established a record date for the Cyclone EGM, Cyclone shall not change such record date or establish a different record date for the Cyclone EGM without the prior written consent of Hurricane, unless, following consultation with Hurricane, required to do so by applicable Law or the Cyclone Governing Documents. Without the prior written consent of Hurricane, the Cyclone Approval

  Matters shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by Cyclone's shareholders in connection with the approval of this Agreement and the Transactions) that Cyclone shall propose to be acted on by the shareholders of Cyclone at the Cyclone EGM.

          (e)   Hurricane and Cyclone will use their respective reasonable best efforts to hold the Hurricane Special Meeting and the Cyclone EGM simultaneously and as soon as reasonably practicable after the date of this Agreement and shall cooperate in good faith to coordinate the timing of the Hurricane Special Meeting and the Cyclone EGM with the Parties' anticipated Closing Date.

        Section 5.6    Voting and Support Agreements.

          (a)   At Hurricane's request, Cyclone shall seek to enforce its rights as a third party beneficiary under the Cyclone Voting and Support Agreement to the full extent permitted therein, including by judicial enforcement; provided that Hurricane shall reimburse Cyclone for any out-of-pocket expenses (including reasonable attorney's fees) incurred by Cyclone in the course of any enforcement of its rights as requested or directed by Hurricane. Cyclone shall not waive or release any of its rights under the Cyclone Voting and Support Agreements or consent to any amendment or modification of, supplement to, or waiver under, the Cyclone Voting and Support Agreement without Hurricane's prior written consent. Cyclone shall provide Hurricane with prompt written notice following Cyclone's knowledge of (i) any breach (or threatened breach) of or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) under the Cyclone Voting and Support Agreement by any party to the Cyclone Voting and Support Agreement; (ii) any dispute or disagreement between or among any of the parties to the Cyclone Voting and Support Agreement regarding such agreement or performance thereunder, other than any such dispute or disagreement that is immaterial; or (iii) any proposed amendment or modification of, supplement to, or waiver under, the Cyclone Voting and Support Agreement.

          (b)   At Cyclone's request, Hurricane shall seek to enforce its rights as a third party beneficiary under the Hurricane Voting and Support Agreement to the full extent permitted therein, including by judicial enforcement; provided that Cyclone shall reimburse Hurricane for any out-of-pocket expenses (including reasonable attorney's fees) incurred by Hurricane in the course of any enforcement of its rights as requested or directed by Cyclone. Hurricane shall not waive or release any of its rights under the Hurricane Voting and Support Agreements or consent to any amendment or modification of, supplement to, or waiver under, the Hurricane Voting and Support Agreement without Cyclone's prior written consent. Hurricane shall provide Cyclone with prompt written notice following Hurricane's knowledge of (i) any breach (or threatened breach) of or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) under the Hurricane Voting and Support Agreement by any party to the Hurricane Voting and Support Agreement; (ii) any dispute or disagreement between or among any of the parties to the Hurricane Voting and Support Agreement regarding such agreement or performance thereunder, other than any such dispute or disagreement that is immaterial; or (iii) any proposed amendment or modification of, supplement to, or waiver under, the Hurricane Voting and Support Agreement.

ARTICLE VI.

ADDITIONAL AGREEMENTS

        Section 6.1    Access; Confidentiality; Notice of Certain Events.

          (a)   From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of Hurricane and Cyclone shall, and shall cause each of the Hurricane Subsidiaries and the Cyclone Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Hurricane and Cyclone shall, and shall cause each of the Hurricane Subsidiaries and the Cyclone Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither Hurricane nor Cyclone shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of Hurricane and Cyclone will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

          (b)   Each of Hurricane and Cyclone will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.

          (c)   Hurricane shall give prompt notice to Cyclone, and Cyclone shall give prompt notice to Hurricane, (i) of any notice or other communication received by such Party or any of its Subsidiaries from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Hurricane, the Surviving Corporation or Cyclone, (ii) of any legal proceeding commenced or, to the applicable Party's knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, (iii) of any notice or other communication received by any Party from any Person requesting the convening of a meeting of the shareholders of such Party and (iv) upon becoming aware of the occurrence or impending occurrence of any Effect relating to it or any of the Hurricane Subsidiaries or the Cyclone Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect or a Cyclone Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions.

          (d)   No access, rights to inspection, information or notice delivered by either Party or any of their respective Representatives shall affect or be deemed to modify or waive any of the representations or warranties of the other Party set forth in this Agreement or cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any notice pursuant to Section 6.1(c) shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII, except for any such failure that constitutes a Willful Breach of this Agreement.

        Section 6.2    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as promptly as practicable and advisable after the date hereof, including (i) (A) preparing and filing, in consultation with the other Party, all necessary or advisable applications, notices, petitions, filings and other documents required to be prepared or filed by such Party, including any and all formal notifications and drafts to any other Governmental Entity in jurisdictions requiring pre-notification pursuant to applicable foreign Antitrust Law as determined following consultation with the other Party, in each case as promptly as practicable and advisable after the date hereof (taking all reasonable steps with the target of making each applicable initial filing within sixty (60) days, but in any event no later than ninety (90) days, after the date hereof), and (B) using its reasonable best efforts to obtain as promptly as practicable and advisable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained by such Party from any third party and/or any Governmental Entity (including under the HSR Act and the DPA) in order to consummate the Merger or any of the other Transactions and (ii) cooperating with the other Party required to file such applications, notices, petitions, filings and other documents by using its reasonable best efforts to take all steps as may be necessary in connection therewith, including providing all necessary information and assistance reasonably requested by such Party.

          (b)   Each of Cyclone and Hurricane shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law or to obtain CFIUS Approval, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under any Antitrust Law, including by allowing the other Party to have a reasonable opportunity to review and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, (A) the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity with respect to any Antitrust Law or (B) CFIUS or any other Governmental Entity in connection with the CFIUS Approval, in each case by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party under any Antitrust Law, in each case regarding any of the Transactions; (iii) permit the other Party to review in advance any material communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC, CFIUS or any other Governmental Entity with respect to the subject matter of this Section 6.2(b), or, in connection with any proceeding by a private party under any Antitrust Law, with any other Person and (iv) to the extent permitted by the DOJ, the FTC, CFIUS or any other applicable Governmental Entity or other Person with respect to the subject matter of this Section 6.2(b), give the other Party the opportunity to attend and participate in any in-person meetings and to participate in any substantive telephone calls with the DOJ, the FTC, CFIUS or any other Governmental Entity or other Person with respect to the subject matter of this Section 6.2(b) ; provided, that materials provided pursuant to clauses (i) - (iii) hereof may be redacted (1) to remove references concerning the valuation of Cyclone, Hurricane or any of their Subsidiaries, (2) as necessary to comply with contractual arrangements and applicable Law, and (3) as necessary to address reasonable privilege or confidentiality concerns.

          (c)   In furtherance and not in limitation of the foregoing, the Parties shall, and shall cause each of its Subsidiaries to, take any and all actions, including to negotiate, effect and agree to any sale, divestiture, license, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any of their respective businesses, product lines, divisions or assets or interests therein, and take such other action or actions that would in the aggregate have a similar effect, including agreeing to change or modify any course of conduct regarding their respective future operations or otherwise taking actions that would limit their respective freedom of action with respect to, or ability to retain, one or more of their respective businesses, product lines, divisions or assets or interests therein, in each case, solely to the minimum extent necessary so as to permit and cause the conditions set forth in Section 7.1(d) and Section 7.1(e), as applicable, to be satisfied by the Outside Date; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) in no event shall the Parties or any of their Subsidiaries be required to consummate any such sale, divestiture, license, holding separate, other similar arrangement or disposition or accept any such restriction or take any such action or actions prior to the Closing, and (ii) nothing in this Section 6.2(c) shall require, or shall be deemed to require, Cyclone, Hurricane, any Hurricane Subsidiary or any Cyclone Subsidiary, to take any action, agree to take any action, or consent to the taking of any action (including with respect to selling, divesting, licensing, holding separate, entering any similar arrangement with respect to or otherwise disposing or imposing restrictions on, any of its or its Subsidiaries' businesses, product lines, divisions or assets or interest therein in any specified manner), if doing so would, or would reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of Cyclone and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), on a combined basis, taken as a whole, following consummation of the Merger and the other Transactions (any such measure, a "Burdensome Condition").

          (d)   Each of Cyclone and Hurricane shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the Effective Time.

        Section 6.3    Publicity.     Subject to Section 6.7 (solely with respect to communications directed to the employees of the Parties in their capacity as such), so long as this Agreement is in effect, neither Hurricane nor Cyclone, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) without limiting any of its obligations under Section 5.3, Hurricane shall not be required by this Section 6.3 to provide any such review or comment to Cyclone in connection with the receipt and existence of a Hurricane Competing Proposal or a Hurricane Change of Recommendation and matters related thereto and (ii) without limiting any of its obligations under Section 5.4, Cyclone shall not be required by this Section 6.3 to provide any such review or comment to Hurricane in connection with the receipt and existence of a Cyclone Competing Proposal or a Cyclone Change of Recommendation and matters related thereto; provided, further, each Party and their respective affiliates may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by Cyclone and Hurricane in compliance with this Section 6.3.

        Section 6.4    Directors' and Officers' Insurance and Indemnification.

          (a)   From and after the Effective Time, Cyclone shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of Hurricane and the Hurricane Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including advancing reasonable attorneys' fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and pursuant to the Hurricane Governing Documents or the organizational documents of any Hurricane Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement; provided, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of Hurricane or any of the Hurricane Subsidiaries or of any Person serving at the request of Hurricane or any of the Hurricane Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law and provided pursuant to the Hurricane Governing Documents or the organizational documents of any Hurricane Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement.

          (b)   The Parties agree that after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Hurricane Governing Documents and the organizational documents of any Hurricane Subsidiary and (ii) any other agreements of Hurricane and the Hurricane Subsidiaries with any Indemnified Party, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party.

          (c)   Cyclone shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, Hurricane's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than Hurricane's existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as Hurricane's existing policy as of the date of this Agreement; provided, further, that Hurricane may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything in this Section 6.4 to the contrary, if any Indemnified Party notifies Cyclone on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

          (d)   In the event Cyclone or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cyclone or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

        Section 6.5    Takeover Statutes.     The Parties shall (a) take all action necessary so that no Takeover Statute or, in the case of Hurricane, any similar provision of the Hurricane Governing Documents, is or becomes applicable to the Merger or any of the other Transactions or the transactions contemplated by the Voting and Support Agreements and (b) if any such Takeover Statute or, in the case of Hurricane, any similar provision of the Hurricane Governing Documents, is or becomes applicable to the Merger, any of the other Transactions or any of the transactions contemplated by the Voting and Support Agreements, to take all action necessary so that the Merger, the other Transactions and the transactions contemplated by the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger, the other Transactions and the transactions contemplated by the Voting and Support Agreements.

        Section 6.6    Obligations of Merger Sub and the Surviving Corporation.     Cyclone shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 6.7    Employee Benefits Matters.

          (a)   As of the date hereof, the Parties intend that, subject to the terms of any agreement with any works council, trade union, or other labor organization and the limitations of applicable Law, for the period commencing at the Effective Time and ending on the earlier of (i) the one year anniversary of the Effective Time and (ii) December 31, 2018 (the "Continuation Period"), Cyclone shall, or shall cause the Surviving Corporation or any applicable Cyclone Subsidiary (including

  Hurricane and its Subsidiaries) to, provide to Continuing Employees with (A) an annual base salary (or hourly wages, as applicable) and annual cash incentive compensation opportunities that are substantially comparable to the annual base salary and annual cash incentive compensation opportunities received by such Continuing Employee immediately prior to the Effective Time and (B) group retirement plans and health and welfare plans benefits (excluding, for the avoidance of doubt, any equity or equity based compensation program) that are substantially comparable to the group retirement plans and health and welfare plans benefits provided to the Continuing Employees immediately prior to the Effective Time. Notwithstanding the foregoing intention, during the Continuation Period, Cyclone, the Surviving Corporation or any Cyclone Subsidiary, as applicable, may (A) reduce the compensation or benefits of any Continuing Employee who was employed by Hurricane or its Subsidiaries immediately prior to the Effective Time (the "Hurricane Continuing Employees") to provide compensation and benefit levels to such Hurricane Continuing Employee that are substantially comparable to the compensation and benefit levels received by a similarly situated Continuing Employee who was employed by Cyclone or its Subsidiaries immediately prior to the Effective Time (the "Cyclone Continuing Employees") or (B) reduce any Cyclone Continuing Employee's compensation or benefits to provide compensation and benefit levels to such Cyclone Continuing Employee that are substantially comparable to the compensation and benefit levels received by a similarly situated Hurricane Continuing Employee.

          (b)   Effective as of the Effective Time, for purposes of vesting, eligibility to participate and level of benefits under the Cyclone Benefit Plans or Hurricane Benefit Plans providing benefits to any employee of Cyclone or Hurricane or any of their respective Subsidiaries who continues to be employed by Hurricane, Cyclone, the Surviving Corporation or any of their respective Subsidiaries immediately after the Effective Time (collectively, the "Continuing Employees" and such benefit plans, collectively, the "New Plans"), each Continuing Employee shall be credited with his or her years of service with Hurricane, Cyclone or any of their respective Subsidiaries and their respective predecessors before the Effective Time to the extent such Continuing Employee was entitled, before the Effective Time, to credit for such service under any Cyclone Benefit Plan or Hurricane Benefit Plan, as applicable, for similar purposes prior to the Effective Time; provided that the foregoing shall not apply with respect to (A) any defined benefit pension plan or equity-based plan or arrangement, (B) the level of the retirement savings contribution under any tax-qualified or non-qualified defined contribution plans, (C) the determination of the level of benefits, including any employer subsidy, applicable to a Continuing Employee under any New Plan that provides retiree medical benefits, (D) any benefit plan that is frozen or for which participation is limited to a grandfathered population, (E) if such service was recognized for similar purposes prior to the Effective Time, to the extent that its application would result in a Continuing Employee receiving service credit in excess of the maximum service credit that such Continuing Employee, respectively, could be credited for such similar purpose or (F) to the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service. Notwithstanding anything to the contrary within the foregoing sentence, nothing in this Section 6.7(b) shall be interpreted to prevent any Continuing Employee from receiving the full service credit for his or her years of service with Hurricane, Cyclone or any of their respective Subsidiaries and their respective predecessors before the Effective Time that was already provided to such individual within any benefit plan in which that Continuing Employee was participating in or was eligible to participate in immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, in the calendar year in which the Effective Time occurs, (1) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans providing medical, dental, pharmaceutical and/or vision benefits to the extent coverage under such New Plan is replacing comparable coverage under a Hurricane Benefit Plan or Cyclone Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits, as applicable, in which such Continuing Employee participated immediately before the

  Effective Time (such plans, collectively, the "Old Plans"), and (2) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Cyclone and Hurricane shall use commercially reasonable efforts to cause (I) all pre-existing condition exclusions and actively-at-work requirements of such New Plan providing medical, dental, pharmaceutical and/or vision benefits to be waived for such Continuing Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to the Effective Time, was subject to such conditions under the comparable Old Plans, and (II) any eligible expenses incurred by such Continuing Employee and his or her covered dependents under the Old Plans providing medical, dental, pharmaceutical and/or vision benefits during the portion of the plan year of the Old Plan ending on the Effective Time to be taken into account under such New Plan providing medical, dental, pharmaceutical and/or vision benefits for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year in which the Effective Time occurs as if such amounts had been paid or satisfied in accordance with such New Plan.

          (c)   Cyclone and Hurricane shall reasonably cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Cyclone or Hurricane and their respective Subsidiaries in accordance with all applicable Laws and works council or other bargaining agreements, if any.

          (d)   Between the date of this Agreement and the Effective Time, Hurricane and Cyclone shall use their commercially reasonable efforts to cooperate with each other as necessary to enable the Parties to comply with the provisions of this Section 6.7 and to furnish to one another such information regarding employment and benefits (including information related to the provision of services by any third-party vendors) as the other may from time to time reasonably request.

          (e)   No later than thirty (30) business days following the date of this Agreement, Hurricane shall deliver to Cyclone a list of each "disqualified individual" (as defined in Section 280G of the Code) of Hurricane and its Subsidiaries and (i) Hurricane's reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based. Such information shall be updated and delivered to Cyclone not later than twenty (20) business days prior to the anticipated Closing Date.

          (f)    Hurricane and Cyclone shall provide each other with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of Hurricane, Cyclone or any of their respective Subsidiaries if such communications relate to any of the Transactions, and will provide the other party with a reasonable opportunity to review and comment on such communications prior to distribution.

          (g)   Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Cyclone, the Surviving Corporation or any affiliate of Cyclone, or shall interfere with or restrict in any way the rights of Cyclone, the Surviving Corporation or any affiliate of Cyclone, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Cyclone, the Surviving Corporation, Hurricane or any affiliate of Cyclone and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7, express or implied, shall (i) be deemed or construed to be an amendment or other modification of any Hurricane Benefit Plan, Cyclone Benefit Plan, New Plan or any other compensation or benefit plan, program agreement, policy, Contract or arrangement, (ii) create any third party rights or remedies of any nature whatsoever in any current or former employee, director, or service provider of Hurricane, Cyclone or their affiliates (or any beneficiaries or dependents thereof) or any other Person who is not a Party to this Agreement or (iii) alter or limit the ability of the Surviving Corporation, Cyclone, Hurricane or any of their respective affiliates to establish, amend, modify or terminate any Hurricane Benefit Plan, Cyclone Benefit Plan, New Plan or other compensation or benefit plan, program, agreement, policy Contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

        Section 6.8    Rule 16b-3.     Prior to the Effective Time, Hurricane and Cyclone shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Hurricane equity securities (including derivative securities) and acquisitions of Cyclone equity securities pursuant to the Transactions by each individual who is a director or officer of Hurricane subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Hurricane to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.9    Transaction Litigation; Notices.

          (a)   Each of Cyclone and Hurricane shall provide prompt (but in any event within one (1) business day) oral notice, promptly confirmed in writing, of any objection, claim, litigation or proceeding brought or threatened by any stockholder of such Party or any third party against such Party, any of its Subsidiaries and/or any of its or their directors or officers relating to the Merger, this Agreement or any of the Transactions to the other Party. Each of Cyclone and Hurricane shall give the other Party the opportunity to participate (at the other Party's expense) in the defense, prosecution or settlement of any such objection, claim, litigation or proceeding and shall not offer to settle any such objection, claim, litigation or proceeding that involves a material payment, nor shall any such settlement that involves a material payment be agreed to, without the other Party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.9(a) and Section 5.1 or Section 5.2, the provisions of this Section 6.9(a) shall control.

          (b)   Each of Cyclone and Hurricane shall provide prompt oral notice, promptly confirmed in writing, of any communication regarding the Transactions received by it or its Representatives from any Governmental Entity, takeover board or stock exchange and will, to the extent permitted by the applicable Governmental Entity, takeover board or stock exchange, provide the other Party with the reasonable opportunity to participate in any correspondence or discussions therewith.

        Section 6.10    Delisting.     Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Hurricane Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

        Section 6.11    Cyclone Board Actions.     Cyclone shall take all necessary action to cause, effective as of the Effective Time, (a) the size of the HurricaneCyclone Board of Directors to be increased so as to consist of twelve (12) members, (b) the HurricaneCyclone Board of Directors to be comprised of the members as set forth in Section 1.8(a), and (c) the composition of each committee of the HurricaneCyclone Board of Directors to be as set forth in Section 1.8(c).

        Section 6.12    Stock Exchange Listings; Future Financial Reporting and Dividends.

          (a)   Cyclone shall use its reasonable best efforts to cause (a) the Cyclone Shares (including the Cyclone Shares to be issued in the Merger) to be approved for listing on the NYSE, subject to official notice of issuance, and (b) the Cyclone Shares to be issued in the Merger to be approved for listing on the SIX in order to make such shares tradable as of the trading day following the filing of the Capital Increase with the Commercial Register of the Canton of Basel-Landschaft, in each case prior to the Effective Time.

          (b)   Hurricane and Cyclone shall cooperate prior to the Effective Time to and take appropriate reasonable actions to prepare to have HurricaneCyclone report its financial results on Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q in U.S. dollars as promptly as reasonably practicable after the Effective Time.

          (c)   Cyclone shall take appropriate actions prior to the Effective Time to prepare to have HurricaneCyclone begin to declare and pay dividends on a quarterly basis (rather than an annual basis), in each case subject to applicable Law and in amounts determined by the HurricaneCyclone Board of Directors, as promptly as reasonably practicable after the Effective Time.

        Section 6.13    Integration Planning.     As promptly as practicable after the date hereof, Cyclone and Hurricane shall establish an integration planning committee (the "Integration Committee") which shall include the Chief Executive Officer of Cyclone and the Chief Executive Officer of Hurricane and such other individuals as shall be jointly designated by the Chief Executive Officer of Cyclone and the Chief Executive Officer of Hurricane. Cyclone and Hurricane shall each appoint one of its designees to serve as co-chairman of the Integration Committee. The activities of the Integration Committee shall, subject to applicable Law, include, among other things, coordinating the activities and obligations of Cyclone and Hurricane under this Agreement and developing a post-closing integration plan, subject to compliance with applicable merger control regulations. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall, directly or indirectly, give any Party control over any other Party's operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

        Section 6.14    Income Tax Rulings.     Cyclone shall use reasonable best efforts in promptly obtaining, and Hurricane shall use reasonable best efforts in supporting Cyclone in promptly obtaining, on behalf of Cyclone, prior to the Effective Time, tax rulings from the Cantonal Tax Administration of the Canton of Basel-Landschaft and the Federal Tax Administration providing that the Merger does not result in income Taxes for Cyclone (and, in particular, the recording of the newly issued Cyclone Shares in the Merger is not subject to income Taxes) and determining the income Tax consequences of the Merger for any Swiss resident shareholders of Hurricane (the "Income Tax Rulings"). Cyclone shall promptly provide Hurricane with all information and documents necessary in connection with obtaining the Income Tax Rulings and in furtherance thereof shall promptly inform Hurricane of any developments which may affect the ruling process. The Parties shall closely cooperate in obtaining the Income Tax Rulings and shall take the other Party's reasonable comments into account.

        Section 6.15    Swiss Tax Rulings.     Cyclone shall use reasonable best efforts in promptly obtaining, and Hurricane shall use reasonable best efforts to cooperate with Cyclone in promptly obtaining, on behalf of Cyclone, prior to the Effective Time, a Tax ruling from the Swiss Federal Tax Administration (the "SFTA Tax Ruling") relating to (i) the exemption of the Merger and the Capital Increase from the issuance stamp duty and the securities transfer stamp duty and (ii) the creation of paid-in capital (reserves from capital contribution) for purposes of Swiss dividend withholding tax. Cyclone shall promptly provide Hurricane with all information and documents necessary in connection with obtaining the SFTA Tax Ruling and in furtherance thereof shall promptly inform Hurricane of any developments which may affect the ruling process. Both Parties shall closely cooperate in obtaining the SFTA Tax Ruling and shall take the other Party's reasonable comments into account.

        Section 6.16    Financing Cooperation.

          (a)   Subject to the limitations set forth in Section 5.1 and Section 5.2, between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, (i) the Parties shall cooperate in good faith to implement any necessary, appropriate or desirable amendments or other arrangements in connection with each Party's and their respective Subsidiaries' documents governing or relating to Indebtedness as may reasonably be necessary or advisable to effect the Transactions (any such amendments or other arrangements, "Pre-Merger Financing Transactions"), and (ii) in connection with such cooperation, the Parties agree to use their reasonable best efforts to provide such information to each other as may be necessary or advisable in connection with the structuring, marketing and execution of any such Pre-Merger Financing Transactions, including (A) prior to the closing date of any such Pre-Merger Financing Transactions, (1) participating in meetings and due diligence sessions, (2) assisting with the preparation of any portion of the disclosure, presentations or syndication and marketing materials in relation to such Pre-Merger Financing Transactions that relate to the Transactions (including by providing any financial information and operational data), and (3) delivering, or procuring the delivery of, customary representation letters, authorization letters and, to the extent required by the Pre-Merger Financing Transactions, accountants' comfort and agreed-upon procedures letters and any accountants' consent letters related to any of the foregoing and (B) on or immediately prior to the Effective Time, delivering or procuring the delivery of the Pre-Merger Financing Documents.

          (b)   Neither Hurricane nor Cyclone shall be required by this Section 6.16 to provide the other Party or the Representatives of such other Party with access to or to disclose information (i) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

        Section 6.17    Transaction Structure.     Either Cyclone or Hurricane may propose changes to the terms of this Agreement in order to change the method of effecting the business combination of Cyclone and Hurricane in order to (i) permit or expedite the satisfaction of the conditions to the Parties' obligations to effect the Merger set forth in Article VII, (ii) address the Tax consequences of the Transactions to Cyclone, Hurricane or their respective shareholders or stockholders, or (iii) achieve the Intended Tax Treatment, and the Parties shall consider such proposed changes in good faith and shall use their reasonable best efforts to enter into amendments to this Agreement to effect such changes as may be mutually agreed by the Parties; provided, that no such change shall (A) alter or change the amount, kind or allocation of the Merger Consideration provided for in this Agreement, (B) adversely affect the Tax treatment of the holders of Hurricane Shares as a result of receiving their portion of the Merger Consideration or the Tax treatment of any of the Parties pursuant to this Agreement, (C) materially impede or delay the receipt of any consents or approvals of or the completion of any filings or registrations with any Governmental Entity in connection with the Transactions, or (D) materially impede or delay consummation of the Transactions.

        Section 6.18    Vortex Matters.     Hurricane shall consult with Cyclone, on a basis reasonable under the circumstances, on matters relating to the Vortex IPO, the Related IPO Activities, any Vortex Sell-Down or the Related Financing Amendments, including the timing and pricing of the Vortex IPO and any decision not to proceed with the Vortex IPO, and shall give due consideration to Cyclone's views with respect thereto.

        Section 6.19    U.S. Tax Matters.

          (a)   Each of Cyclone, Hurricane, and Merger Sub shall (i) provide such reasonable representations and covenants as may be requested by Tax Counsel in order to render the Closing Tax Opinion, (ii) not take any action that such party knows is reasonably likely to prevent qualification for the Intended Tax Treatment or to prevent the obtaining of the Closing Tax Opinion. Each of Cyclone, Hurricane, and Merger Sub will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment.

          (b)   Cyclone shall consult with Hurricane, on a basis reasonable under the circumstances, before taking any action described on Section 6.19(b) of the Hurricane Disclosure Letter, and shall give due consideration to Hurricane's views with respect to the impact of such action on the Intended Tax Treatment

          (c)   In the event that neither Kirkland & Ellis LLP nor Cleary Gottlieb Steen & Hamilton LLP is able to provide the Closing Tax Opinion in accordance with Section 7.3(c), the Parties shall in good faith discuss possible amendments and modifications to the Transactions in order to permit either of Kirkland & Ellis LLP or Cleary Gottlieb Steen & Hamilton LLP to deliver the Closing Tax Opinion.

        Section 6.20    Employment Agreements.     The Parties intend to negotiate in good faith to have employment agreements in effect as of the Effective Time between HurricaneCyclone and those individuals who will be members of the Executive Committee of HurricaneCyclone, as is customary or required under Swiss Law.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Cyclone and Hurricane, as the case may be, to the extent permitted by applicable Law:

          (a)    Shareholder Approvals.    Each of the Hurricane Stockholder Approval and the Cyclone Shareholder Approval shall have been obtained, and the Cyclone Shareholder Approval shall not have been revoked or expired;

          (b)    Registration Statement.    The Form F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn;

          (c)    Adverse Laws or Orders.    No Adverse Law or Order shall have occurred and be in effect;

          (d)    Required Antitrust Clearances.    (i) All applicable waiting periods (or extensions thereof) relating to each Party's filings made in connection with the Merger under the HSR Act and the

  Antitrust Laws of any of the Requisite Jurisdictions shall have expired or been terminated, and all pre-closing approvals or clearances reasonably required thereunder shall have been obtained, in each case without the imposition of a Burdensome Condition, and (ii) no order, judgment or decree shall have been issued by, and no legal proceeding shall have been threatened in writing by or pending before, a Governmental Entity under any Antitrust Law of the United States or any Requisite Jurisdiction, in each case, against Hurricane, Cyclone or Merger Sub that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Merger;

          (e)    CFIUS Approval.    CFIUS Approval shall have been obtained;

          (f)    No Adverse 7874 Tax Law Change.    Since the date of this Agreement, there shall have been no Adverse 7874 Tax Law Change; and

          (g)    Listings.    The Cyclone Shares (including the Cyclone Shares to be issued in the Merger) shall have been approved for listing on the NYSE, subject to official notice of issuance, and the Cyclone Shares to be issued in the Merger shall have been approved for listing on the SIX.

        Section 7.2    Conditions to Obligations of Cyclone and Merger Sub.     The obligations of Cyclone and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver (in writing) by Cyclone) at the Effective Time of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Hurricane set forth in Section 3.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) the representations and warranties of Hurricane set forth in the first two sentences of Section 3.2(a), and in Section 3.2(b) and Section 3.2(c) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (iii) the representations and warranties of Hurricane set forth in Section 3.1, Section 3.2 (other than as set forth in the first two sentences of Section 3.2(a), and in Section 3.2(b) and Section 3.2(c)), Section 3.3(a), Section 3.18 and Section 3.21 (without giving effect to any qualification as to materiality or Hurricane Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iv) each of the other representations and warranties of Hurricane set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Hurricane Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Hurricane Material Adverse Effect; and Cyclone shall have received a certificate signed on behalf of Hurricane by a duly authorized executive officer of Hurricane to the foregoing effect.

          (b)    Performance of Obligations of Hurricane.    Hurricane shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Cyclone shall have received a certificate signed on behalf of Hurricane by a duly authorized executive officer of Hurricane to such effect.

        Section 7.3    Conditions to Obligations of Hurricane.     The obligations of Hurricane to effect the Merger are also subject to the satisfaction (or waiver (in writing) by Hurricane) at the Effective Time of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Cyclone set forth in Section 4.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) the representations and warranties of Cyclone set forth in the first three sentences of Section 4.2(a), and in Section 4.2(b) and Section 4.2(c) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (iii) the representations and warranties of Cyclone and Merger Sub set forth in Section 4.1, Section 4.2 (other than as set forth in the first three sentences of Section 4.2(a), and in Section 4.2(b) and Section 4.2(c)), Section 4.3(a), Section 4.18 and Section 4.21 (without giving effect to any qualification as to materiality or Cyclone Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iv) each of the other representations and warranties of Cyclone and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Cyclone Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Cyclone Material Adverse Effect; and Hurricane shall have received a certificate signed on behalf of Cyclone by a duly authorized executive officer of Cyclone to the foregoing effect;

          (b)    Performance of Obligations of Cyclone and Merger Sub.    Cyclone and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and Hurricane shall have received a certificate signed on behalf of Cyclone by a duly authorized executive officer of Cyclone to such effect; and

          (c)    Tax Opinion.    Hurricane shall have received the opinion of Tax Counsel, as of the Closing Date, to the effect that the Merger should qualify for the Intended Tax Treatment (the "Closing Tax Opinion"). In rendering the opinion described in this Section 7.3(c), Tax Counsel may require and rely upon (and may incorporate by reference) reasonable representations and covenants, including those contained in certificates of officers of Cyclone and Hurricane.

        Section 7.4    Frustration of Closing Conditions.     None of Hurricane, Cyclone or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party's (or (a) in the case of Cyclone, Merger Sub's, and (b) in the case of Merger Sub, Cyclone's) failure to perform any of its obligations under this Agreement.

ARTICLE VIII.

TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time as follows:

          (a)   by mutual written consent of Cyclone and Hurricane;

          (b)   by either Cyclone or Hurricane, if there has been a breach by Hurricane, on the one hand, or Cyclone or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Section 7.2(a) or (b), in the case of a breach by Hurricane, or Section 7.3(a) or (b), in the case of a breach by Cyclone and Merger Sub, in each case, not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof by the breaching Party from the non-breaching Party or (ii) four (4) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

          (c)   by either Cyclone or Hurricane, if the Effective Time shall not have occurred by 5:00 p.m., Eastern Time, on May 31, 2018 (the "Outside Date"); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

          (d)   by Cyclone, if a Cyclone Triggering Event shall have occurred;

          (e)   by Hurricane, if a Hurricane Triggering Event shall have occurred;

          (f)    by either Hurricane or Cyclone if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable (or no longer appealable) order, injunction, decree, ruling or Law in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

          (g)   by either Hurricane or Cyclone, if the Hurricane Stockholder Approval shall not have been obtained at the Hurricane Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

          (h)   by either Cyclone or Hurricane, if (i) the Cyclone Shareholder Approval shall not have been obtained at the Cyclone EGM at which a vote on such approval was taken or (ii) the Cyclone Shareholder Approval shall have been obtained and subsequently revoked;

          (i)    by Hurricane, if, at any time prior to the receipt of the Hurricane Stockholder Approval, the Hurricane Board of Directors shall have effected a Hurricane Change of Recommendation in accordance with Section 5.3(d)(ii) in order to accept a Hurricane Superior Proposal, (ii) entered into a Hurricane Superior Proposal Acquisition Agreement with respect to such Hurricane Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(i), and (iii) paid the Hurricane Termination Fee to Cyclone in accordance with Section 8.2(b)(i);

          (j)    by Cyclone, if, at any time prior to the receipt (or following the revocation) of the Cyclone Shareholder Approval, the Cyclone Board of Directors shall have (i) effected a Cyclone Change of Recommendation in accordance with Section 5.4(d)(ii) in order to accept a Cyclone Superior Proposal, (ii) entered into a Cyclone Superior Proposal Acquisition Agreement with respect to such Cyclone Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(j) and (iii) paid the Cyclone Termination Fee to Cyclone in accordance with Section 8.2(c)(i); or

          (k)   by either Cyclone or Hurricane, if an Adverse 7874 Tax Law Change shall have occurred.

        Section 8.2    Effect of Termination.

          (a)   In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Cyclone, Merger Sub or Hurricane, except that the Confidentiality Agreement, this Section 8.2, Section 9.3 through Section 9.14 and the reimbursement obligations set forth in Section 5.6 shall survive such termination; provided, however, that subject to Section 8.2(d), nothing herein shall relieve any Party from liability for a Willful Breach of its representations or warranties or a material breach of its covenants or agreements set forth in this Agreement, in each case prior to such termination.

          (b)    Hurricane Termination Fee.

              (i)  If Hurricane terminates this Agreement pursuant to Section 8.1(i), concurrently with such termination and as a condition to the effectiveness of such termination, Hurricane shall pay or cause to be paid to Cyclone a fee of $210,000,000 in cash (the "Hurricane Termination Fee").

             (ii)  If (A) (1) Cyclone terminates this Agreement pursuant to Section 8.1(b) and a Hurricane Pre-Termination Competing Proposal (whether or not publicly) shall have been made and not publicly, irrevocably withdrawn, or a Hurricane Inquiry shall have been made and not irrevocably withdrawn, in each case prior to the time of the event giving rise to such right of termination, (2) (I) Cyclone or Hurricane terminates this Agreement pursuant to Section 8.1(c) and (II) a Hurricane Pre-Termination Competing Proposal shall have been made (whether or not publicly and irrevocably withdrawn) or a Hurricane Inquiry shall have been made, in each case prior to the Outside Date and (III) either (x) Hurricane shall have breached this Agreement following the date of the Hurricane Pre-Termination Competing Proposal or Hurricane Inquiry in a manner that contributed in a material respect to the failure of the Effective Time to have occurred prior to the Outside Date or (y) the Cyclone Shareholder Approval shall have been obtained (but not revoked) but the Hurricane Shareholder Approval shall not have been obtained, in each case on or prior to the Outside Date, or (3) Cyclone or Hurricane terminates this Agreement pursuant to Section 8.1(g) and (x) a Hurricane Pre-Termination Competing Proposal shall have been made and not publicly, irrevocably withdrawn at least ten (10) business days prior to the date of the Hurricane Special Meeting or (y) a Hurricane Inquiry shall have been publicly made and not publicly, irrevocably withdrawn prior to the date of the Hurricane Special Meeting, and (B)(1) a Hurricane Competing Proposal is consummated within eighteen (18) months of such termination or (2) Hurricane enters into a definitive agreement providing for a Hurricane Competing Proposal within eighteen (18) months of such termination and such Hurricane Competing Proposal (as it may be amended) is subsequently consummated, then concurrently with the consummation of any such Hurricane Competing Proposal, Hurricane shall pay or cause to be paid to Cyclone the Hurricane Termination Fee, less the amount (if any) of any Hurricane No-Vote Fee previously paid.

            (iii)  If Cyclone terminates this Agreement pursuant to Section 8.1(d), within two (2) business days after such termination, Hurricane shall pay or cause to be paid to Cyclone the Hurricane Termination Fee.

            (iv)  If Hurricane or Cyclone terminates this Agreement pursuant to Section 8.1(g), concurrently with such termination (in the case of a termination by Hurricane) or within two (2) business days after such termination (in the case of a termination by Cyclone), Hurricane shall pay or cause to be paid to Cyclone a fee of $60,000,000 in cash (the "Hurricane No-Vote Fee"); provided, that, in the event this Agreement is terminated pursuant to Section 8.1(g) at a time when this Agreement is also terminable pursuant to Section 8.1(h), then no Hurricane No-Vote Fee shall be payable.

             (v)  In the event any amount is payable pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Cyclone.

            (vi)  For the avoidance of doubt, in no event shall Hurricane be obligated to pay the Hurricane Termination Fee on more than one occasion.

           (vii)  For purposes of this Section 8.2(b), a "Hurricane Pre-Termination Competing Proposal" shall be deemed to have been made if, after the date of this Agreement, a Hurricane Competing Proposal, or any inquiry, proposal or offer with respect to, or an intention to make, a Hurricane Competing Proposal (whether directly to Hurricane stockholders or otherwise) is publicly disclosed or otherwise became publicly known; provided, that solely for purposes of Section 8.2(b)(ii) and this Section 8.2(b)(vii), the term "Hurricane Competing Proposal" shall have the meaning assigned to such term in Section 9.5, except that all references to "20%" therein shall be deemed to be "35%" and all references to "80%" therein shall be deemed to be "65%".

          (viii)  For purposes of this Section 8.2(b), the term "Hurricane Inquiry" shall have the meaning assigned to such term in Section 5.3(c), except that the term "Hurricane Competing Proposal" as used in such definition shall have the meaning assigned to such term in Section 9.5, but with all references to "20%" therein being deemed to be "35%" and all references to "80%" therein being deemed to be "65%".

          (c)    Cyclone Termination Fee.

              (i)  If Cyclone terminates this Agreement pursuant to Section 8.1(j), concurrently with such termination and as a condition to the effectiveness of such termination, Cyclone shall pay or cause to be paid to Hurricane a fee of $210,000,000 in cash (the "Cyclone Termination Fee").

             (ii)  If (A) (1) Hurricane terminates this Agreement pursuant to Section 8.1(b) and a Cyclone Pre-Termination Competing Proposal (whether or not publicly) shall have been made and not publicly, irrevocably withdrawn, or a Cyclone Inquiry shall have been made and not irrevocably withdrawn, in each case prior to the time of the event giving rise to such right of termination, (2) (I) Cyclone or Hurricane terminates this Agreement pursuant to Section 8.1(c) and (II) a Cyclone Pre-Termination Competing Proposal shall have been made (whether or not publicly and irrevocably withdrawn) or a Cyclone Inquiry shall have been made, in each case prior to the Outside Date and (III) either (x) Cyclone shall have breached this Agreement following the date of the Cyclone Pre-Termination Competing Proposal or Cyclone Inquiry in a manner that contributed in a material respect to the failure of the Effective Time to have occurred prior to the Outside Date or (y) the Hurricane Stockholder Approval shall have been obtained but the Cyclone Shareholder Approval shall not have been obtained (or shall have been revoked), in each case on or prior to the Outside Date, or (3) except in the case contemplated by Section 8.2(c)(iii), Cyclone or Hurricane terminates this Agreement pursuant to Section 8.1(h) and (x) a Cyclone Pre-Termination Competing Proposal shall have been made and not publicly, irrevocably withdrawn at least ten (10) business days prior to the date of the Cyclone EGM or (y) a Cyclone Inquiry shall have been publicly made and not publicly, irrevocably withdrawn prior to the date of the Cyclone EGM, and (B)(1) a Cyclone Competing Proposal is consummated within eighteen (18) months of such termination or (2) Cyclone enters into a definitive agreement providing for a Cyclone Competing Proposal within eighteen (18) months of such termination and such Cyclone Competing Proposal (as it may be amended) is subsequently consummated, then concurrently with the consummation of any such Cyclone Competing Proposal, Cyclone shall pay or cause to be paid to Hurricane the Cyclone Termination Fee, less the amount (if any) of any Cyclone No-Vote Fee previously paid.

            (iii)  If (A) Hurricane terminates this Agreement pursuant to Section 8.1(e), or (B) Hurricane or Cyclone terminates this Agreement pursuant to Section 8.1(h)(ii) and, in the case of this clause (B), a Cyclone Pre-Termination Competing Proposal shall have been made and not publicly, irrevocably withdrawn or a Cyclone Inquiry shall have been made and not publicly, irrevocably withdrawn, in each case prior to the Cyclone EGM at which such revocation was voted upon, concurrently with such termination (in the case of a termination by Cyclone) or within two (2) business days after such termination (in the case of a termination by Hurricane), Cyclone shall pay or cause to be paid to Hurricane the Cyclone Termination Fee.

            (iv)  If Cyclone or Hurricane terminates this Agreement pursuant to Section 8.1(h) (except in the case contemplated by Section 8.2(c)(iii)(B)), concurrently with such termination (in the case of a termination by Cyclone) or within two (2) business days after such termination (in the case of a termination by Hurricane), Cyclone shall pay or cause to be paid to Hurricane a fee of $60,000,000 in cash (the "Cyclone No-Vote Fee"); provided, that, in the event this Agreement is terminated pursuant to Section 8.1(h) at a time when this Agreement is also terminable pursuant to Section 8.1(g), then no Cyclone No-Vote Fee shall be payable.

             (v)  In the event any amount is payable pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Hurricane.

            (vi)  For the avoidance of doubt, in no event shall Cyclone be obligated to pay the Cyclone Termination Fee on more than one occasion.

           (vii)  For purposes of this Section 8.2(c), a "Cyclone Pre-Termination Competing Proposal" shall be deemed to have been made if, after the date of this Agreement, a Cyclone Competing Proposal, or any inquiry, proposal or offer with respect to, or an intention to make, a Cyclone Competing Proposal (whether directly to Cyclone stockholders or otherwise) is publicly disclosed or otherwise became publicly known; provided, that solely for purposes of Section 8.2(c)(ii) and this Section 8.2(c)(vii), the term "Cyclone Competing Proposal" shall have the meaning assigned to such term in Section 9.5, except that all references to "20%" therein shall be deemed to be "35%" and all references to "80%" therein shall be deemed to be "65%"

          (viii)  For purposes of this Section 8.2(c), the term "Cyclone Inquiry" shall have the meaning assigned to such term in Section 5.4(c), except that the term "Cyclone Competing Proposal" as used in such definition shall have the meaning assigned to such term in Section 9.5, but with all references to "20%" therein being deemed to be "35%" and all references to "80%" therein being deemed to be "65%".

          (d)   Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions, and are binding and enforceable against it, and not subject to approval of its shareholders, and that (i) neither the Hurricane Termination Fee nor any amount payable under Section 8.2(b)(iv) is a penalty, but rather is a reasonable amount that will compensate Cyclone and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (ii) neither the Cyclone Termination Fee nor any amount payable under Section 8.2(c)(iv) is a penalty, but rather is a reasonable amount that will compensate Hurricane in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if any Party fails to pay in a timely manner any amount due pursuant to Section 8.2(b) or Section 8.2(c), as applicable, then (i) such Party shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) such Party shall pay to the other Party interest on the amount payable pursuant to Section 8.2(b) or Section 8.2(c) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach, (A) upon payment of the Hurricane Termination Fee pursuant to this Section 8.2, none of Hurricane, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) upon payment of the Cyclone Termination Fee pursuant to this Section 8.2, none of Cyclone, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX.

MISCELLANEOUS

        Section 9.1    Amendment and Modification; Waiver.

          (a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Hurricane Stockholder Approval or the Cyclone Shareholder Approval, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the adoption of the Agreement of Merger by the stockholders of Hurricane or the approval of the Cyclone Approval Matters by the shareholders of Cyclone, as applicable, no amendment, modification, supplement or waiver shall be made which by Law requires further approval by such stockholders or shareholders, respectively, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

          (b)   At any time and from time to time prior to the Effective Time, either Hurricane, on the one hand, or any Cyclone Entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any Cyclone Entity or Hurricane, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Cyclone or Hurricane, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of any Cyclone Entity or Hurricane, as applicable, contained herein. Any agreement on the part of a Cyclone Entity or Hurricane to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Cyclone or Hurricane, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

        Section 9.2    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, other than any representations and warranties contained in the annexes and exhibits hereto and including the HurricaneCyclone Articles of Association, the HurricaneCyclone Bylaws and the Voting and Support Agreements. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

        Section 9.3    Expenses.     Except as set forth in this Section 9.3, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that each of Cyclone and Hurricane shall bear and pay one-half the costs and expenses (other than the fees and expenses of each party's non-shared attorneys and accountants, which shall be borne by the Party incurring such expenses) incurred by the Parties hereto in connection with (i) the filing, printing and mailing of the Form F-4, the Proxy Statement/Prospectus (including SEC Filing Fees) and the Cyclone EGM Materials and the Swiss Law Prospectus, (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (iii) any jointly retained third parties, including attorneys, consultants, and economists.

        Section 9.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt), email (followed by overnight courier service) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

        if to Cyclone or Merger Sub, to:

    Clariant Ltd
    Rothausstrasse 61
    4132 Muttenz
    Switzerland
    Attention: Alfred Münch, General Counsel
    Facsimile: +41 61 469 65 08
    E-Mail: alfred.muench@clariant.com

    with a copy to (which shall not constitute notice):

    Cleary Gottlieb Steen & Hamilton LLP
    One Liberty Plaza
    New York, NY 10006

    Attention: Victor I. Lewkow
                      Aaron J. Meyers
    Facsimile: +1 212 225 3999
    Email: vlewkow@cgsh.com
                      ameyers@cgsh.com

    and

    Homburger AG
    Prime Tower
    Hardstrasse 201
    8005 Zürich
    Attention: Dr. Frank Gerhard
                      Dr. Daniel Hasler

    Facsimile: +41 43 222 15 00
    Email: frank.gerhard@homburger.ch
               daniel.hasler@homburger.ch

    if to Hurricane, to:

    Huntsman Corporation
    10003 Woodloch Forest Drive
    The Woodlands, TX 77380

    Attention: David Stryker, Executive Vice President and General Counsel
    Facsimile: +1.281.719.4620

    with copies to (which shall not constitute notice):

    Kirkland & Ellis LLP
    601 Lexington Avenue
    New York, NY 10022
    Attention: David Fox
                      William B. Sorabella
                      Shawn O'Hargan
    Facsimile: +1 212 446 6460
    Email: david.fox@kirkland.com
               wsorabella@kirkland.com
               sohargan@kirkland.com

    and

    Bär & Karrer AG
    Brandschenkestrasse 90
    8027 Zürich
    Attention: Dr. Dieter Dubs
    Facsimile: +41 58 261 50 01
    Email: dieter.dubs@baerkarrer.ch

        Section 9.5    Certain Definitions.     For the purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Hurricane or Cyclone, as applicable, than those contained in the Confidentiality Agreement; provided that such agreement shall include standstill provisions (which shall permit private proposals to the respective board of directors) in favor of Hurricane or Cyclone, as applicable.

        "Adverse 7874 Tax Law Change" means any change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. Tax Law), or official interpretation thereof as set forth in published guidance by the IRS (other than IRS News Releases) (whether or not such change in official interpretation is yet effective), or any bill that would implement such a change which has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President's approval or veto) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Cyclone to be treated as a United States domestic corporation for U.S. federal income tax purposes.

        "Adverse Law or Order" means (i) any statute, rule, regulation or other Law (other than any Antitrust Law) shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger or (ii) there shall be in effect any order or injunction of any Governmental Entity of competent jurisdiction preventing the consummation of the Merger.

        "Antitrust Laws" mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

        "Bribery Legislation" means all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Cyclone or Hurricane operates.

        "business day" means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York or Zurich, Switzerland.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

        "CFIUS" means the Committee on Foreign Investment in the United States.

        "CFIUS Approval" means (A) (1) CFIUS shall have determined that the transactions contemplated by this Agreement are not "covered transactions" under the DPA, (2) Cyclone and Hurricane shall have received a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and has concluded all action under the DPA or (3) if CFIUS has sent a report to the President of the United States requesting the President's decision pursuant to the DPA with respect to the transactions contemplated by this Agreement, then (x) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President's decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS, and (B) neither CFIUS nor the President shall have imposed any Burdensome Condition pursuant to their authority under the DPA.

        "CO" means the Swiss Code of Obligations of March 30, 1911, as amended.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated April 24, 2017, between Cyclone and Hurricane, as may be amended.

        "Contract" means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

        "Cyclone Benefit Plan" means each employee benefit or compensation plan, arrangement or agreement, whether or not written, including any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, equity or equity-based, severance, retention, employment, change of control, pension, retirement, retention or other fringe benefit plan, policy, program or agreement that is sponsored, maintained or contributed to by Cyclone or any Cyclone Subsidiary or which Cyclone or any Cyclone Subsidiary is obligated to sponsor, maintain or contribute to or with respect to which Cyclone or any Cyclone Subsidiary has any obligation or liability (whether actual or contingent).

        "Cyclone Competing Proposal" means any proposal or offer made by a Person or group (other than a proposal or offer by Hurricane or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, (i) pursuant to which if consummated such Person or group would acquire ownership or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least twenty percent (20%) of the assets of Cyclone (based on a fair market value on a consolidated basis), at least twenty percent (20%) of the outstanding registered shares of Cyclone, or businesses of Cyclone representing at least twenty percent (20%) of Cyclone's net income or net revenues (on a consolidated basis for the 12-month period ending on the last day of Cyclone's most recently completed fiscal year for which audited financial statements are available) (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger, or (ii) that is a merger, consolidation, recapitalization or other transaction that if consummated would result in the shareholders of Cyclone immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Merger.

        "Cyclone EGM" means the extraordinary general meeting of the holders of Cyclone Shares for the purpose of seeking the Cyclone Shareholder Approval.

        "Cyclone Entities" means Cyclone and Merger Sub.

        "Cyclone Equity Award" means any form of compensation (including deferred compensation) granted under a Cyclone Equity Plan that is or may be paid or settled in Cyclone Shares.

        "Cyclone Equity Plans" means the Clariant Performance Share Unit Plan, the Clariant Group Senior Management—Long-Term Incentive Plan (GSM-LTIP), the Clariant Board of Directors Plan set forth in the Cyclone Articles of Association and individual agreements or arrangements granting Cyclone Equity Awards to new hires.

        "Cyclone Governing Documents" means (a) the Cyclone Articles of Association as amended and in effect on the date of this Agreement and (b) the Cyclone Bylaws, as amended and in effect on the date of this Agreement.

        "Cyclone Intervening Event" means a material Effect relating to Cyclone that (a) was not known to or reasonably foreseeable by the Cyclone Board of Directors, or the material consequences of which (based on facts known or reasonably expected to be known to members of the Cyclone Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) does not relate to any Cyclone Competing Proposal.

        "Cyclone Material Adverse Effect" means any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of Cyclone and the Cyclone Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Cyclone Material Adverse Effect or shall be taken into account when determining whether a Cyclone Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general Swiss or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Cyclone operates (including changes in commodity prices or general market prices affecting the chemical industry generally), (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change or prospective changes in IFRS or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (f) the execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement (other than compliance with Section 5.2 and it being understood that this clause (f) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (g) changes in the price of Cyclone Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Cyclone Material Adverse Effect" may be taken into account), (h) any failure by Cyclone to meet any internal or published projections, estimates or expectations of Cyclone's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Cyclone to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Cyclone Material Adverse Effect" may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement (other than any of the foregoing to the extent that it causes any direct damage or destruction, or renders physically unusable or inaccessible, any facility or property of Cyclone or any of its Subsidiaries), (j) the negotiation, public announcement, pendency or consummation of the Transactions, including any resulting litigation (other than compliance with Section 5.2 and it being understood that this clause (j) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (k) any action or failure to take any action that is expressly consented to or requested by Hurricane in writing, (l) any reduction in the credit rating of Cyclone or the Cyclone Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a "Cyclone Material Adverse Effect" may be taken into account) or (m) Effects arising out of any conversion or reconciliation between IFRS and GAAP undertaken in connection with the Transactions; except, in the case of clauses (a)–(e) or (i) to the extent Cyclone and the Cyclone Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Cyclone and the Cyclone Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Cyclone Material Adverse Effect).

        "Cyclone Material Supplier" means the top fifteen (15) third party suppliers of Cyclone and the Cyclone Subsidiaries ranked by total spend by Cyclone and the Cyclone Subsidiaries during the fiscal year ended December 31, 2016.

        "Cyclone Senior Officers" means the executive officers of Cyclone having the titles identified in Section 9.5(a) of the Cyclone Disclosure Letter.

        "Cyclone Shareholder Approval" means the vote of holders of outstanding Cyclone Shares required by the Cyclone Governing Documents and Swiss Law to approve the Binding Cyclone Approval Matters as provided in this Agreement at the Cyclone EGM.

        "Cyclone Shares" means the registered shares, par value CHF 3.70 per share, of Cyclone.

        "Cyclone Significant Subsidiary" means any Subsidiary of Cyclone that is listed as a "major subsidiary" on the 2016 annual report and any other Subsidiary acquired or formed after the date thereof that would have been listed as a "major subsidiary" on Cyclone's annual report if it had otherwise been a Cyclone Subsidiary as of December 31, 2016.

        "Cyclone Subsidiaries" means the Subsidiaries of Cyclone.

        "Cyclone Superior Proposal" means a bona fide, unsolicited, written Cyclone Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Cyclone Board of Directors determines in good faith after consultation with Hurricane's outside legal and financial advisors to be (a) more favorable to the shareholders of Cyclone from a financial point of view than the Merger and (b) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (a) and (b), taking into account all financial, legal, regulatory and other aspects of this Agreement (including any changes to the terms of this Agreement proposed by Hurricane in response to such Cyclone Competing Proposal or otherwise) and such Cyclone Competing Proposal (including any termination fees, any expense reimbursement provisions, the terms and conditions to the consummation of such Cyclone Competing Proposal and whether such Cyclone Competing Proposal is fully financed and the identity of the Person making such Cyclone Competing Proposal).

        "Cyclone Superior Proposal Acquisition Agreement" shall mean a written definitive acquisition agreement providing for a Cyclone Superior Proposal entered into by and between Cyclone and the Person making a Cyclone Superior Proposal.

        "Cyclone Triggering Event" shall be deemed to have occurred if: (a) the Hurricane Board of Directors or any committee thereof shall have made a Hurricane Change of Recommendation or the Hurricane Board of Directors or any committee thereof has provided the written notice of its intent to make a Hurricane Change of Recommendation pursuant to Section 5.3(e); (b) Hurricane shall have failed to include in the Proxy Statement/Prospectus the Hurricane Board Recommendation; (c) a tender or exchange offer relating to Hurricane Shares shall have been commenced and (i) Hurricane shall not have publicly announced, within ten (10) business days after the commencement of such tender or exchange offer or, if earlier, at least five (5) business days prior to the Hurricane Special Meeting (and does not subsequently withdraw or modify such reaffirmation), a statement disclosing that Hurricane recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Merger and the other Transactions or (ii) Hurricane Shares shall have been accepted for payment or exchange pursuant thereto; (d) a Hurricane Competing Proposal is publicly announced, and Hurricane fails to issue a press release that reaffirms its recommendation of this Agreement, the Merger and the other Transactions, within five (5) business days (or, if earlier, prior to the Hurricane Special Meeting) after such Hurricane Competing Proposal is publicly announced; or (e) Hurricane or any Representative of Hurricane shall have Willfully Breached any of the provisions set forth in Section 5.3 or Section 5.5(c) in any material respect.

        "Cyclone VWAP" means the volume weighted average price of Cyclone Shares for a ten (10) day trading period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

        "DPA" means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Part 800.

        "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

        "Environmental Law" means any and all applicable Laws which (a) regulate or relate to pollution or the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees, with respect to Hazardous Substances; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

        "Environmental Liability" means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (b) based upon (i) any provision of Environmental Laws or (ii) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys' and consultants' fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under Environmental Laws.

        "Environmental Permits" means any permit, license, consent, certificate, registration, variance, exemption, authorization or approval required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means, with respect to any Person or trade or business, any other Person or trade or business (i) that is a member of a group described in Section 414(b), (c), (m) or (o)  of the Code or Section 4001(b)(1) of ERISA that includes the first Person or trade or business, (ii) that together with the first Person or trade or business at any relevant time would be treated as a single employer under Section 414 of the Code, or (iii) that is a member of the same "controlled group" as the first Person or trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "FCPA" means the United States Foreign Corrupt Practices Act of 1977, as amended.

        "Form 10" means the registration statement on Form 10 filed by Vortex with the SEC to effect the registration of common stock of Vortex pursuant to the Exchange Act, as such registration statement may be amended or supplemented from time to time.

        "Form S-1" means the registration statement on Form S-1 filed by Vortex with the SEC on May 5, 2017 to effect the registration of common stock of Vortex pursuant to the Securities Act, as such registration statement may be amended or supplemented from time to time.

        "Government Official" means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any candidate for political office, or (c) any political party or party official.

        "Governmental Entity" means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, including any arbitral body (public or private), (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

        "Hazardous Substances" means any pollutant, chemical, substance, or greenhouse gas (and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas) that is subject to regulation, control or remediation (or for which liability may be imposed) under any Environmental Laws, including any quantity of petroleum product or byproduct, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), urea formaldehyde, dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

        "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Hurricane Benefit Plan" means each employee benefit or compensation plan, arrangement or agreement, whether or not written, including any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, equity or equity-based, severance, retention, employment, change of control, pension, retirement, retention or other fringe benefit plan, policy, program or agreement that is sponsored, maintained or contributed to by Hurricane or any Hurricane Subsidiary or which Hurricane or any Hurricane Subsidiary is obligated to sponsor, maintain contribute to or with respect to which Hurricane or any Hurricane Subsidiary has any obligation or liability (whether actual or contingent).

        "Hurricane Bylaws" means the bylaws of Hurricane, as amended and restated as of the date of this Agreement.

        "Hurricane Certificate" means the Certificate of Incorporation of Hurricane as amended, amended and restated and supplemented and in effect on the date hereof.

        "Hurricane Competing Proposal" means any proposal or offer made by a Person or group (other than a proposal or offer by Cyclone or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, (i) pursuant to which if consummated such Person or group would acquire ownership or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least twenty percent (20%) of the assets of Hurricane (based on a fair market value on a consolidated basis), at least twenty percent (20%) of the outstanding common shares of Hurricane or businesses of Hurricane representing at least twenty percent (20%) of Hurricane's net income or net revenues (on a consolidated basis for the 12-month period ending on the last day of Hurricane's most recently completed fiscal year for which audited financial statements are available) (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi step transaction or series of related transactions), in each case other than the Merger and other than solely for Vortex (as contemplated by the Form S-1) or any of its Subsidiaries, assets or businesses, or (ii) that is a merger, consolidation, recapitalization or other transaction that if consummated would result in the stockholders of Hurricane immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Merger.

        "Hurricane Equity Plans" means the Huntsman Corporation Stock Incentive Plan and the Huntsman Corporation 2016 Stock Incentive Plan.

        "Hurricane Governing Documents" means the Hurricane Bylaws and the Hurricane Certificate.

        "Hurricane Intervening Event" means a material Effect relating to Hurricane that (a) was not known to or reasonably foreseeable by the Hurricane Board of Directors, or the material consequences of which (based on facts known or reasonably expected to be known to members of the Hurricane

Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) does not relate to any Hurricane Competing Proposal.

        "Hurricane Material Adverse Effect" means any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of Hurricane and the Hurricane Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Hurricane Material Adverse Effect or shall be taken into account when determining whether a Hurricane Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Hurricane operates (including changes in commodity prices or general market prices affecting the chemical industry generally), (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change or prospective changes in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (f) the execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement (other than compliance with Section 5.1 and it being understood that this clause (f) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (g) changes in the price of Hurricane Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Hurricane Material Adverse Effect" may be taken into account), (h) any failure by Hurricane to meet any internal or published projections, estimates or expectations of Hurricane's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Hurricane to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Hurricane Material Adverse Effect" may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement (other than any of the foregoing to the extent that it causes any direct damage or destruction, or renders physically unusable or inaccessible, any facility or property of Hurricane or any of its Subsidiaries), (j) the negotiation, public announcement, pendency or consummation of the Transactions, including any resulting litigation (other than compliance with Section 5.1 and it being understood that this clause (j) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (k) any action or failure to take any action that is expressly consented to or requested by Cyclone in writing, (l) any reduction in the credit rating of Hurricane or the Hurricane Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a "Hurricane Material Adverse Effect" may be taken into account), (m) Effects arising out of any conversion or reconciliation between IFRS and GAAP undertaken in connection with the Transactions or (n) Effects arising from the Vortex IPO, including from the pricing thereof, any failure to consummate the Vortex IPO or reasonable actions taken by Hurricane not in breach of this Agreement in furtherance of the Vortex IPO (it being understood that, in each case of this clause (n), the Effects giving rise or contributing to such matters that are not otherwise excluded from the definition of a

"Hurricane Material Adverse Effect" may be taken into account); except, in the case of clauses (a) - (e) or (i), to the extent Hurricane and the Hurricane Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Hurricane and the Hurricane Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Hurricane Material Adverse Effect).

        "Hurricane Material Supplier" means the top fifteen (15) third party suppliers of Hurricane and the Hurricane Subsidiaries ranked by total spend by Hurricane and the Hurricane Subsidiaries during the fiscal year ended December 31, 2016.

        "Hurricane Pre-Closing Dividends" means a dividend in respect of Hurricane Shares in an amount equal to $0.125 per share as declared by the Hurricane Board of Directors in its sole discretion (which may or may not be consistent with past practice in respect of the timing of such dividends) and payable between the date of this Agreement and the Closing Date.

        "Hurricane Senior Facility" means the Credit Agreement dated as of August 16, 2005 among Huntsman International LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto and the agents party thereto, as amended from time to time (including the revolver facility contemplated thereby).

        "Hurricane Senior Officers" means the executive officers of Hurricane and/or its Subsidiaries that are subject to the reporting requirements of Section 16(a) of the Exchange Act.

        "Hurricane Significant Subsidiary" means any Subsidiary of Hurricane that is material or constitutes a "significant subsidiary" of Hurricane within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        "Hurricane Special Meeting" means the meeting of the holders of Hurricane Shares for the purpose of seeking the Hurricane Stockholder Approval, including any postponement or adjournment thereof.

        "Hurricane Stockholder Approval" means the affirmative vote of the holders of a majority of the outstanding Hurricane Shares entitled to vote on the adoption of the Agreement of Merger at the Hurricane Special Meeting in favor of such adoption.

        "Hurricane Subsidiaries" means the Subsidiaries of Hurricane.

        "Hurricane Superior Proposal" means a bona fide, unsolicited, written Hurricane Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Hurricane Board of Directors determines in good faith after consultation with Hurricane's outside legal and financial advisors to be (a) more favorable to the stockholders of Hurricane from a financial point of view than the Merger and (b) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (a) and (b), taking into account all financial, legal, regulatory and other aspects of this Agreement (including any changes to the terms of this Agreement proposed by Cyclone in response to such Hurricane Competing Proposal or otherwise) and such Hurricane Competing Proposal (including any termination fees, any expense reimbursement provisions, the terms and conditions to the consummation of such Hurricane Competing Proposal and whether such Hurricane Competing Proposal is fully financed and the identity of the Person making such Hurricane Competing Proposal).

        "Hurricane Superior Proposal Acquisition Agreement" shall mean a written definitive acquisition agreement providing for a Hurricane Superior Proposal entered into by and between Hurricane and the Person making a Hurricane Superior Proposal.

        "Hurricane Triggering Event" shall be deemed to have occurred if: (a) the Cyclone Board of Directors or any committee thereof shall have made a Cyclone Change of Recommendation or the

Cyclone Board of Directors or any committee thereof has provided the written notice of its intent to make a Cyclone Change of Recommendation pursuant to Section 5.4(e); (b) Cyclone shall have failed to include in the Proxy Statement/Prospectus or the Cyclone EGM Materials the Cyclone Board Recommendation; (c) a tender or exchange offer relating to Cyclone Shares shall have been commenced and (i) Cyclone shall not have publicly announced, within ten (10) business days after the commencement of such tender or exchange offer or, if earlier, prior to the Cyclone EGM (and does not subsequently prior to the Cyclone EGM withdraw or modify such reaffirmation), a statement disclosing that Cyclone recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Merger and the other Transactions, or (ii) the offer shall have been declared successful under Swiss law; (d) a Cyclone Competing Proposal is publicly announced, and Cyclone fails to issue a press release that reaffirms its recommendation of this Agreement, the Merger and the other Transactions, within five (5) business days or, if earlier, prior to the Cyclone EGM (and does not subsequently prior to the Cyclone EGM withdraw or modify such reaffirmation) after such Cyclone Competing Proposal is publicly announced; or (e) Cyclone or any Representative of Cyclone shall have Willfully Breached any of the provisions set forth in Section 5.4, or Section 5.5(d) in any material respect.

        "HurricaneCyclone Governing Documents" means (a) the HurricaneCyclone Articles of Association and (b) the Bylaws of the Board of Directors of HurricaneCyclone.

        "IFRS" means International Financial Reporting Standards.

        "Indebtedness" means with respect to any Person,

          (a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b)   all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guarantees, surety bonds and similar instruments;

          (c)   net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

          (d)   all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

          (e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

          (f)    all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP or IFRS, as applicable, recorded as capital leases;

          (g)   synthetic lease obligations;

          (h)   obligations outstanding under securitization facilities; and

          (i)    any guarantee (other than customary non-recourse carve-out or "badboy" guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

        "Intellectual Property" means all intellectual property and similar proprietary rights existing anywhere in the world, including with respect to: (a) patents, utility models, and any other governmental grant for the protection of inventions or industrial designs ("Patents"), (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, corporate names and other similar designations of source or origin, together with the goodwill associated therewith and symbolized thereby, as well as any rights to domain names (c) copyrights (including such rights in software) and works of authorship, (d) trade secrets and confidential information, including know-how, inventions (whether or not patentable), concepts, methods, processes, apparatuses, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), in each case of (a) through (e), whether registered or unregistered, and including all applications for any such rights as well as the right to apply for such rights.

        "IRS" means the United States Internal Revenue Service.

        "knowledge" will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.5(b) of the Cyclone Disclosure Letter with respect to Cyclone or Merger Sub, or (b) the Persons listed in Section 9.5 of the Hurricane Disclosure Letter with respect to Hurricane.

        "Law" means any law (including common law), statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Pre-Merger Financing Documents" means the agreements, documents and certificates contemplated by the Pre-Merger Financing Transactions, including (a) all credit agreements, loan documents, purchase agreements, subscription agreements, underwriting agreements, indentures, debentures, notes, security documents, financing statements and intercreditor agreements in connection with the Pre-Merger Financing Transaction and (b) officer, secretary, solvency and perfection certificates, legal opinions and resolutions contemplated by or requested by the financing sources under the Pre-Merger Financing Transactions.

        "RCRA" means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

        "Related Financing Amendments" means any amendments, modifications, or consents (including retirements or refinancings) of the Hurricane Senior Facility and/or the entering into of customary commitment letters, engagement letters and fee letters with respect to the same, in each case to the extent relating to and in furtherance of the Vortex IPO, the Related IPO Activities or any Vortex Sell-Down, which may also address the Transactions in connection therewith.

        "Related IPO Activities" means, with respect to the Vortex IPO, (i) any intercompany transactions, restructurings, or reorganizations necessary to effect such initial public offering, (ii) the transfer of the proceeds of such initial public offering among Hurricane and its Subsidiaries, and (iii) the use of such proceeds to repay Indebtedness of Hurricane and its Subsidiaries, or the taking of any reasonable actions in respect of any of the foregoing.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance).

        "Removal, Remedial or Response" actions shall mean those types of activities covered by CERCLA, RCRA and other comparable Environmental Laws, whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers or other Persons under "removal," "remedial" or other "response" actions.

        "Representatives" means, when used with respect to Cyclone, Merger Sub or Hurricane, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Cyclone or Hurricane, as applicable, and its respective Subsidiaries.

        "Requisite Jurisdictions" means the jurisdictions set forth in Section 7.1(d) of the Hurricane Disclosure Letter and such other jurisdictions as may be determined by Cyclone and Hurricane in accordance with Section 7.1(d) of the Hurricane Disclosure Letter.

        "Sanctioned Country" means any of Crimea, Cuba, Iran, North Korea and Syria.

        "Sanctioned Person" means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State; (ii) Her Majesty's Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).

        "Sanctions Laws" means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Subsidiary" or "Subsidiaries" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership; provided, that, solely for the purposes of the covenants and agreements set forth in this Agreement applicable to Subsidiaries, (i) neither Cyclone India nor any of its Subsidiaries shall be deemed to be Subsidiaries of Cyclone hereunder and (ii) from and after the consummation of the Vortex IPO, neither Vortex nor any of its Subsidiaries shall be deemed to be Subsidiaries of Hurricane hereunder.

        "Takeover Statutes" mean any "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar Law.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

        "Tax Counsel" shall mean Kirkland & Ellis LLP, Cleary Gottlieb Steen & Hamilton LLP or such other nationally recognized Tax counsel reasonably satisfactory to Hurricane.

        "Tax Return" means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Vortex" means Venator Materials PLC.

        "Vortex IPO" means an underwritten initial public offering of Vortex as described in the Form S-1.

        "Vortex Sell-Down" means a sale of shares of Vortex by Hurricane or one or more of its Subsidiaries from and after the consummation of the Vortex IPO.

        "Willful Breach" means with respect to any representation, warranty, agreement or covenant, an action or omission that the breaching party knows is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

        Section 9.6    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

"Agreement"	Preamble
"Agreement of Merger"	Recitals
"Binding Cyclone Approval Matters"	Recitals
"Book-Entry Shares"	Section 2.2(b)
"Burdensome Condition"	Section 6.2(c)
"Capital Increase"	Recitals
"Certificate of Merger"	Section 1.3
"Certificates"	Section 2.2(b)
"Closing"	Section 1.2
"Closing Date"	Section 1.2
"COBRA"	Section 3.9(b)
"Code"	Recitals
"Conditions Satisfaction Date"	Section 1.2
"Continuation Period"	Section 6.7(a)
"Continuing Employees"	Section 6.7(b)

"Cyclone"	Preamble
"Cyclone Additional Shares"	Section 4.2(a)
"Cyclone Approval Matters"	Recitals
"Cyclone Articles of Association"	Section 4.1(a)
"Cyclone Board of Directors"	Recitals
"Cyclone Board Recommendation"	Recitals
"Cyclone Bylaws"	Section 4.1(a)
"Cyclone Capitalization Date"	Section 4.2(a)
"Cyclone Change of Recommendation"	Section 5.4(a)
"Cyclone Continuing Employees"	Section 6.7(a)
"Cyclone Disclosure Letter"	Article IV
"Cyclone EGM Materials"	Section 5.5(a)
"Cyclone Equity Schedule"	Section 4.2(c)
"Cyclone Foreign Plan"	Section 4.9(e)
"Cyclone Inquiry"	Section 5.4(d)
"Cyclone Leased Real Property"	Section 4.16(b)
"Cyclone Material Contracts"	Section 4.19(a)
"Cyclone No-Vote Fee"	Section 8.2(c)(iv)
"Cyclone Option"	Section 2.3(a)
"Cyclone Owned Real Property"	Section 4.16(a)
"Cyclone Permits"	Section 4.7(b)
"Cyclone Permitted Lien"	Section 4.16(a)
"Cyclone Phantom Shares"	Section 2.3(d)
"Cyclone Pre-Termination Competing Proposal"	Section 8.2(c)(vii)
"Cyclone Restricted Shares"	Section 2.3(c)
"Cyclone RSUs"	Section 2.3(b)
"Cyclone SIX Documents"	Section 4.4(a)
"Cyclone Termination Fee"	Section 8.2(c)(i)
"Cyclone Voting and Support Agreement"	Recitals
"D&O Insurance"	Section 6.4(c)
"DGCL"	Recitals
"DOJ"	Section 6.2(b)
"Effective Time"	Section 1.3
"Enforceability Exceptions"	Section 3.3(a)

"Exchange Agent"	Section 2.2(a)
"Exchange Fund"	Section 2.2(a)
"Exchange Ratio"	Section 2.1(a)
"Form F-4"	Section 5.5(a)
"Fractional Share Consideration"	Section 2.1(a)
"FTC"	Section 6.2(b)
"GAAP"	Section 3.2(d)
"Hurricane"	Preamble
"Hurricane Board of Directors"	Recitals
"Hurricane Board Recommendation"	Recitals
"Hurricane Capitalization Date"	Section 3.2(a)
"Hurricane Change of Recommendation"	Section 5.3(a)
"Hurricane Common Stock"	Recitals
"Hurricane Continuing Employees"	Section 6.7(a)
"Hurricane Disclosure Letter"	Article III
"Hurricane Equity Awards"	Section 2.3(e)
"Hurricane Equity Schedule"	Section 3.2(c)
"Hurricane Foreign Plan"	Section 3.9(e)
"Hurricane Inquiry"	Section 5.3(c)
"Hurricane Leased Real Property"	Section 3.16(b)
"Hurricane Material Contracts"	Section 3.19(a)
"Hurricane No-Vote Fee"	Section 8.2(b)(iv)
"Hurricane Options"	Section 2.3(a)
"Hurricane Owned Real Property"	Section 3.16(a)
"Hurricane Permits"	Section 3.7(b)
"Hurricane Permitted Lien"	Section 3.16(a)
"Hurricane Phantom Shares"	Section 2.3(d)
"Hurricane Preferred Stock"	Section 3.2(a)
"Hurricane Restricted Shares"	Section 2.3(c)
"Hurricane RSUs"	Section 2.3(b)
"Hurricane SEC Documents"	Section 3.4(a)
"Hurricane Shares"	Recitals
"Hurricane Termination Fee"	Section 8.2(b)
"Hurricane Voting and Support Agreement"	Recitals

"HurricaneCyclone"	Section 1.6
"HurricaneCyclone Articles of Association"	Section 1.6(a)
"HurricaneCyclone Board of Directors"	Section 1.8(a)
"HurricaneCyclone Bylaws"	Section 1.6(b)
"Income Tax Rulings"	Section 6.14
"Indemnified Parties"	Section 6.4
"Integration Committee"	Section 6.13
"Intended Tax Treatment"	Recitals
"Merger"	Recitals
"Merger Consideration"	Section 2.1(a)
"Merger Sub"	Preamble
"New Plans"	Section 6.7(b)
"NYSE"	Section 1.7
"Old Plans"	Section 6.7(b)
"Outside Date"	Section 8.1(c)
"Party"	Preamble
"Pre-Merger Financing Transactions"	Section 6.16
"Proxy Statement/Prospectus"	Section 5.5(a)
"Sarbanes-Oxley Act"	Section 3.5
"SFTA Tax Ruling"	Section 6.15
"SIX"	Section 4.2(d)
"Surviving Corporation"	Section 1.1
"Swiss Listing Prospectus"	Section 5.5(a)
"Transactions"	Recitals
"Voting and Support Agreements"	Recitals

        Section 9.7    Interpretation.     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement or in the Cyclone Disclosure Letter or the Hurricane Disclosure Letter are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The words "hereof", "herein" and "hereunder" and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase "ordinary course of business" as used in this Agreement shall be deemed to mean "the ordinary course of business consistent with past practice". All references to "dollars" and "$" and "Swiss francs" and "CHF" will be deemed references to the lawful money of the United States of America or Switzerland, respectively.

        Section 9.8    Counterparts.     This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.9    Entire Agreement; Third-Party Beneficiaries.

          (a)   This Agreement (including the Hurricane Disclosure Letter and the Cyclone Disclosure Letter), and all annexes and exhibits hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Cyclone and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

          (b)   Except as provided in Section 6.4 (but only following the Effective Time), neither this Agreement (including the Hurricane Disclosure Letter and the Cyclone Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

        Section 9.10    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

        Section 9.11    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state (including, for the avoidance of doubt, Section 8.2); provided, that matters relating to the Cyclone Approval Matters, the Cyclone Shareholders Approval and the fiduciary duties of the Cyclone Board and the validity of any corporate actions on the part of Cyclone shall be governed by, and construed in accordance with, the Laws of Switzerland without regard to conflicts of laws principles.

          (b)   Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

        Section 9.12    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

        Section 9.13    Assignment.     This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except Merger

Sub may assign, in Cyclone and its sole discretion and without the consent of Hurricane, any or all of its rights, interests and obligations hereunder to (i) Cyclone, (ii) Cyclone and one or more direct or indirect wholly owned Subsidiaries of Cyclone or (iii) one or more direct or indirect wholly owned Subsidiaries of Cyclone; provided, that no such assignment shall be permitted without the prior written consent of Hurricane if such assignment could increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, or result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect Hurricane; provided, further, that no such assignment shall relieve Cyclone or Merger Sub of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 9.14    Enforcement; Remedies.

          (a)   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

          (c)   The Parties' rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

        IN WITNESS WHEREOF, Cyclone, Merger Sub and Hurricane have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CLARIANT LTD
By	/s/ PATRICK JANY
	Name:	Patrick Jany
	Title:	Chief Financial Officer
By	/s/ ALFRED MÜNCH
	Name:	Alfred Münch
	Title:	General Counsel

HURRICANECYCLONE CORPORATION
By	/s/ ALEXANDER GEHRT
	Name:	Alexander Gehrt
	Title:	President and Treasurer

HUNTSMAN CORPORATION
By	/s/ PETER R. HUNTSMAN
	Name:	Peter R. Huntsman
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER by and among CLARIANT LTD HURRICANECYCLONE CORPORATION and HUNTSMAN CORPORATION dated as of May 21, 2017
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT ARTICLE I. THE MERGER; CERTAIN GOVERNANCE MATTERS
Section 1.1 The Merger .
Section 1.2 Closing .
Section 1.3 Effective Time .
Section 1.4 Governing Documents of the Surviving Corporation .
Section 1.5 Directors and Officers of the Surviving Corporation .
Section 1.6 Governing Documents of HurricaneCyclone .
Section 1.7 Name and Trading Symbol .
Section 1.8 Directors and Officers of HurricaneCyclone .
Section 1.9 Registered Offices and Headquarters Locations of HurricaneCyclone .
ARTICLE II. TREATMENT OF SECURITIES
Section 2.1 Treatment of Capital Stock .
Section 2.2 Payment for Securities; Surrender of Certificates .
Section 2.3 Treatment of Hurricane Equity Awards .
Section 2.4 Withholding .
Section 2.5 Fractional Shares .
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF HURRICANE
Section 3.1 Qualification, Organization, Subsidiaries, etc. .
Section 3.2 Capitalization.
Section 3.3 Corporate Authority Relative to this Agreement; No Violation .
Section 3.4 Reports and Financial Statements .
Section 3.5 Internal Controls and Procedures .
Section 3.6 No Undisclosed Liabilities .
Section 3.7 Compliance with Laws; Permits .
Section 3.8 Environmental Laws and Regulations .
Section 3.9 Employee Benefit Plans .
Section 3.10 Absence of Certain Changes or Events .
Section 3.11 Investigation; Litigation .
Section 3.12 [Reserved] .
Section 3.13 Tax Matters .
Section 3.14 Labor Matters .
Section 3.15 Intellectual Property .
Section 3.16 Real Property .
Section 3.17 Opinions of Financial Advisors .
Section 3.18 Required Vote; State Takeover Statutes .
Section 3.19 Material Contracts .
Section 3.20 Insurance .
Section 3.21 Finders and Brokers .
Section 3.22 FCPA and Anti-Corruption .
Section 3.23 Sanctions .
Section 3.24 No Other Representations .
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF CYCLONE AND MERGER SUB
Section 4.1 Qualification, Organization, Subsidiaries, etc.
Section 4.2 Share Capital
Section 4.3 Corporate Authority Relative to this Agreement; No Violation.
Section 4.4 Reports and Financial Statements.
Section 4.5 Internal Controls and Procedures.
Section 4.6 No Undisclosed Liabilities.
Section 4.7 Compliance with Laws; Permits.
Section 4.8 Environmental Laws and Regulations.
Section 4.9 Employee Benefit Plans.
Section 4.10 Absence of Certain Changes or Events.
Section 4.11 Investigation; Litigation.
Section 4.12 [Reserved].
Section 4.13 Tax Matters.
Section 4.14 Labor Matters.
Section 4.15 Intellectual Property.
Section 4.16 Real Property.
Section 4.17 Opinions of Financial Advisors.
Section 4.18 Required Vote .
Section 4.19 Material Contracts .
Section 4.20 Insurance .
Section 4.21 Finders and Brokers .
Section 4.22 Anti-Corruption .
Section 4.23 Sanctions .
Section 4.24 Stock Ownership .
Section 4.25 No Merger Sub Activity .
Section 4.26 No Other Representations .
ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING
Section 5.1 Conduct of Business by Hurricane Pending the Closing .
Section 5.2 Conduct of Business by Cyclone Pending the Closing .
Section 5.3 Solicitation by Hurricane .
Section 5.4 Solicitation by Cyclone .
Section 5.5 Preparation of the Form F-4, the Proxy Statement/Prospectus, the Cyclone EGM Materials and the Swiss Listing Prospectus; Hurricane Special Meeting and Cyclone EGM .
Section 5.6 Voting and Support Agreements.
ARTICLE VI. ADDITIONAL AGREEMENTS
Section 6.1 Access; Confidentiality; Notice of Certain Events.
Section 6.2 Reasonable Best Efforts.
Section 6.3 Publicity.
Section 6.4 Directors' and Officers' Insurance and Indemnification.
Section 6.5 Takeover Statutes.
Section 6.6 Obligations of Merger Sub and the Surviving Corporation.
Section 6.7 Employee Benefits Matters.
Section 6.8 Rule 16b-3.
Section 6.9 Transaction Litigation; Notices.
Section 6.10 Delisting.
Section 6.11 Cyclone Board Actions.
Section 6.12 Stock Exchange Listings; Future Financial Reporting and Dividends.
Section 6.13 Integration Planning.
Section 6.14 Income Tax Rulings.
Section 6.15 Swiss Tax Rulings.
Section 6.16 Financing Cooperation .
Section 6.17 Transaction Structure.
Section 6.18 Vortex Matters.
Section 6.19 U.S. Tax Matters.
Section 6.20 Employment Agreements.
ARTICLE VII. CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.1 Conditions to Each Party's Obligations to Effect the Merger.
Section 7.2 Conditions to Obligations of Cyclone and Merger Sub.
Section 7.3 Conditions to Obligations of Hurricane.
Section 7.4 Frustration of Closing Conditions.
ARTICLE VIII. TERMINATION
Section 8.1 Termination.
Section 8.2 Effect of Termination .
ARTICLE IX. MISCELLANEOUS
Section 9.1 Amendment and Modification; Waiver .
Section 9.2 Non-Survival of Representations and Warranties.
Section 9.3 Expenses.
Section 9.4 Notices.
Section 9.5 Certain Definitions.
Section 9.6 Terms Defined Elsewhere.
Section 9.7 Interpretation.
Section 9.8 Counterparts.
Section 9.9 Entire Agreement; Third-Party Beneficiaries .
Section 9.10 Severability.
Section 9.11 Governing Law; Jurisdiction .
Section 9.12 Waiver of Jury Trial .
Section 9.13 Assignment.
Section 9.14 Enforcement; Remedies .